As filed with the Securities and Exchange Commission on June __, 2000

                         Registration Statement No. 333-

 -------------------------------------------------------------------------------
 -------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                                 ---------------

                             ZIONS BANCORPORATION
             (Exact name of registrant as specified in its charter)

             Utah                            6712                  87-0227400
(State or other jurisdiction of   (Primary standard industrial  (I.R.S. employer
 incorporation or organization)    classification code number)   identification
                                                                     number)

                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code of Registrant's Principal Executive Offices)

                                Harris H. Simmons
                      President and Chief Executive Officer
                              Zions Bancorporation
                           One South Main, Suite 1380
                           Salt Lake City, Utah 84111
                                 (801) 524-4787
                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)

                                 ---------------
                                   Copies to:


Brian D. Alprin, Esq.                       John M. Welch, Esq.
Laurence S. Lese, Esq.                      Judith K. Gargiulo, Esq.
Duane, Morris & Heckscher LLP               Gallagher & Kennedy, PA
1667 K Street, NW, Suite 700                2575 E. Camelback Road, Suite 1100
Washington, DC 20006                        Phoenix, Arizona 85016
(202) 776-7800                              (602) 530-8000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement is declared effective and all of the conditions to the proposed merger of County Bank with and into National Bank of Arizona, a wholly-owned subsidiary of Zions Bancorporation, as is described in the enclosed proxy statement/prospectus.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]


                         CALCULATION OF REGISTRATION FEE

===================    ==============    ==================    ==================    ================
Title of Each Class                      Proposed Maximum      Maximum
of Securities to be    Amount to be      Offering Price Per    Aggregate Offering    Amount of
Registered             Registered (1)    Unit                  Price (4)             Registration Fee

Common Stock,  no      1,260,000 (2)     (3)                   $21,621,256           $5,708
par value per share
-------------------    --------------    ------------------    ------------------    ----------------

(1) This registration statement also relates to such additional number of shares of the Registrant's common stock as may be issuable as a result of a stock dividend, stock split, split-up, recapitalization or other similar event.

(2) Represents the estimated maximum number of shares of Zions common stock, no par value per share, to be issued to stockholders of County Bank in connection with the merger.

(3)      Not applicable.

(4) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2) and based upon the book value of the outstanding shares of County Bank common stock, par value $5.00 per share, on March 31, 2000 (the latest practicable date prior to filing the registration statement) of $21,621,256, such stock to be canceled upon effectiveness of the merger described in the proxy statement/prospectus included in this registration statement.

                                 ---------------


     The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[COUNTY BANK LOGO
APPEARS HERE]

MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

     A majority of the board of directors of County Bank has approved the sale of County Bank to Zions Bancorporation. In the proposed transaction, County Bank will merge into National Bank of Arizona, a wholly-owned subsidiary of Zions. Following the merger, National Bank of Arizona will be the surviving banking association. A majority of the County Bank Board believes that the merger is in the best interests of the stockholders and recommends that the stockholders vote to approve the merger agreement. We will hold a special meeting of our stockholders to consider and vote upon the merger agreement and related matters.

     After we complete the merger, Zions will issue to the former County Bank stockholders an aggregate of 1,200,000 shares of Zions common stock plus an additional number of shares of Zions common stock with a value of $2,494,980. We will also increase the 1,200,000 shares if the average price of Zions common stock is below $42.375 during the five trading days before the merger and if Zions common stock has under-performed an index of major U.S. banks between May 15, 2000 and the trading day before the merger. Following the merger, each share of County Bank common stock will convert into that number of shares of Zions common stock calculated by dividing the "consideration number" by the sum of the number of shares of County Bank common stock that shall be issued and outstanding at the effective time of the merger and the "option equivalent number." We define these terms and explain the formula more fully in the proxy statement/prospectus under the heading "The Merger -- Merger Consideration." We expect the merger to be a tax-free transaction for County Bank stockholders, except for any cash they receive instead of fractional shares of Zions common stock. Zions common stock trades on the Nasdaq National Market under the symbol "ZION."

     We cannot complete the merger unless the stockholders of County Bank approve the merger agreement, which requires the affirmative vote of the holders of at least two-thirds of the outstanding shares of County Bank common stock entitled to vote. Your vote is very important. Failure to vote is equivalent to voting against the merger agreement and the merger. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope. No vote of Zions' stockholders is required to approve the transaction.

     The date, time and place of the County Bank special meeting of stockholders are as follows:

                                , 2000 at 10:00 a.m. local time
                  --------------
                  Hassayampa Inn
                  122 E. Gurley Street
                  Prescott, Arizona 86301

     This proxy statement/prospectus provides you with detailed information about the merger agreement, the merger and related matters that we will submit for stockholder approval at the County Bank special meeting of stockholders. We encourage you to read this entire document carefully. This proxy statement/prospectus incorporates important business and financial information about Zions and County Bank that is not included in or delivered with this document. See "Where You Can Find More Information" on page 58.



M. P. Brutinel
President and Chief Executive Officer of
County Bank


     Neither the SEC nor any state securities commission has approved or disapproved of the Zions shares to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The shares of Zions common stock offered by this proxy statement/prospectus are not savings accounts, deposits or other obligations of any bank or non-bank subsidiary of any of the parties. Neither the FDIC nor any other governmental agency insures or guarantees any loss to you of your investment value in the Zions common stock.

     Proxy statement/prospectus dated June ___, 2000, and first mailed to stockholders on or about June ___, 2000.

                                    County Bank
                             102 West Gurley Street
                             Prescott, Arizona 86301

                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

     County Bank, an Arizona banking corporation, will hold a special meeting of stockholders at The Hassayampa Inn, 122 E. Gurley Street, Prescott, Arizona on ____, 2000 at 10:00 a.m. local time for the following purposes:

     1. To consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of January 7, 2000, and amended as of June 15, 2000, by and among County Bank, Zions Bancorporation, a Utah corporation, and National Bank of Arizona, a national banking association and a wholly-owned subsidiary of Zions, and to approve the merger of County Bank with and into National Bank of Arizona and other transactions described in the merger agreement; and

     2. To transact such other business as may properly come before the County Bank special meeting.

     We describe more fully the merger agreement, the merger and related matters in the attached proxy statement/prospectus, which includes a copy of the merger agreement as Appendix A.

     We have fixed the close of business on ____, 2000 as the record date for determining the stockholders of County Bank entitled to vote at the County Bank special meeting and any adjournments or postponements of the meeting. Only holders of record of County Bank common stock at the close of business on that date are entitled to notice of and to vote at the County Bank special meeting.

     A majority of the board of directors of County Bank recommends that you vote "FOR" approval of the merger agreement, the merger and related matters. The affirmative vote of at least two-thirds of the outstanding shares of County Bank common stock entitled to vote at the meeting is required to approve the merger agreement, the merger and related matters. County Bank stockholders have a right to dissent to the merger agreement and to obtain payment in cash of the fair value of their County Bank shares by complying with the procedures described in the accompanying proxy statement/prospectus.

     The board of directors of County Bank requests that you complete, date and sign the enclosed proxy card and mail it promptly in the accompanying postage-prepaid envelope. You may revoke any proxy that you deliver prior to the County Bank special meeting by delivering a writing to County Bank stating that you have revoked the proxy or by delivering a later dated proxy. Stockholders of record of County Bank common stock who attend the County Bank meeting may vote in person, even if they have previously delivered a signed proxy.


                                         By Order of the Board of Directors of
                                         County Bank


                                         M. P. Brutinel
                                         President and Chief Executive Officer

Prescott, Arizona
                , 2000
----------------

         QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS

Q:  WHAT IS THE PURPOSE OF THIS DOCUMENT?

A. This document serves as both a proxy statement of County Bank and a prospectus of Zions. As a proxy statement, it's being provided to you because County Bank's board of directors is soliciting your proxy for use at the special meeting of stockholders called, among other purposes, to consider and vote on the proposed sale of County Bank to Zions. As a prospectus, it's being provided to you because Zions is offering to exchange shares of its common stock for your shares of County Bank common stock if the merger is completed.

Q:  WHAT DO I NEED TO DO NOW?

A: After you have carefully read this proxy statement/prospectus, just indicate on your proxy card how you want your shares to be voted, then sign, date and mail it in the enclosed postage-paid envelope as soon as possible so that your shares may be represented and voted at the County Bank special meeting. In addition, you may attend County Bank's meeting in person and vote, whether or not you have signed and mailed your proxy card. If you sign, date and return your proxy but do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger agreement and the merger. If you do not vote or abstain from voting, it will have the effect of a vote against the merger agreement and the merger.

Q:  CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. There are three ways for you to revoke your proxy and change your vote. First, you may send a later-dated, signed proxy card before the meeting of County Bank. Second, you may attend the County Bank meeting in person and vote. Third, you may revoke any proxy by written notice to the secretary of County Bank prior to the County Bank meeting. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q:  SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. You should not send in your stock certificates at this time. Zions will mail instructions to all former County Bank stockholders for exchanging their stock certificates.

Q:  IS THERE OTHER INFORMATION I SHOULD CONSIDER?

A. Yes. Much of the business and financial information about Zions that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Zions with the Securities and Exchange Commission (SEC). This means that Zions may satisfy its disclosure obligations to you by referring you to one or more documents separately filed by it with the SEC. See "Where You Can Find More Information" on page 58 for a list of documents that Zions has incorporated by reference into this proxy statement/prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

Q:  WHAT IF THERE IS A CONFLICT BETWEEN DOCUMENTS?

A. You should rely on the later filed document. Information in this proxy statement/prospectus may update information contained in one or more of the Zions documents incorporated by reference. Similarly, information in documents that Zions may file after the date of this proxy statement/prospectus may update information contained in this proxy statement/prospectus or information contained in previously filed documents.

Q:  WHEN DO YOU EXPECT TO MERGE?

A: We are working towards completing the merger as quickly as possible. We expect to complete the merger in the third quarter of 2000.

Q: WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A. County Bank
102 West Gurley Street
Prescott, Arizona 86301
Attention: Katherine Ruman, Secretary
Phone Number: (520) 771-8100

                                TABLE OF CONTENTS
                                                                          Page
                                                                          ----
MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT...............................i

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS...................................ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND RELATED TRANSACTIONS............iii

SUMMARY......................................................................1
     The Merger..............................................................1
     Our Reasons for the Merger..............................................5
     The Stockholders' Meeting...............................................7
     You May Change Your Vote If You Wish....................................8
     Forward-Looking Statements May Prove Inaccurate.........................8
     Additional Information..................................................8
     Unaudited Comparative Per Share Data...................................10

THE STOCKHOLDERS' MEETING...................................................11
     When and Where the County Bank Special Meeting Will Be Held............11
     What Will Be Voted on at the County Bank Special Meeting...............11
     Stockholders Entitled to Vote..........................................11
     Vote Required to Approve the Merger....................................11
     Number of Shares that Must Be Represented for a Vote to Be Taken.......11
     Voting Your Shares.....................................................11
     How Proxies Are Counted................................................12
     Changing Your Vote.....................................................12
     Independent Auditors to Be Present at the Special Meeting..............12
     Solicitation of Proxies and Costs......................................12
     Recommendation of County Bank Board....................................13

PROPOSAL 1..................................................................13

THE MERGER .................................................................13
     General................................................................13
     Background of the Merger...............................................14
     Recommendation of the County Bank Board and County Bank Reasons
          for the Merger....................................................14
     Opinion of Our Financial Advisor.......................................16
     Recommendation of County Bank's Board of Directors.....................20
     Merger Consideration...................................................20
     Other Interests of Officers and Directors in the Merger................22
     Accounting Treatment...................................................22
     Support Agreements.....................................................24
     Dissenters' or Appraisal Rights........................................24
     Inclusion of Zions' Common Stock on Nasdaq National Market.............24
     Dividends..............................................................24
     Exchange of County Bank Certificates...................................25
     County Bank Stock Options .............................................25

     Representations and Warranties.........................................26
     Conduct of Business Pending Completion of the Merger...................26
     Conditions to Complete the Merger......................................29
     Termination and Termination Fees ......................................30
     Amendment and Waiver...................................................31
     Survival of Certain Provisions.........................................31
     Restrictions on Resales by Affiliates..................................32
     Allocation of Costs and Expenses.......................................32

THE COMPANIES...............................................................33

REGULATION AND SUPERVISION..................................................35
     Support of Subsidiary Banks............................................36
     Liability of Commonly Controlled Banks.................................36
     Depositor Preference Statute...........................................36
     Capital Requirements...................................................36
     Brokered Deposits......................................................38
     Dividend Restrictions..................................................38
     Deposit Insurance Assessments..........................................39
     Interstate Banking and Branching.......................................39
     Control Acquisitions...................................................40
     Financial Modernization................................................40
     Future Legislation.....................................................41

MATERIAL FEDERAL INCOME TAX CONSEQUENCES....................................41

PRICE RANGE OF COMMON STOCK AND DIVIDENDS...................................42
     Registrar and Transfer Agent...........................................44

COMPARISON OF STOCKHOLDERS' RIGHTS..........................................44

         General............................................................49
     Special Meetings of Stockholders.......................................50
     Inspection of Voting List of Stockholders..............................50
     Cumulative Voting......................................................50
     Preemptive Rights......................................................50
     Classification of the Board of Directors...............................50
     Election of the Board of Directors.....................................51
     Removal of Directors...................................................51
     Additional Directors and Vacancies on the Board of Directors...........51
     Liability of Directors.................................................51
     Restrictions upon Certain Business Transactions........................53
     Mergers, Share Exchanges or Asset Sales................................55
     Additional Rights and Restrictions.....................................55

RIGHTS OF DISSENTING STOCKHOLDERS...........................................56

OTHER MATTERS...............................................................57

LEGAL MATTERS...............................................................58

EXPERTS.....................................................................58

WHERE YOU CAN FIND MORE INFORMATION.........................................58
     Zions' SEC Filings.....................................................58


CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS...................59

COUNTY BANK.................................................................60
     Proxy Solicited on Behalf of Board of Directors........................60

Appendix A - Agreement and Plan of Merger

Appendix B - Fairness Opinions of Alex Sheshunoff & Co. Investment Banking

Appendix C - Section 215a(b) through (d) of the National Bank Act, 12 U.S.C.A. 215a(b) through (d) regarding dissenters' rights of County Bank stockholders

                                     SUMMARY

     This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the documents to which we have referred you to fully understand the merger. See "Where You Can Find More Information" on page 58.


                                   The Merger

What County Bank Stockholders Will Receive as a Result of the Merger (see page_)

     County Bank stockholders will receive a total of 1,200,000 shares of Zions common stock plus additional shares of Zions common stock with a value of $2,494,980 for all the shares of County Bank common stock that they own. We will also increase the 1,200,000 shares if the average price of Zions common stock is below $42.375 during the five trading days before the merger and if Zions common stock has under-performed an index of major U.S. banks between May 15, 2000 and the trading day before the merger. Each share of County Bank common stock will convert into that number of shares of Zions common stock calculated by dividing the "consideration number" by the sum of the number of shares of County Bank common stock issued and outstanding at the effective time of the merger and the "option equivalent number." The merger agreement defines consideration number as the sum of 1,200,000 (or a higher number of shares to compensate for the less severe of

          o any decline in the average price of Zions common stock below $42.375, or

          o any under-performance of Zions common stock since May 15, 2000 compared to an index of major U.S. banks),

plus

          o the number obtained by dividing $2,494,980 by the average closing price.

See "The Merger -- Merger Consideration" for a more comprehensive discussion of this consideration formula, and for definitions of terms, including "consideration number," "option equivalent number," and "average closing price."

     The closing price of Zions common stock on the Nasdaq National Market on ___, 2000, was $__ per share. Assuming that the average closing price of Zions's common stock equaled $___ as of the effective time of the merger, Zions in that circumstance would issue ____ shares of its common stock to the former County Bank stockholders upon completion of the merger. Assuming that no County Bank stockholder perfected his or her right to dissent to the merger and that no dissenting shares of County Bank common stock have been exchanged for cash, then in those circumstances each of the 1,538,991 outstanding shares of County Bank common stock would be exchangeable for ___ of a share of Zions common stock. Because the market price for shares of Zions common stock will vary between the date of this proxy statement/prospectus and the effective time of the merger, you should not rely upon the exchange ratio set forth in this paragraph. We have provided that exchange ratio for illustrative purposes only. We cannot determine at this time the exchange ratio that we will use upon completion of the merger. That exchange ratio will be calculated at the effective time of the merger and may be greater than or less than the illustrative exchange ratio that we have used in this paragraph.

     We will not issue fractional shares of Zions common stock in the merger. Any County Bank common stockholder who would otherwise be entitled to receive a fraction of a share of Zions common stock will instead receive cash for such fractional share.

     County Bank stockholders should not send in their stock certificates for exchange until instructed to do so after we complete the merger (see page 25).

Zions Plans to Continue its Dividend Policy Following the Merger (see page 24)

     The current annualized rate of cash dividends on the shares of Zions common stock is $0.72 per share. After the merger, Zions expects that it will continue to pay quarterly cash dividends in a manner that is consistent with its past practices, subject to approval and declaration by its board of directors. The payment of cash dividends by Zions in the future will depend on its financial condition and earnings, business conditions and other factors.

Transaction Generally Tax-Free to County Bank Stockholders (see page 41)

     We expect the merger to be tax-free to County Bank stockholders who receive shares of Zions common stock. Cash received by County Bank stockholders instead of fractional shares in the merger generally will be taxable.

     Zions and County Bank will have no obligation to complete the merger unless we receive a legal opinion that the merger will qualify as a transaction that is generally tax-free for federal income tax purposes. In that case, the federal income tax treatment of the merger will be as we have described it above. The legal opinion will not bind the Internal Revenue Service, however, which could take a different view.

County Bank Stockholders Will Have Dissenters' Rights (see pages 24 and 56)

     Under the National Bank Act, the County Bank stockholders have dissenters' rights to the payment in cash of the fair value of their shares of County Bank common stock in connection with the merger. To perfect their dissenters' rights, holders of these shares of County Bank common stock must follow required statutory procedures, including filing notices with County Bank, and either abstaining or voting against the merger agreement and the merger. If you hold shares of County Bank common stock and you dissent from the merger agreement and the merger and follow the required procedures, your shares of County Bank common stock will not become shares of Zions common stock upon completion of the merger. Instead, your only right will be to receive the value of your shares in cash. We have attached the applicable provisions of the National Bank Act related to dissenters' rights to this proxy statement/prospectus as Appendix C.

Inclusion of Shares of Zions Stock for Trading on the Nasdaq National Market (see page 24)

     Zions will list the shares of common stock to be issued to the former County Bank common stockholders in the merger on the Nasdaq National Market.

Comparative Per Share Market Price Information (see page 10)

     Shares of Zions common stock trade on the Nasdaq National Market. There is no public market for the shares of County Bank common stock. On January 7, 2000, the last full trading day prior to the public announcement of the signing of the merger agreement, and on , 2000, the last trading day prior to the printing of this document, the closing prices of Zions common stock were as follows:

                                      January 7, 2000                 , 2000
                                      ---------------     ------------------

Zions...............................  $53.625             $
Equivalent Market Value Per
    Share of County Bank ...........  $37.53              $

     The exchange ratio in the merger is variable. In exchange for all the outstanding shares of County Bank common stock, the stockholders of County Bank will receive an aggregate of 1,200,000 shares of Zions common stock (or a higher number of shares to compensate for the less severe of

          o any decline in the average price of Zions common stock below $42.375, or

          o any under-performance of Zions common stock since May 15, 2000 compared to an index of major U.S. banks),

plus

          o additional shares of Zions common stock with a value of $2,494,980.

If the average closing price of Zions common stock is $53.625 (the closing price of Zions common stock on January 7, 2000, the last day before the execution of the merger agreement), the exchange ratio would be .70435 of a share of Zions common stock for each outstanding share of County Bank common stock or an equivalent market value of $37.77 for each share of County Bank common stock; if the average closing price of Zions common stock is $__ (the closing price of Zions common stock on June ___, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus), the exchange ratio would be ___ of a share of Zions common stock for each outstanding share of County Bank common stock or an equivalent market value of $___ for each share of County Bank common stock.

     The market prices of Zions common stock will fluctuate prior to the merger in the normal course of trading on a day-to-day basis. You should obtain current stock price quotations for Zions common stock. You can get these quotations from a newspaper, on the Internet, or by calling your broker.

Our Financial Advisor Believes the Exchange Ratio is Fair to Stockholders (see pages 16)

     County Bank received an oral opinion from Alex Sheshunoff & Co. Investment Banking, its financial advisor, to the effect that as of January 7, 2000, the exchange ratio was fair to County Bank stockholders from a financial point of view. Sheshunoff has subsequently affirmed its opinion as of June 2, 2000 and again on June 19 subsequent to the June 15 amendment to the merger agreement. Should the value of Zions' common stock decline prior to the effective time of the merger such that the value of the Zions shares to be received by County Bank stockholders falls below the equivalent of $30 per County Bank share, there can be no assurance that the exchange ratio under those circumstances is fair from a financial point of view to County Bank's stockholders. We attach a copy of Sheshunoff's opinions dated as of June 2, 2000 and June 19, 2000 as Appendix B.

     We recommend that each County Bank stockholder read the opinion carefully in its entirety to understand the assumptions made, matters considered, and limitations on review undertaken by the financial advisor.

We Expect "Pooling of Interests" Accounting Treatment (see page 22)

     We expect the merger to qualify as a "pooling of interests." This means that, for accounting and financial reporting purposes, we will treat our companies as if they had always been one company. We will not be required to complete the merger unless we shall have received a letter from our respective independent auditors stating that in their opinion the merger qualifies for pooling of interests accounting treatment.

When We Expect the Merger to Close (see page 13)

     We expect completion of the merger as soon as practicable following approval of the merger by the stockholders of County Bank at their stockholders meeting and satisfaction of all other conditions to the merger. We anticipate completion of the merger during the third quarter of 2000.

                      The Companies Involved in the Merger

Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah 84111
(801) 524-4787

     Zions Bancorporation is a multi-bank holding company organized under the laws of Utah in 1955, and registered under the Bank Holding Company Act of 1956, as amended. Zions and subsidiaries own and operate six commercial banks with a total of 362 offices. Zions provides a full range of banking and related services through its banking and other subsidiaries, primarily in Utah, Arizona, California, Colorado, Idaho, Nevada, New Mexico and Washington. On March 31, 2000, Zions had total assets of approximately $21.0 billion, loans of $13.1 billion, deposits of $14.6 billion and stockholders' equity of $1.6 billion. Active full-time equivalent employees totaled 6,654 at March 31, 2000. Zions focuses on maintaining community-minded banking by strengthening its core business lines of retail banking, small and medium-sized business lending, residential mortgage and investment activities. The banks provide a wide variety of commercial and retail banking and mortgage-lending financial services. Commercial loans, lease financing, cash management, lockbox, customized draft processing, and other special financial services are provided for business and other commercial banking customers. A wide range of personal banking services are provided to individuals, including bank card, student and other installment loans and home equity lines of credit, checking accounts, savings accounts, time certificates of various types and maturities, trust services, safe deposit facilities, direct deposit and 24 hour ATM access. Zions First National Bank also provides services to key segments through its Women's Financial, Private Banking and Executive Banking Groups.

National Bank of Arizona
335 North Wilmot Road
Tucson, Arizona 85711
(520) 571-1500

     National Bank of Arizona is a wholly-owned subsidiary of Zions. National Bank of Arizona, organized in 1985 under the National Bank Act as a national bank, is a member bank of the Federal Reserve System. Through its 37 branches, National Bank of Arizona provides commercial banking services throughout the state of Arizona. As of March 31, 2000, National Bank of Arizona had assets of $1.6 billion, deposits of $1.3 billion, loans of $1.2 billion and stockholders' equity of $138.2 million and is the fourth largest bank in Arizona.

County Bank
102 West Gurley Street
Prescott, Arizona 86301
(520) 717-8100

     County Bank, is an Arizona corporation incorporated in 1983 under the name Desert Sun Bank. On August 30, 1993, Desert Sun Bank merged with Western Bankshares, Inc. and the bank's name was changed to County Bank. County Bank has eight branches located in Prescott, Iron Springs, Prescott Valley, Yuma, Parker, Cottonwood and Page. The Bank provides a full range of services to the general public (excluding trust services), with an emphasis on business loans to small and medium sized businesses, as well as executives and professionals. As of March 31, 2000, County Bank had total assets of $245.0 million, total deposits of $222.2 million, total loans of $156.1 million and stockholders' equity of $21.6 million.

Comparison of County Bank Stockholders' Rights Before and After the Merger (see page 44)

     We have summarized below the material differences in the rights of the stockholders of County Bank and Zions. After the merger, County Bank stockholders will have the same rights as Zions stockholders. We present a more comprehensive comparison of the respective rights of the stockholders of each corporation under "Comparison of Stockholders' Rights," below.

                   Zions Bancorporation                                              County Bank
                   --------------------                                              -----------

Zions is a Utah corporation and the rights of its                     County Bank is an Arizona banking
stockholders are generally subject to the corporate law of            corporation and the rights of the stockholders
Utah, the Utah Business Corporation Act ("UBCA").                     are generally subject to the corporate law of
                                                                      Arizona, the Arizona Business Corporation
                                                                      Act ("ABCA").

Zions' bylaws provide that the Zions President or Board of            The bylaws of County bank provide that the
Directors has the right to call a special stockholders'               President, a majority of the Board of
meeting; the UBCA provides that holders of at least 10%               Directors, or the holders of at least 20% of all
of all votes entitled to be cast on the issued proposed have          of the issued and outstanding stock of County
the right to call a special meeting.                                  Bank entitled to vote each has the right to call
                                                                      a special meeting of the stockholders.


Under its Articles of Incorporation, Zions' Board of                  The Articles of Incorporation of County Bank
Directors is divided into three classes, which in general             require that the number of directors on the
shall be as nearly equal in number as reasonably possible.            Board of Directors must be no less than 6 and
                                                                      no more than 20.


Zions' Articles of Incorporation and the UBCA limit the               The ABCA allows County Bank to engage in
ability of a Utah corporation to enter into a business                transactions with affiliates and interested
combination with a related stockholder and require a                  directors so long as the transaction is fair to
supermajority vote to accomplish such transactions.                   County Bank, or the materials facts of the
                                                                      interested director's relationship or interest in
                                                                      the transaction are disclosed or are known to
                                                                      the Board of Directors or stockholders, as the
                                                                      case may be, and the majority of disinterested
                                                                      directors or stockholders entitled to vote, as
                                                                      the case may be, authorize the transaction.

Under Utah law, Zions stockholders might have appraisal               Under the ABCA, County Bank stockholders
rights to dissent from a statutory merger or consolidation            have the right to dissent and may obtain
and obtain the fair value in cash of their shares of Zions            payment in cash for the fair value of the
common stock, depending upon the type of consideration                stockholder's shares on the consummation of a
they receive in exchange for their shares.                            plan of merger if the stockholder votes against
                                                                      or dissents from the merger, delivers to the
                                                                      corporation a written notice to demand
                                                                      payment, and follows the other procedures
                                                                      required by the ABCA.


Board of Directors and Management of the Combined Company Following the Merger (see page ___)

     Following the merger, the Zions board of directors will continue to be the same as it was prior to the merger. After the merger, the current executive officers of Zions will continue to hold the same offices. Additionally, in the merger County Bank will merge with and into National Bank of Arizona, with National Bank of Arizona being the surviving entity. The current board of directors and executive officers of National Bank of Arizona will continue to serve in those capacities following that merger.

                           Our Reasons for the Merger

     Management and a majority of the Board of Directors of County Bank believe that it is in the best interests of County Bank and its stockholders to merge with Zions. In considering the merger, the Board determined that the Zions offer would maximize value for County Bank stockholders, while providing a favorable structure for the merger in which County Bank stockholders will receive readily marketable securities without recognizing taxable gain or loss on the receipt of Zions' securities (except for gain or loss recognized with respect to any cash received in the merger in lieu of fractional shares). Further, the Board believes that the Zions merger will result in positive effects for County Bank's employees, customers, and the communities in which County Bank operates.

To review the County Bank Board's reasons for the merger in greater detail, see page 14.

We Recommend That County Bank Stockholders Approve the Merger Agreement (see page 14)

     A majority of the County Bank Board believes that the merger is fair to you and is in your best interests, and recommends that you vote FOR the proposal to approve the merger agreement, the merger and the related matters.

Completion of the Merger Requires Satisfaction of Various Conditions
(see page 29)

     We must satisfy a number of conditions before completion of the merger, including:

          o    approval of the proposed merger by County Bank stockholders;

          o    approval by government regulators, which we have received;

          o authorization by Nasdaq of the inclusion on the Nasdaq National Market of the Zions common stock to be issued to County Bank stockholders;

          o receipt by Zions and County Bank of a legal opinion regarding treatment of the merger as a tax- free reorganization under
               Section 368(a) of the Internal Revenue Code of 1986, as amended; and

          o receipt by Zions of a letter from its independent auditor stating that in its opinion the merger qualifies for "pooling of interests" accounting treatment.

     Where the law permits, Zions or County Bank may waive some of the conditions to the merger if it deems such a waiver to be in the best interests of its stockholders. Although we anticipate completing the merger during the third quarter of 2000, we cannot be certain when (or if) the conditions to the merger will be satisfied or when we will complete the merger.

We May Amend the Terms of the Merger and Waive Some Conditions (see page 30)

     We may jointly amend the terms of the merger, and each of us could elect to waive conditions to completion of the merger, to the extent legally permissible. However, after our stockholders approve the merger agreement and the merger, they must approve any amendment or waiver that would reduce or change the consideration that they will receive upon completion of the merger.

We May Decide Not to Complete the Merger (see page 30)

     We can agree to terminate the merger agreement at any time. In addition, either of us may terminate the merger agreement if either of the following occurs:

          o    the merger is not completed by July 31, 2000; or

          o a determination that the other party has materially breached the merger agreement, and has not cured the breach within the time allowed, or a determination that the representations and warranties of the other company were materially incorrect when made.

     Additionally, County Bank may terminate the merger agreement if the County Bank Board, based upon the advice of its legal counsel, determines in good faith that such termination is required for the Board of Directors to comply with its fiduciary duties to the County Bank stockholders by reason of an alternative proposal having been made to purchase County Bank, and County Bank pays to Zions $2,000,000 in connection with such termination.

We Have Received the Required Regulatory Approvals

     Completion of the merger requires the approval by the Office of the Comptroller of the Currency, the Commissioner of Financial Institutions of the State of Utah, and the Arizona State Banking Department. The U.S. Department of Justice has input into this approval process. Once the Office of the Comptroller of the Currency approves the merger, we have to wait at least 15 days and may have to wait for up to 30 days before we can complete the merger.

     We have filed all of the required applications and notices with the requisite federal and state banking agencies. The Arizona State Banking Department approved the merger on March 13, 2000. The Office of the Comptroller of the Currency approved the merger on April 13, 2000. Zions received written confirmation by the Utah Department of Financial Institutions that its approval will not be required to consummate the merger.


                            The Stockholders' Meeting

     County Bank will hold a special meeting of stockholders at the Hassayampa Inn, 122 E. Gurley Street, Prescott, Arizona on ___, 2000 at 10:00 a.m. local time. At the special meeting, County Bank stockholders will consider and vote upon the following proposals:

     1. A proposal to consider and approve the merger agreement, which will approve the merger and the following actions described in merger agreement:

          o County Bank will merge with and into National Bank of Arizona, with National Bank of Arizona being the surviving banking association; and

          o Zions will issue approximately 1.25 million shares of its common stock to the former stockholders of County Bank in the merger.

     2.   Such other business as may properly come before the special meeting.

     Only holders of record of County Bank common stock at the close of business on ___, 2000, which is the record date for the County Bank special meeting, will be entitled to vote at the County Bank special meeting and any adjournments or postponements of the meeting. You can cast one vote for each share of County Bank common stock that you owned on the record date.

     Approval of the merger agreement and completion of the merger require, among other things, approval by the holders of at least two-thirds (66 2/3%) of the outstanding shares of County Bank common stock entitled to vote.

     As of May 31, 2000, directors and executive officers of County Bank and their affiliates were the beneficial owners of approximately 54% of the outstanding shares of County Bank common stock, and a total of 1,538,991 shares of County Bank common stock were eligible to be voted at the County Bank special meeting. Twenty-eight stockholders of County Bank, twenty-five of whom are officers and/or directors of County Bank or their affiliates, have signed support agreements under which they have agreed individually that they will vote in favor of the merger agreement and the merger all shares of County Bank common stock they beneficially own and that they will use their best efforts to cause any other shares of County Bank common stock over which they share voting power to be voted in favor of the merger agreement and the merger. The number of shares subject to these agreements aggregate 1,139,103 shares or approximately 74% of the outstanding common stock of County Bank entitled to vote at the meeting and enough to approve the merger without the concurrence of any other County Bank stockholders.

                      You May Change Your Vote If You Wish

     You may change your vote at any time before the voting of your proxy at the stockholders' meeting. You can change your vote in any of the following ways:

          o You can send a written notice dated after your proxy stating that you would like to revoke your proxy. You should send your written notice to the secretary of County Bank at the address below.

          o You can complete a new proxy card and send it to County Bank, and the new proxy card will automatically replace any earlier dated proxy card that you previously returned; or

          o You can attend the stockholders' meeting and vote in person. Attending the special meeting will not by itself revoke your proxy.

     You should send any written notice of revocation, request for a new proxy card or a completed new proxy card to County Bank at 102 West Gurley Street, Prescott, Arizona 86301, Attention: Katherine Ruman, Secretary.

          Forward-Looking Statements May Prove Inaccurate (page 59)

     This proxy statement/prospectus, including information incorporated by reference into this document, may contain forward-looking statements about Zions. There are a number of factors that may cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Some of these factors are described or referenced in "Cautionary Statement Regarding Forward-Looking Statements" on page 59.


                             Additional Information

     If you have questions about the merger or would like additional copies of this proxy statement/prospectus, you should contact:

County Bank
102 West Gurley Street
Prescott, Arizona 86301
Attention: Katherine Ruman, Secretary
Phone Number: (520) 771-8100

                          Summary Financial Information

     The following table sets forth certain unaudited historical financial information for Zions. This information is based on the historical financial statements of Zions incorporated into this proxy statement/prospectus by reference. Shareholders of County Bank should read the financial statements and the related notes with respect to Zions.



                                      Three Months
                                     Ended March 31,                                 Year Ended December 31,
                              ----------------------------   -----------------------------------------------------------------------
                                  2000            1999           1999           1998           1997           1996          1995
                              ------------    ------------   ------------   ------------   ------------   ------------  ------------
                                                              (In Thousands, Except Per Share Amounts)
Zions
Earnings
  Net interest income .....   $    190,992    $    176,855   $    741,489   $    573,942   $    369,604   $    297,099  $    259,722
  Provision for loan losses          5,248           4,741         17,956         14,034          5,930          4,825         4,287
  Net income (loss) .......        (28,492)         46,904        194,064        143,353        131,403        112,776        90,794

Per Share
  Net income (loss) basic .   $      (0.33)   $       0.56   $       2.29   $       1.77   $       1.95   $       1.71  $       1.44
  Net income (loss) diluted          (0.33)           0.55           2.26           1.75           1.92           1.69          1.42
  Cash dividends ..........           0.29            0.14           0.72           0.54           0.47           0.43          0.35

Statement of Condition at
  Period End
  Assets ..................   $ 20,996,557    $ 18,526,417   $ 20,280,900   $ 18,049,623   $ 10,793,596   $  7,353,618  $  6,302,231
  Deposits ................     14,584,776      14,145,677     14,061,939     14,220,910      7,830,011      5,301,234     4,674,512
  Long-term debt ..........        437,647         453,554        453,471        453,735        258,566        251,620        56,229
  Shareholders' equity ....      1,585,667       1,495,381      1,659,838      1,452,631        856,606        568,749       479,805

                      Unaudited Comparative Per Share Data

     We have summarized below the per common share combined information for Zions and County Bank on an historical and pro forma combined and pro forma equivalent basis. The pro forma information gives effect to the merger accounted for as a pooling of interests, on the assumption that our companies had always been combined for accounting and financial reporting purposes. In presenting the pro forma information for the time periods shown in the table, we assumed that we had been merged throughout those periods. You should read this information in conjunction with our historical financial statements and related notes contained in the reports and other information that we have filed with the SEC. See "Where You Can Find More Information." You should not rely on the pro forma information as being indicative of the results that we will achieve after the merger.

     The combined company unaudited pro forma data represent the effect of the merger on a share of Zions common stock. The County Bank pro forma equivalent data represent the combined company pro forma data before rounding, multiplied by the conversion ratio of ___ shares of Zions common stock for each share of County Bank common stock, and thereby reflect the effect of the merger on a share of County Bank common stock.


                                        Historical                     Pro Forma
                               ----------------------------   ----------------------------
                                                                Combined      County Bank
                                   Zions        County Bank     Company        Equivalent
                               ------------    ------------   ------------    ------------
Per Common Share

BASIC EARNINGS (LOSS)
Quarter Ended March 31, 2000   $      (0.33)   $       0.69   $      (0.32)   $      (0.23)
Year Ended December 31, 1999           2.29            2.72           2.31            1.63

DILUTED EARNINGS (LOSS)
Quarter Ended March 31, 2000          (0.33)           0.61          (0.31)          (0.22)
Year Ended December 31, 1999           2.26            2.48           2.28            1.61

CASH DIVIDEND PAID
Quarter Ended March 31, 2000           0.29            0.00           0.29            0.20
Year Ended December 31, 1999           0.72            0.08           0.72            0.51

BOOK VALUE
As of:
   March 31, 2000                     18.50           14.16          18.53           13.10
   December 31, 1999                  19.39           13.52          19.39           13.71

TANGIBLE BOOK VALUE*
As of:
   March 31, 2000                     10.84           14.16          10.95            7.74
   December 31, 1999                  11.61           13.52          11.70            8.27

* Before amortization of goodwill and core deposit intangible assets and merger charges.

                            THE STOCKHOLDERS' MEETING


When and Where the County Bank Special Meeting Will Be Held

     County Bank will hold a special meeting of stockholders at The Hassayampa Inn, 122 E. Gurley Street, Prescott, Arizona on ____, 2000 at 10:00 a.m. local time.


What Will Be Voted on at the County Bank Special Meeting

          o To consider and approve the merger agreement, which will approve the merger of County Bank with and into National Bank of Arizona and related matters, and

          o To transact such other business as may properly come before the County Bank special meeting.

     We may take action on the above matters at the County Bank special meeting on ____, 2000, or any later date to which the special meeting is postponed or adjourned.

     The County Bank Board is unaware of other matters to be voted on at the County Bank special meeting. If other matters do properly come before the County Bank special meeting, including consideration of a motion to adjourn the special meeting to another time and/or place for the purpose of soliciting additional proxies, County Bank intends that the persons named in the proxies will vote, or not vote, in their discretion the shares represented by proxies in the accompanying form. The named agents will not vote any proxy voted against approval of the merger agreement in favor of any adjournment or postponement of the County Bank special meeting for the purpose of soliciting additional proxies.

Stockholders Entitled to Vote

     County Bank has set ____, 2000 as the record date to determine which County Bank stockholders will be entitled to vote at the County Bank special meeting. Only County Bank stockholders at the close of business on the record date will be entitled to receive notice of and to vote at the County Bank special meeting. As of May 31, 2000, there were 1,538,991 issued and outstanding shares of County Bank common stock. Each County Bank stockholder on the record date is entitled to one vote per share, and may cast such votes either in person or by properly executed proxy.

Vote Required to Approve the Merger

     Approval of the merger agreement, the merger and related matters requires the affirmative vote of 66 2/3 percent of the outstanding shares of County Bank common stock entitled to vote at the County Bank special meeting. Therefore, abstentions and broker non-votes will have the same effect as votes against approval of the merger agreement, the merger and related matters. Accordingly, the County Bank Board urges County Bank stockholders to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope.

Number of Shares that Must Be Represented for a Vote to Be Taken

     In order to have a quorum, a majority of the total voting power of the outstanding shares of County Bank's common stock entitled to vote at the County Bank special meeting must be represented in person or by proxy.

Voting Your Shares

     The County Bank Board is soliciting proxies from the County Bank stockholders. This will give you an opportunity to vote at the County Bank special meeting. When you deliver a valid proxy, the shares represented by that proxy will be voted in accordance with your instructions by a named agent. If you do not vote by proxy or attend the County Bank special meeting and vote in person, it will have the same effect as voting against the merger. If you vote by proxy but make no specification on your proxy card that you have otherwise properly executed, the agent will vote the shares FOR approval of the merger agreement, the merger and related matters.

How Proxies Are Counted

     We will count as present at the County Bank meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the County Bank special meeting

          o those shares of County Bank common stock held by persons attending the County Bank special meeting but not voting, and

          o shares of County Bank common stock for which County Bank has received proxies but with respect to which holders of those shares have abstained from voting.

Changing Your Vote

     Any County Bank stockholder may revoke the proxy at any time before the vote at the meeting in one or more of the following ways:

          o delivering a written notice to the Secretary of County Bank bearing a later date than the proxy;

          o    granting a later-dated proxy;

          o appearing in person and voting at the meeting. Attendance at the County Bank special meeting will not by itself constitute a revocation of a proxy, unless you complete a ballot.

     You should send any written notice of revocation or subsequent proxy to County Bank, 102 West Gurley Street, Prescott, Arizona 86301, Attention:
Secretary, or hand deliver the notice of revocation or subsequent proxy to the Secretary of County Bank at or before the taking of the vote at the County Bank special meeting.

Independent Auditors to Be Present at the Special Meeting

     McGladrey & Pullen, LLP is County Bank's independent auditor. County Bank expects representatives of McGladrey & Pullen to be present at the County Bank special meeting and to have the opportunity to make a statement if they desire to do so. County Bank also expects such representatives of McGladrey & Pullen to be available to respond to appropriate questions.

Solicitation of Proxies and Costs

     County Bank will bear its own costs of solicitation of proxies. County Bank will make arrangements with brokerage houses, custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and County Bank will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with the solicitation. In addition to solicitation by use of the mails, County Bank may solicit from the County Bank stockholders by directors, officers and employees acting on behalf of County Bank in person or by telephone, telegraph, facsimile or other means of communications. County Bank will not compensate such directors, officers and employees but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. You may direct any questions or requests for assistance regarding this proxy statement/prospectus and related proxy materials to Katherine Ruman, Secretary of County Bank, by telephone at (520) 771-8100.

     Regardless of the number of shares you own, your vote is important to County Bank. Please complete, sign, date and promptly return the accompanying proxy card in the enclosed postage-paid envelope.

Recommendation of County Bank Board

     A majority of the County Bank Board has approved the merger agreement, the merger and the related matters. One County Bank director voted against the merger agreement and merger and one County Bank director abstained from the Board's vote on the merger agreement and the merger. A majority of the County Bank Board believes that the merger agreement, the merger and related matters are in the best interests of County Bank and the County Bank stockholders, and recommends that the County Bank stockholders vote FOR approval of the merger agreement and the related matters. See "The Merger -- Recommendation of the County Bank Board and County Bank's Reasons for the Merger."

                                   PROPOSAL 1

                                   THE MERGER

     The following summary describes the material terms and provisions of the merger agreement and the merger. We have attached a copy of the merger agreement to this proxy statement/prospectus as Appendix A, and we have incorporated it into this document by reference. We urge all stockholders to read the merger agreement carefully in its entirety. We qualify this summary in its entirety by reference to the merger agreement.

General

     We expect to complete the merger in the third quarter of 2000. National Bank of Arizona will be the surviving corporation in the merger. Each share of County Bank common stock issued and outstanding at the effective time of the merger will convert into the right to receive shares of Zions common stock upon completion of the merger in accordance with a formula established in the merger agreement. See "The Merger -- Merger Consideration" below.

     Upon completion of the merger, Zions will issue to the former County Bank stockholders an aggregate of approximately 1.25 million shares of Zions common stock for all the shares of County Bank common stock outstanding as of the effective time of the merger. This calculation assumes that there are no stockholders of County Bank who shall have exercised their dissenters' rights with respect to the merger and to whom Zions shall have paid cash in exchange for their dissenting shares of County Bank common stock.

     Under the merger agreement, County Bank will merge with and into National Bank of Arizona and following the merger the separate corporate existence of County Bank will cease. National Bank of Arizona will survive and continue its corporate existence as a national banking association under the laws of the United States. The merger of County Bank with and into National Bank of Arizona will become effective upon the filing of appropriate certificate of merger with the Office of the Comptroller of the Currency and articles of merger with the Arizona Corporation Commission or at such later time specified in the documents that we file with each agency. Completion of the merger is subject to the satisfaction or waiver of conditions set forth in the merger agreement and described in "The Merger -- Conditions to Complete the Merger." We refer below to the time of effectiveness of the merger between County Bank and National Bank of Arizona as the effective time of the merger.

     The National Bank of Arizona Articles of Association will be the articles of association of the combined company upon completion of the merger. The National Bank of Arizona bylaws will be the bylaws of the combined company.

Background of the Merger

     In early August 1999, Zions contacted County Bank and informally expressed an interest in acquiring County Bank. At that time, a majority of the County Bank Board believed that the economic, business and competitive climate for banking and financial institutions had reached a state that might warrant consideration by County Bank of a business combination transaction with a major regional or national banking organization. In late August 1999, the Board of Directors interviewed several investment bankers. On September 7, 1999, County Bank retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to act as County Bank's exclusive financial advisor in connection with the possible sale of County Bank. Sheshunoff was authorized to contact a limited group of potential acquirers in order to determine their level of interest. Sheshunoff was also retained to prepare a fairness opinion in the event a transaction involving the sale of County Bank was pursued.

     Following its retention, Sheshunoff promptly procured expressions of interest in the potential acquisition of County Bank. Sheshunoff discussed with the Board the structure and value of the transactions proposed by potential acquirers. In evaluating such potential transactions, the Board of Directors of County Bank analyzed a variety of factors, including, but not limited to, the following: (a) different methods of maximizing value to County Bank's stockholders; (b) potential transaction structures offered by potential acquirers; (c) the risks and benefits (including tax benefits) of associating with an acquiror in a stock-for-stock transaction; (d) the ability of potential acquirers to complete a transaction at values which were fair to County Bank's stockholders; (e) competition which County Bank anticipated in the future in the markets it serves; (f) methods of providing liquidity for its stockholders other than through the sale of County Bank; (g) the anticipated environment for the acquisition of community banks of the size and with the other characteristics of County Bank in the foreseeable future; (h) the potential adverse consequences to County Bank of the loss of the services of any of its senior management, including in particular M.P. Brutinel, the Chief Executive Officer of County Bank; and (i) the effect of any proposed transaction on employees, customers and the local communities it serves. In considering the effect of any proposed transaction on employees, customers, and the local communities it serves, the County Bank Board gave due consideration to whether a proposed transaction would result in improved banking services for the community or branch closings and employee layoffs. Research of Zions and other potential acquirers was conducted, including research in filings with the SEC pursuant to the Exchange Act and research through other market resources.

     After completing its analysis, a majority of the Board of Directors approved the negotiation of a definitive agreement with Zions containing economic terms consistent with the transaction proposal made by Zions. Meetings of the Board of Directors followed on October 21, 1999, November 4, 1999 and November 18, 1999 to review the status of the negotiations with Zions and the proposed merger agreement with Zions.

     On December 24, 1999 the Board of Directors met again to consider the status of the negotiations with Zions and the merger agreement with Zions. Sheshunoff rendered an oral opinion (subsequently updated to January 7, 2000), based on Zions' stock price at the time and subject to the completion of due diligence and the satisfaction of certain other conditions, regarding the fairness of the consideration to be received by County Bank's stockholders from a financial point of view. The Board of Directors reviewed the merger agreement in its then current state and considered the potential benefits of the proposed merger to County Bank and its stockholders, taking into account the financial and valuation analyses of the Zions/County Bank merger and the oral fairness opinion rendered by Sheshunoff. At this meeting, a majority of the Board of Directors determined that the proposed transaction was fair to and in the best interest of County Bank and its stockholders, authorized M.P. Brutinel to execute the merger agreement as then drafted, with such changes as Mr. Brutinel in his discretion deemed appropriate, and recommended that the merger agreement, when executed, be submitted to County Bank's stockholders for approval.

     On January 7, 2000, the parties executed the merger agreement and made a public announcement.

Recommendation of the County Bank Board and County Bank Reasons for the Merger

     A majority of the County Bank Board believes that the terms of the merger agreement are fair and in the best interests of County Bank and its stockholders. In reaching its determination to approve and adopt the merger agreement, the County Bank Board consulted with its management, legal counsel and Sheshunoff, and considered a number of factors, including without limitation, the following:

          o The current and prospective economic and competitive environment facing the financial services industry generally, including the continued rapid consolidation in the industry, the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and the ability to capitalize on technological developments that significantly impact industry competition.

          o The fact that the merger will reduce County Bank's reliance on the Arizona economy and the continuation of the rapid growth of such economy, as experienced over the last several years, and allow County Bank's stockholders, as shareholders of the combined corporation, to share in the potential growth and increased diversification of a multi-bank holding company.

          o The knowledge and review of the County Bank Board, based in part on a review by Sheshunoff and County Bank's management, of (i) the business, operations, financial conditions and earnings of Zions on an historical and prospective basis, and (ii) the historical stock price performance of Zions common stock and Zions' substantially greater market capitalization and liquidity relative to that of County Bank.

          o The competition which County Bank anticipated facing in the future as an independent community bank in the markets which it serves.

          o The anticipated climate in the future for the acquisition of community banks of the size and with the other characteristics of County Bank.

          o The potential adverse consequences to County Bank of the loss of the service of any of its senior management, including in particular M.P. Brutinel.

          o The analysis of Sheshunoff and the oral opinion of Sheshunoff as of January 7, 2000, that the consideration to be received pursuant to the merger agreement was fair to the stockholders of County Bank from a financial point of view.

          o The general impact that the merger could be expected to have on the constituencies served by County Bank, including its customers, employees, and communities. In this regard, the County Bank Board noted that the combined company could be expected to offer a more extensive range of financial products and services to County Bank's existing customers and could provide its customers with the added convenience of access to Zions' various locations.

          o The expectation that the merger will be tax-free for federal income tax purposes to County Bank and its stockholders (except for shareholders receiving cash in the merger).

          o The common business philosophy and compatibility of the management and staff of County Bank, Zions and National Bank of Arizona.

          o The belief of the Board that Zions is fully capable of consummating the merger.


     In reaching its determination to approve and recommend the merger agreement, the County Bank Board did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. For the reasons set forth above, a majority of County Bank's Board of Directors believes that the merger is fair to, and in the best interests of, County Bank and its stockholders. Accordingly, a majority of the County Bank Board approved the merger agreement and recommends that the stockholders of County Bank vote FOR the approval and adoption of the merger agreement and the merger.

Opinion of Our Financial Advisor

General

     County Bank retained Sheshunoff to provide its opinion of the fairness of the Merger Consideration to be received by County Bank's shareholders in connection with the Merger and related matters. As part of its investment banking business, Sheshunoff is regularly engaged in the valuation of securities in connection with mergers and acquisitions and valuations for estate, corporate and other purposes. County Bank's Board of Directors decided to retain Sheshunoff based on its experience as a financial advisor in mergers and acquisitions of financial institutions, and its knowledge of financial institutions. On January 7, 2000, Sheshunoff rendered its oral opinion that, as of such date, the Merger Consideration was fair, from a financial point of view, to the holders of County Bank's common stock. Effective June 2, 2000 and June 19, 2000, Sheshunoff confirmed its January 7, 2000 oral opinion, and provided its written opinions that, as of such dates, the Exchange Ratio was fair, from a financial point of view, to the holders of County Bank's common stock provided that the consideration to County Bank's shareholders remained above $30.00 per County share.

     The full text of Sheshunoff's opinions which set forth, among other things, assumptions made, procedures followed, matters considered, and limitations on the review undertaken, is attached as an Appendix to this Proxy Statement/Prospectus. County Bank's shareholders are urged to read the Sheshunoff opinions carefully and in their entirety. Sheshunoff's opinions are addressed to County Bank's Board and do not constitute a recommendation to any shareholder of County Bank as to how such shareholder should vote at the County Bank Special meeting.

     In connection with its opinions, Sheshunoff: (i) reviewed the Merger Agreement; (ii) reviewed certain publicly available financial statements and other information of County Bank and Zions Bancorporation, respectively; (iii) reviewed certain internal financial statements and other financial and operating data of County Bank provided by its management; (iv) analyzed certain publicly available financial analyses and projections of Zions Bancorporation provided by independent banking securities analysts; (v) reviewed the reported prices and share trading activity for Zions Common Stock; (vi) discussed the past and current operations, financial condition, and future prospects of County Bank with its executive management; (vii) compared County Bank and Zions from a financial point of view with certain other banking companies that it deemed to be relevant; (viii) compared the financial performance of Zions and the prices and trading activity of Zions common stock with that of certain other comparable publicly traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions nationally and in the Southwestern United States, and; (x) performed such other analyses and reviews as it deemed appropriate.

     In connection with its review, Sheshunoff relied upon and assumed the accuracy and completeness of all of the foregoing information provided to it or made publicly available, and Sheshunoff did not assume any responsibility for independent verification of such information. With respect to the internal confidential financial projections, Sheshunoff assumed that such projections were reasonably prepared on the basis reflecting the best currently available estimates and judgments of the future financial performance of County Bank and did not independently verify the validity of such assumptions. Sheshunoff did not make any independent evaluation or appraisal of the assets or liabilities of County Bank, nor was Sheshunoff furnished with any such appraisals. Sheshunoff did not examine any individual loan files of County Bank. Sheshunoff is not an expert in the evaluation of loan portfolios for the purposes of assessing the adequacy of the allowance for losses with respect thereto and has assumed that such allowances for each of the companies are in the aggregate, adequate to cover such losses.

     With respect to Zions, Sheshunoff relied solely upon publicly available data regarding Zions' financial condition and performance. Sheshunoff did not meet with or discuss this publicly available information with the management of Zions. Sheshunoff did not conduct any independent evaluation or appraisal of the assets, liabilities or business prospects of Zions, was not furnished with any evaluations or appraisals, and did not review any individual credit files of Zions.

     Sheshunoff's opinions are necessarily based on economic, market and other conditions as in effect on, and the information made available to Sheshunoff as of June 2, 2000 and June 19, 2000.

     In connection with rendering its opinions, Sheshunoff performed a variety of financial analyses. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Moreover, the evaluation of the fairness, from a financial point of view, of the consideration to be received by the shareholders of County Bank is to some extent a subjective one based on the experience and judgment of Sheshunoff and not merely the result of mathematical analysis of financial data. Accordingly, notwithstanding the separate factors summarized below, Sheshunoff believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. The ranges of valuations resulting from any particular analysis described below should not be taken to be Sheshunoff's view of the actual value of County Bank.

     In performing its analyses, Sheshunoff made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the control of County Bank. The analyses performed by Sheshunoff are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold. In addition, Sheshunoff's analyses should not be viewed as determinative of County Bank's Board's or County Bank's management's opinion with respect to the value of County Bank.

     The following is a summary of the analyses performed by Sheshunoff in connection with its opinions dated as of June 2, 2000 and June 19, 2000:

     Analysis of Selected Transactions. Sheshunoff performed an analysis of premiums paid in selected pending or recently completed acquisitions of banking organizations in the Southwest, West and nationally, with comparable characteristics to the County Bank and Zions transaction. Four sets of comparable transactions were analyzed to ensure a thorough comparison.

     The first set of comparable transactions (the "regional transactions") reflects the profitability, asset size and Southwestern regional location of County Bank. The regional transactions specifically consisted of nine (9) mergers and acquisitions of banks located in the Southwest and West with total assets between $100 million and $300 million, return on average assets above 1.50%, which sold between January 1, 1999 and June 2, 2000. The analysis yielded multiples announced at closing of the regional transactions' purchase price relative to: (i) tangible book value ranging from 1.38 times to 3.60 times with an average of 2.63 times and a median of 2.73 times (compared with the multiple implied in the merger, based on the closing price of Zions Common Stock at June 2, 2000, of 2.73 times March 31, 2000 tangible book value); (ii) last 12 months earnings ranging from 9.2 times to 18.1 times with an average of 12.5 times and a median of 11.8 times (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 15.2 times last 12 months earnings as of March 31, 2000); (iii) total assets ranging between 12.6% and 30.1% with an average of 22.6% and a median of 24.8% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 25.5% of March 31, 2000 total assets); and (iv) total deposits ranging from 13.8% to 34.6% with an average of 26.1% and a median of 29.0% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 28.3% of deposits as of March 31, 2000).

     The second set of comparable transactions reflects a more broadly defined group of comparable transactions based on the profitability, asset size and type of consideration received. The national transactions specifically consisted of seventeen (17) mergers and acquisitions of banks in the United States with total assets between $100 million and $300 million, return on average assets above 1.50%, and which sold between January 1, 1999 and June 2, 2000. The analysis yielded multiples announced at closing of the transactions' purchase price relative to: (i) tangible book value ranging from 1.38 times to 3.60 times with an average of 2.46 times and a median of 2.46 times (compared with the multiple implied in the merger, based on the closing price of Zions Common Stock at June 2, 2000, of 2.73 times March 31, 2000 tangible book value); (ii) last 12 months earnings ranging from 9.2 times to 21.2 times with an average of 14.9 times and a median of 14.4 times (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 15.2 times last 12 months earnings as of March 31, 2000); (iii) total assets ranging between 12.6% and 33.7% with an average of 24.6% and a median of 25.4% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 25.5% of March 31, 2000 total assets); and (iv) total deposits ranging from 13.8% to 38.2% with an average of 28.4% and a median of 29.4% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 28.3% of deposits as of March 31, 2000).

     The third set of comparable transactions reflects a more historically defined group of comparable transactions based on the profitability, asset size, capitalization and type of consideration received. This group included deals announced since 1995. Pricing multiples of publicly traded banks stocks during the mid- nineties more closely reflect today's pricing multiples of publicly traded bank stocks. Consequently, deals announced during this period may provide additional comparative information relative to the multiples of the County/Zions transaction. These southwestern transactions specifically consisted of seventeen
(17) mergers and acquisitions of banks in the southwestern United States with total assets between $200 million and $300 million, return on average assets above 1.50%, which sold between January 1, 1995 and June 2, 2000. The analysis yielded multiples announced at closing of the regional transactions' purchase price relative to: (i) tangible book value ranging from 1.70 times to 4.42 times with an average of 2.77 times and a median of 2.52 times (compared with the multiple implied in the merger, based on the closing price of Zions Common Stock at June 2, 2000, of 2.73 times March 31, 2000 tangible book value); (ii) last 12 months earnings ranging from 9.2 times to 19.7 times with an average of 14.9 times and a median of 14.4 times (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of
15.2 times last 12 months earnings as of March 31, 2000); (iii) total assets ranging between 17.1% and 32.1% with an average of 25.8% and a median of 27.0% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 25.5% of March 31, 2000 total assets); and (iv) total deposits ranging from 18.9% to 41.0% with an average of 30.2% and a median of 30.9% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 28.3% of deposits as of March 31, 2000).

     The fourth set of comparable transactions consisted of twenty seven (27) mergers and acquisitions of banks in the United States with total assets between $200 million and $300 million, return on average assets above 1.50%, which sold between January 1, 1995 and June 2, 2000. The analysis yielded multiples announced at closing of the transactions' purchase price relative to: (i) tangible book value ranging from 1.69 times to 6.54 times with an average of
2.84 times and a median of 2.52 times (compared with the multiple implied in the merger, based on the closing price of Zions Common Stock at June
2, 2000, of 2.73 times March 31, 2000 tangible book value); (ii) last 12 months earnings ranging from 9.2 times to 32.9 times with an average of 16.8 times and a median of 17.1 times (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 15.2 times last 12 months earnings as of March 31, 2000); (iii) total assets ranging between 17.1% and 74.4% with an average of 28.4% and a median of 27.0% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 25.5% of March 31,
2000 total assets); and (iv) total deposits ranging from 18.7% to 84.6% with an average of 33.1% and a median of 30.9% (compared with the multiple implied in the merger, based on the closing price of the Zions Common Stock at June 2, 2000, of 28.3% of deposits as of March 31, 2000).

Discounted Cash Flow Analysis. Using discounted cash flow analysis, Sheshunoff estimated the present value of the future stream of after-tax cash flow that County Bank could produce through the year 2004, under various circumstances, assuming that County Bank performed in accordance with the earnings/return projections of management. Sheshunoff estimated the terminal value for County Bank at the end of the period by applying multiples of earnings ranging from 13 times to 18 times and then discounting the cash flow streams, dividends paid to the shareholders (assuming all earnings in excess of that required to maintain a tangible equity to tangible asset percentage of 9.0% are paid out in dividends) and terminal value using discount rates ranging from 14% to 16% chosen to reflect different assumptions regarding the required rates of return of County Bank and the inherent risk surrounding the underlying projections. This discounted cash flow analysis indicated a range of $30 per share to $42 per share based on 1,831,352 fully diluted shares outstanding. This compares to the value of the Merger Consideration for County Bank of $34.29 per share, based on the closing price per share of Zions Common Stock at June 2,
2000.
                                       18

     Sheshunoff discussed the underlying assumptions for the discounted cash flow as provided by County Bank management. Absent any merger transaction, management expresses confidence in its ability to produce the levels of earnings and asset growth shown in the financial projections. Management reports that absent a transaction, County Bank would implement a dividend policy as indicated in the projections. The range of values produced by the discounted cash flow analysis is $30 to $42 per share. The bottom of this range within the constraints of the assumptions used may be a base value for County Bank below which there may be no clear financial benefit to a sale of County Bank (except perhaps an increase in the liquidity of the stock). As structured in the Merger Agreement, the Exchange ratio as of the date of the fairness opinion, June 2, 2000, yields a value in excess of $30 per share. No assurance can be given that the transaction will be in excess of $30 per County Bank share and therefore will continue to be fair as of the date of closing.

Comparable Company Analysis. Sheshunoff compared selected balance sheet data, asset quality, capitalization and profitability measures and market statistics using financial data at or for the twelve months ended March 31, 2000 and market data as of June 2, 2000 for Zions to a group of selected bank holding companies which Sheshunoff deemed to be relevant.

     The group of selected bank holding companies (the "Comparable Composite") included 39 publicly traded banks with assets above $15 billion. This comparison, among other things, showed that: (i) Zions leverage ratio was 4.57%, compared to an average of 6.09% and a median of 6.09% for the Comparable Composite; (ii) for the most recent quarter ended March 31, 2000, Zions' core return on average equity was 14.6%, compared to an average of 18.3% and a median of 18.6% for the Comparable Composite; (iii) for the most recent quarter ended March 31, 2000, Zions' return on average assets was 1.14%, compared to an average of 1.39% and a median of 1.37% for the Comparable Composite; (iv) as of March 31, 2000, Zions' nonperforming loans to total loans ratio was 0.60%, compared to an average of 0.60% and a median of 0.53% for the Comparable Composite; (v) as of June 2, 2000, Zions' price per share to March 31, tangible book value per share was 4.40 times, compared to an average of 3.27 times and median of 3.03 times for the Comparable Composite; (vi) as of June 2, 2000, Zions' price per share to projected 2001 earnings per share was 14.5 times, compared to an average of 12.6 times and median of 10.7 times for the Comparable Composite; (vii) as of June 2, 2000, Zions' price per share to projected 2001 earnings per share (based on IBES consensus earnings estimates as provided by SNL Securities, L.P.) to estimated 2001 earnings per share growth rate (PE to Estimated EPS Growth Rate) was .97 times. compared to an average of 1.17 times and median of 1.03 times for the Comparable Composite; and (viii) Zions' estimated earnings per share growth (based on IBES consensus earnings estimates as provided by SNL Securities, L.P.) in year 2001 of 15% compared to the median and average estimated year 2001 earnings per share growth of 11%.

     Sheshunoff also compared selected stock market results of Zions to the publicly available corresponding data of other composites which Sheshunoff deemed to be relevant, including SNL Securities, L.P.'s ("SNL") index of all publicly traded banks, the aforementioned Comparable and the S&P 500.

     No company or transaction used in the comparable company and comparable transaction analyses is identical to County Bank or the Merger. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of County Bank and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis (such as determining the average or median) is not in itself a meaningful method of using comparable transaction data or comparable company data.

     Pursuant to an engagement letter dated August 30, 1999, between County Bank and Sheshunoff, County Bank agreed to pay Sheshunoff a $50,000 fairness opinion fee and a transaction fee based upon the consideration paid to County Bank. The transaction fee is payable only upon closing of the merger and is calculated as follows: (a) if the aggregate value of the consideration paid by Zions to the County Bank stockholders for their County Bank common stock is $72 million or below, a fee equal to five basis points of total consideration or (b)if the consideration amount is above $72 million, a fee equal to ten basis points of total consideration. County Bank also agreed to indemnify and hold harmless Sheshunoff and its officers and employees against certain liabilities in connection with its services under the engagement letter, except for liabilities resulting from the negligence of Sheshunoff.

     The full text of the opinions of Sheshunoff dated as of June 2, 2000 and June 19, 2000, which set forth assumptions made and matters considered, is attached hereto as Appendix B of this proxy statement/prospectus. County Bank stockholders are urged to read these opinions in their entirety. Sheshunoff's opinions are directed only to the consideration to be received by County Bank stockholders in the merger and do not constitute a recommendation to any County Bank stockholder as to how such stockholder should vote at the special meeting.

Recommendation of County Bank's Board of Directors

     A majority of the County Bank Board believes that the merger is in the best interests of County Bank and its stockholders. Accordingly, a majority of the County Bank Board recommends that stockholders vote FOR approval and adoption of the merger agreement.

Merger Consideration

     In the merger, holders of County Bank common stock will receive shares of Zions common stock as described in detail below.

     With the exception of shares of County Bank for which cash is paid by County Bank upon perfection of a County Bank stockholder's dissenters' rights, at the effective time of the merger each share of County Bank common stock issued and outstanding immediately prior to the effective time will automatically convert into and become the right to receive that number of shares of Zions common stock calculated by dividing the "consideration number," as defined below, by the sum of the number of shares of County Bank common stock that shall be issued and outstanding at the effective time of the merger and the "option equivalent number," as defined below.

     We define various terms utilized in calculating the exchange ratio as follows:

          o the term "consideration number" means the sum of 1,200,000 (or a higher number of shares to compensate for the less severe of

               o any decline in the average price of Zions common stock below $42.375, or

               o any under-performance of Zions common stock since May 15, 2000 compared to an index of major U.S. banks),

          plus

               o the number obtained by dividing $2,494,980 by the "average closing price";

          o the term "average closing price" means the average of the last reported sales price or, if no such reported sale takes place, the mean of the closing bid and asked prices of Zions common stock in the over-the-counter market as such prices are reported on the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions and County Bank shall agree, as of 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the third trading day before the effective time of the merger;

          o the term "option equivalent number" means the number reached by summing the following values as calculated for each option to purchase one share of County Bank common stock which is outstanding and unexercised at the effective time of the merger:
               (A) the difference between the Value-Per-Share Factor and the exercise price of that option (or, if a greater number, zero) divided by (B) the Value-Per-Share Factor;

          o the term "Value-Per-Share Factor" means a number of dollars and cents calculated by means of the following equation --

               "Value-Per-Share Factor" =   V + (O x P)
                                            -----------
                                               O + S

               -- where:

                    (A) V equals the product of the consideration number and the average closing price;

                    (B) O equals the number of shares of County Bank common stock that are subject to a stock option (whether vested or unvested) to be purchased, which option is outstanding and unexercised at the effective time;

                    (C) P equals the per-share average of the exercise prices of all stock options (whether vested or unvested) to purchase shares of County Bank common stock, which options are outstanding and unexercised at the effective time; and

                    (D) S equals the number of shares of County Bank common stock that shall be issued and outstanding at the effective time.

     If we increase the 1,200,000 shares of Zions common stock to a larger number of shares to compensate for any decline in the average price of Zions common stock below $42.375 (or, if less severe, to compensate instead for any under-performance of Zions common stock since May 15, 2000 compared to an index of major U.S. banks), we will do so according to the following calculations:

     o First, we will divide $42.375 by the average price of Zions common stock for the five trading days before the merger. (If that number is 1 or less than 1, this means that the average price of Zions common stock is at or above $42.375 during this period, and we will not increase the 1,200,000 shares.)

     o Second, we will set up a fraction with a numerator consisting of the KBW Bank Index (an index of major U.S. bank stocks published by the investment banking firm Keefe Bruyette & Woods, Inc.) as of the trading day before the merger divided by 6,309 (the level of the KBW Bank Index on May 15, 2000), and with a denominator consisting of the average price of Zions common stock for the five trading days before the merger divided by $42.375. (If that number is 1 or less than 1, this means that Zions common stock has performed as well as or better than the KBW Bank Index since May 15, 2000, and we will not increase the 1,200,000 shares.)

If both the first and the second calculations produce numbers greater than 1, that means that the average price of Zions common stock is below $42.375 during the five trading days before the merger and that it has also under- performed an index of major U.S. banks between May 15, 2000 and the trading day before the merger. In that situation, we will multiply the lower of the first and the second calculated number by 1,200,000 shares, and we will use the result instead of 1,200,000 to determine the number of shares of Zions common stock that County Bank stockholders will receive in the merger.

     At the effective time of the merger, holders of County Bank common stock will cease to be stockholders of County Bank and will no longer have any rights as County Bank stockholders, other than the right to receive any dividend or other distribution with respect to County Bank common stock with a record date occurring prior to the effective time of the merger and to receive the applicable consideration in the merger. After the effective time, there will be no transfers on County Bank's stock transfer books of any shares of County Bank common stock.

Other Interests of Officers and Directors in the Merger

     In considering the recommendation of the County Bank Board with respect to the merger, County Bank stockholders should be aware that officers and directors of County Bank have interests in the merger that are different from, or in addition to, the interests of the stockholders of County Bank generally. The County Bank Board was aware of such interests and considered them, among other matters, in approving the merger agreement and the matters contemplated by the merger agreement, including the merger.

     As of May 31, 2000, the directors and executive officers of County Bank owned an aggregate of approximately 862,589 shares of County Bank common stock and held options to purchase an aggregate of approximately 286,744 shares of County Bank common stock at a weighted average exercise price of approximately $7.56 per share. Under the terms of the merger agreement, County Bank's directors and executive officers will receive the same consideration for their shares of County Bank common stock as the other County Bank stockholders.

     Options to purchase County Bank common stock, which their holders have not exercised prior the effective time of the merger, will automatically convert into options to purchase shares of common stock of Zions following the merger, and Zions will assume each such option subject to the terms and conditions set forth in County Bank's stock option plans.

     Each such converted stock option will convert into a replacement option to acquire a number of shares of Zions common stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of County Bank common stock subject to such converted option as of the effective time multiplied by
(b) the exchange ratio for the merger. The exercise price per share (rounded down to the nearest whole cent) will equal (x) the aggregate exercise price under such converted option for all of the shares of County Bank common stock subject to such converted option at the effective time divided by (y) the number of shares of Zions common stock subject to such replacement option.

     Each County Bank option will, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization, or other similar transaction with respect to Zions' common stock on or subsequent to the completion of the merger.

     Unvested options to purchase shares of County Bank common stock will convert into unvested options to purchase shares of common stock of Zions, subject to the same vesting and forfeiture provisions as applied to these County Bank options before the merger. Of these unvested options, options to purchase 16,632 shares of County Bank stock, which are held by directors of County Bank, will lapse following the merger before they can vest and become exercisable in the event the merger is accounted for as a pooling of interests.

     We describe the treatment of options more fully under "The Merger -- County Bank Stock Options."

Accounting Treatment

     We expect the merger to be accounted for as a pooling of interests in accordance with generally accepted accounting principles ("GAAP"). Under this method of accounting, Zions stockholders and County Bank stockholders will be deemed to have combined their existing voting stock interests by virtue of the exchange of shares of County Bank common stock for shares of Zions common stock. Accordingly, the book value of the assets, liabilities and stockholders' equity of each of Zions and County Bank, as reported on their respective consolidated balance sheets, will be carried over to the consolidated balance sheet of the combined company, and no goodwill will be created. The combined company will be able to include in its consolidated net income the combined net income of both companies for the entire fiscal year in which the merger occurs. However, the combined company must treat certain expenses incurred to effect the merger as current charges against income, rather than adjustments to the combined company balance sheet.

     It is a condition to consummation of the merger that Zions and/or County Bank receive:

     o a certificate dated the date of the effective time of the merger signed by the president and chief executive officer and by the chief financial officer of County Bank regarding various information as to the outstanding stock of County Bank and repurchases (if any) of its stock by County Bank;

     o a letter from Zions' independent auditor, KPMG LLP, that the merger qualifies for pooling of interests accounting treatment; and

     o a letter from County Bank's independent auditor, McGladrey & Pullen, LLP, that in its opinion County Bank is eligible to be a party to a merger that qualifies for pooling of interests accounting treatment.

See "The Merger -- Conditions to Complete the Merger."

     As described in "Rights of Dissenting Stockholders," County Bank stockholders have a right to dissent to the merger and to receive cash in the exercise of their dissenters' rights. If such cash paid combined with other pooling of interests violations exceeds 10% of the outstanding shares of County Bank common stock, the merger will not qualify for pooling of interests accounting treatment.

Regulatory Approvals

     National Bank of Arizona has filed an application with the Office of the Comptroller of the Currency (the "OCC") pursuant to the federal Bank Merger Act requesting approval of the merger. The OCC approved the merger on April 13, 2000.

     The laws of Arizona require that the approval of the Superintendent of Banks of the State of Arizona (the "Superintendent") be obtained prior to the acquisition by merger of a bank organized and licensed under Arizona law. National Bank of Arizona received the approval of the Superintendent for its proposed merger with County Bank on March 13, 2000.

     The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by County Bank stockholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger as being in the interest of the shareholders.

     Zions has received written confirmation by the Department of Financial Institutions of the State of Utah that its approval will not be required to consummate the proposed merger of County Bank into National Bank of Arizona.

     Zions, National Bank of Arizona and County Bank are not aware of any governmental approvals or requirements arising under banking laws and regulations whose receipt or satisfaction are necessary for the merger to become effective other than those described above.

Support Agreements

     At the same time that the merger agreement was signed, twenty-eight stockholders of County Bank, twenty- five of whom were directors and/or officers of County Bank or their affiliates, entered into individual support agreements with Zions. Under the support agreements, these individuals agreed, among other things:

     o to vote in favor of the merger all shares of County Bank common stock owned by them at the record date for any meeting of stockholders of County Bank called to consider and vote on the merger;

     o not to sell or transfer any shares of County Bank common stock held by them except (a) pursuant to the merger, (b) with Zions's prior written consent or (c) by operation of law;

     o not to solicit any inquiries or proposals or enter into any discussions, negotiations or agreements relating to a business combination, merger or consolidation of County Bank with any person other than Zions; and

     o not to vote in favor of any business combination, merger or consolidation of County Bank with any person other than Zions.

     Nothing in their support agreements, however, will limit or otherwise interfere with their actions as directors or officers of County Bank or will affect their ability to vote or dispose of their shares in the event the merger agreement with Zions has first been terminated in accordance with its terms.

     At the record date for the special meeting, these twenty-eight stockholders beneficially owned a total of 1,139,103 shares of County Bank common stock, representing approximately 74% of the shares of County Bank common stock entitled to vote at the special meeting and enough to approve the merger without the concurrence of any other County Bank stockholders.

Dissenters' or Appraisal Rights

     Under the National Bank Act which governs the merger between County Bank and National Bank of Arizona, County Bank stockholders are entitled to dissenters' rights in connection with the merger. See "Rights of Dissenting Stockholders."

Inclusion of Zions' Common Stock on Nasdaq National Market

     A condition to the merger requires that the Nasdaq shall have authorized the shares of Zions common stock to be issued in the merger for inclusion on the Nasdaq National Market. Zions' common stock is listed on the Nasdaq National Market under the symbol "ZION." See "Price Range of Common Stock and Dividends."

Dividends

     Zions, as the parent of the surviving corporation, National Bank of Arizona, expects that after completion of the merger, subject to approval and declaration by its Board, it will continue its current dividend policy and declare regularly scheduled quarterly cash dividends on the shares of its common stock consistent with past practices. The current annualized rate of cash dividends on the shares of Zions common stock is $0.72 per share.

     County Bank expects to continue to declare regularly scheduled dividends on the County Bank common stock until the merger closes, subject to the terms of the merger agreement. The right of holders of County Bank common stock to receive dividends from County Bank will end upon the completion of the merger when the separate corporate existence of County Bank will cease. See "Price Range of Common Stock and Dividends."

     The merger agreement provides that after the date of the merger agreement County Bank will cause its regular annual dividend record date and payment date for County Bank common stock to be the same as the regular first-quarter dividend record date and payment date for Zions common stock and that County Bank will not thereafter change its regular annual dividend record dates and payment dates.

Exchange of County Bank Certificates

     Promptly after the effective time, Zions will deposit with the exchange agent, Zions First National Bank, certificates representing the shares of Zions common stock that are issuable in connection with the merger for shares of County Bank common stock. Zions will also deposit with the exchange agent an estimated amount of cash payable instead of fractional shares. Promptly after the effective time, Zions will cause the exchange agent to send to each holder of record of shares of County Bank common stock at the effective time of the merger transmittal materials for use in the exchange of the merger consideration for certificates representing County Bank common stock. Zions will deliver to holders of County Bank common stock who surrender their certificates to the exchange agent, together with properly executed transmittal materials and any other required documentation, certificates representing the number of shares of Zions common stock to which such holders are entitled. Zions will not issue any fractional shares. Instead, Zions will pay each holder of County Bank common stock who would otherwise be entitled to a fractional share of Zions common stock an amount in cash, without interest, calculated by multiplying such fraction by the average closing price.

     Until properly surrendering their certificates, holders of unexchanged shares of County Bank common stock will not be entitled to receive any dividends or distributions with respect to Zions common stock. After surrender of the certificates representing County Bank common stock, the record holder of such shares will be entitled to receive any such dividends or other distributions, without interest, which had previously become payable with respect to shares of Zions common stock represented by such certificate.

     Holders of County Bank common stock should not send in certificates representing County Bank common stock until they receive transmittal materials from the exchange agent.

County Bank Stock Options

     At the effective time, Zions will assume the former County Bank stock option plans. At the effective time of the merger, all outstanding and unexercised County Bank stock options will no longer represent a right to acquire shares of County Bank common stock, but will convert automatically into options to purchase shares of Zions common stock. Zions will assume such County Bank stock options subject to the terms and conditions of County Bank stock option or similar plans and related option agreements as in effect immediately prior to the effective time under which County Bank issued the assumed stock options.

     After the effective time of the merger, the number of shares of Zions common stock purchasable upon exercise of any such County Bank option will equal the number of shares of County Bank common stock that were purchasable under such County Bank option immediately prior to the effective time multiplied by the exchange ratio established for the merger, rounding down to the nearest whole share. The per share exercise price under each such County Bank stock option, rounding down to the nearest whole cent, will equal the aggregate exercise price under the stock options divided by the number of shares of Zions common stock issuable under the assumed County Bank stock option plans. The duration and other terms of each new Zions stock option will be substantially the same as the prior County Bank stock option. The terms of each County Bank option will be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to Zions common stock on or after the effective time of the merger.

     Unvested options to purchase shares of County Bank common stock will convert into unvested options to purchase shares of common stock of Zions, subject to the same vesting and forfeiture provisions as applied to these County Bank options before the merger. Of these unvested options, options to purchase 16,632 shares of County Bank stock, which are held by directors of County Bank, will lapse following the merger before they can vest and become exercisable in the event the merger is accounted for as a pooling of interests.

Representations and Warranties

     The merger agreement contains representations and warranties made by Zions, National Bank of Arizona and/or County Bank relating to the following matters:

     o due organization, corporate power, good standing and due registration as a bank or bank holding company
     o    capitalization
     o    subsidiaries
     o corporate power and authority to conduct business, own property and enter into the merger agreement and related transactions
     o non-contravention of certain organizational documents, agreements or governmental orders o reports and other documents filed with the SEC and certain bank holding company and bank regulatory authorities, and the accuracy of the information contained in the documents
     o    financial statements
     o    examinations by bank regulatory agencies
     o    undisclosed liabilities
     o    litigation and regulatory action
     o    compliance with laws
     o    contractual defaults
     o    brokers and financial advisers
     o    tax and accounting matters
     o    insurance
     o    labor matters
     o    environmental matters
     o    absence of certain material changes and events
     o    required regulatory approvals
     o    loans and non-performing and classified assets
     o    allowances for loan losses
     o    administration of fiduciary accounts
     o    Year 2000 readiness
     o    deposit insurance

Conduct of Business Pending Completion of the Merger

     The merger agreement contains various covenants and agreements that govern County Bank's, Zions' and National Bank of Arizona's actions prior to the effective time of merger, including the following:

     Conduct of Business. County Bank has agreed that it will conduct its business diligently and substantially in the same manner as previously conducted. It further agreed to use commercially reasonable efforts to preserve intact its business organization, and to maintain its existing relations with customers, employees and business associates.

     Capital Stock. County Bank has agreed to restrictions on its ability to authorize, issue or make any distribution of its capital stock or any other securities, or grant any options to acquire additional securities, or declare or distribute any stock dividend or authorize a stock split. County Bank has agreed not to make any direct or indirect redemption, purchase or other acquisition of its capital stock. County Bank has further agreed not to take any action which would prevent or impede the merger from qualifying for pooling of interests accounting.

     Dividends. County Bank has agreed not to declare or pay any dividend other than customary annual cash dividends paid by County Bank to holders of its common stock in 2000 in an amount not exceeding $0.08 per share. In addition, County Bank has agreed that it will cause its regular annual dividend record date and payment date with respect to County Bank common stock to be the same as the regular first-quarter record date and payment date for Zions common stock and that County Bank will not thereafter change its regular annual dividend record dates and payment dates.

     Compensation; Employment Agreements; Benefit Plans. County Bank has agreed not to:

     o increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee, except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of September 30, 1999, and except as explicitly contemplated by the merger agreement, including the parties' agreement that the payment of customary year-end 1999 bonuses to employees in an aggregate amount that does not exceed $260,000 will not be taken into account in the above determination; nor

     o create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit, except as otherwise required by law; nor

     o enter into any employment or personal services contract with any person or firm, except directly to facilitate the transactions contemplated by the merger agreement.

     Dispositions, Acquisitions and Capital Expenditures. County Bank has agreed not to:

     o either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business or (ii) engage in any discussions concerning such a possible transaction unless the County Bank Board, based upon the advice of its counsel, determines in good faith that such action is required for the County Bank Board to comply with its fiduciary duties to stockholders imposed by law; nor

     o incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction, except in the ordinary course of its business or to accomplish the transactions contemplated by the merger agreement; nor

     o subject any of its properties or assets to any lien, claim, charge, option, or encumbrance, other than in the ordinary course of business; nor

     o enter into or assume any commitment to make capital expenditures, any of which individually exceeds $10,000 or which in the aggregate exceeds $25,000.

     Amendments. The merger agreement provides that County Bank will not amend its articles of incorporation or bylaws, nor convert its charter or form of entity to any other charter or form of entity.

     Preservation of Business. County Bank has agreed that it will:

     o carry on its business and manage its assets and properties diligently and substantially in the same manner as before the execution of the merger agreement;

     o use commercially reasonable efforts to maintain the ratio of its loans to its deposits at approximately the same level as existed at September 30, 1999, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it;

     o manage its investment portfolio in substantially the same manner and under substantially the same investment policies as in 1998 and the first nine months of 1999, and take no action to change to any material extent the percentage which its investment portfolio bears to its total assets, or to lengthen to any material extent the average maturity of its investment portfolio, or of any significant category of its portfolio;

     o use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel;

     o use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with customers and others having business dealings with it;

     o not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; and

     o use commercially reasonable efforts to conduct its affairs so that at the effective time of the merger none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in the merger agreement will remain unfulfilled by reason of its actions or omissions.

     Acquisition Proposals. County Bank has agreed that it will not:

     o solicit or encourage any inquiries or proposals to acquire more than one percent of County Bank common stock or any significant portion of its assets;

     o afford any third party which may be considering such a transaction access to its properties, books or records except as required by mandatory provisions of law;

     o enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for such a transaction; or

     o authorize or permit any of its directors, officers, employees or agents to do or permit any of the activities referred to in this paragraph.

     County Bank, however, may participate in discussions or negotiations with, or furnish information to, any person if, after consultation with and consideration of the advice of outside counsel, its board of directors has determined in good faith that such action is required for the board of directors to comply with its fiduciary duty to stockholders imposed by law. County Bank has agreed to keep Zions informed of the status and all material information regarding any such discussions or negotiations.

     Employee Benefit Matters. Employees of County Bank who become participants in any employee benefit plan of Zions will receive credit for prior service with County Bank for purposes of eligibility and vesting as long as such crediting of service does not result in duplication of benefits.

     Regulatory Applications and Filings. Zions and County Bank have agreed that they will cooperate and use their best efforts to effect all filings and obtain all necessary government approvals to complete the transactions contemplated by the merger agreement.

     Indemnification. The merger agreement provides that, after the effective time of the merger, neither Zions nor National Bank of Arizona will take any action to abrogate or diminish any right accorded under the articles of incorporation or bylaws of County Bank as they existed immediately prior to the effective time to any person who, on or prior to the effective time, was a director or officer of County Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses, and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising from events, matters, actions, or omissions occurring on or prior to the effective time of the merger. To the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and bylaws of County Bank to any person who, on or prior to the effective time, was a director or officer of County Bank will survive the effective time and, following the merger, to the extent permitted by law, Zions and National Bank of Arizona will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the effective time.

     Certain Other Covenants. The merger agreement contains other covenants of the parties relating to:

     o    the preparation and distribution of this proxy statement/prospectus;

     o the County Bank stockholders' meeting and the recommendations of its board of directors;

     o    cooperation in issuing public announcements;

     o    access to information;

     o    confidentiality;

     o inclusion of the Zions common stock issuable to the holders of shares of County Bank common stock for trading on the Nasdaq National Market; and

     o    the delivery of financial statements of County Bank to Zions.

Conditions to Complete the Merger

     The obligations of each of Zions, National Bank of Arizona and County Bank to complete the merger are subject to the satisfaction or waiver of conditions, in accordance with applicable law, including:

     o obtaining the requisite vote of approval from the stockholders of County Bank;

     o    obtaining all governmental approvals required to complete the merger;

     o obtaining all other necessary third party consents and approvals to complete the merger;

     o the absence of injunctions, decrees, orders, laws, statutes or regulations enjoining, preventing or making illegal the completion of the merger;

     o the declaration of effectiveness of the registration statement on Form S-4 by the SEC and the absence of any stop order or proceedings seeking a stop order;

     o the delivery of an opinion to Zions and County Bank to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

     o the approval for inclusion on the Nasdaq National Market of the Zions common stock issuable to County Bank's stockholders in the merger; and

     o the receipt by Zions of letters from KPMG LLP, its independent auditor, and from McGladrey & Pullen, LLP, County Bank's auditor, stating that the merger qualifies for "pooling of interests" accounting treatment.

     The obligations of each of Zions, National Bank of Arizona and County Bank to complete the merger are further subject to satisfaction or waiver of the following conditions:

     o the representations and warranties of the other party in the merger agreement are to be materially true and correct as of the effective time of the merger, except for representations and warranties made as of a specified date which will be materially true and correct as of such specified date;

     o all of the agreements and covenants of the other party to be performed and complied with on or prior to the effective time of the merger are to have been performed and complied with in all material respects; and

     o each of Zions and County Bank shall have received a certificate dated the effective time of the merger signed by designated executive officers of the other party to the effect that the above two conditions have been satisfied.

Termination and Termination Fees

     General Termination Rights. The parties may terminate the merger agreement at any time prior to the effective time, whether before or after approval by the County Bank stockholders:

     o    by mutual written consent of the parties;

     o by either Zions or County Bank, as appropriate, if any of the following occurs:

          (1) the merger has not been completed by July 31, 2000, except to the extent that the failure to complete the merger results from the failure of the party seeking termination to perform or observe the agreements and covenants of such party in the merger agreement;

          (2) the County Bank stockholders fail to approve the merger agreement at the County Bank special meeting;

          (3) any governmental entity has issued a final, non-appealable order denying an approval or consent that is required to complete the merger.

     o    by County Bank if any of the following occur:

          (1) the material incorrectness when made of any of Zions' or National Bank of Arizona's representations and warranties;

          (2) a material breach or a material failure by Zions or National Bank of Arizona of its respective covenants under the merger agreement, and Zions or National Bank of Arizona, as appropriate, has not cured the breach or failure; or

          (3) if the County Bank Board, based upon the advice of its counsel, determines in good faith that termination is required in order for the Board to comply with its fiduciary duties to its stockholders imposed by law by reason of having received from a third party a proposal to acquire more than one percent of the County Bank common stock or any significant portion of the assets of County Bank.

     o    by Zions if either of the following occurs:

          (1) the material incorrectness when made of any of County Bank's representations and warranties; or

          (2) a material breach or a material failure by County Bank of its covenants under the merger agreement, and County Bank has not cured the breach or failure.

     Termination and Damages for Breach of the Merger Agreement. If termination of the merger agreement is the result of material incorrectness of any representation or warranty or the material breach or material failure of a covenant, the party whose representations or warranties were materially incorrect or which materially breached the covenant will be liable to the other party in the amount of $1 million. If termination of the merger agreement is the result of a determination by the County Bank Board that its fiduciary duty to County Bank's stockholders requires termination of the merger agreement because of a proposal to acquire stock or assets of County Bank, or if termination of the merger agreement is the result of material incorrectness of any representation or warranty of County Bank or the material breach or material failure of a County Bank covenant, and County Bank signs a definitive agreement with respect to a proposal to acquire stock or assets of County Bank within one year after termination of the merger agreement, then County Bank will be liable to Zions for liquidated damages in the further amount of $2 million.

Amendment and Waiver

     Subject to compliance with applicable law, the party to the merger agreement benefited by a particular provision may, prior to the effective time of the merger, waive that provision of the merger agreement. The parties to the merger agreement may amend or modify any provision at any time by an agreement in writing between the parties.

Survival of Certain Provisions

     If the Merger Agreement Becomes Effective. After the effective time of the merger, various provisions of the merger agreement regarding the following matters will survive and remain effective:

     o procedures for the issuance of Zions common stock and Zions stock options in exchange for County Bank common stock and outstanding County Bank stock options; and

     o    indemnification of County Bank directors and officers.

     If the Merger Agreement Terminates before the Effective Time. If the merger agreement terminates before the effective time, various provisions of the merger agreement regarding the following matters will survive and remain effective:

     o confidentiality of information obtained in connection with the merger agreement;

     o provisions regarding information provided for applications and the registration statement;

     o liability of the companies to each other as a result of the termination of the merger agreement; and

     o    expenses incurred in connection with the proposed merger.

Restrictions on Resales by Affiliates

     Zions has registered the shares of common stock issuable to the County Bank stockholders in the merger under the Securities Act. Holders of these securities who are not deemed to be "affiliates," as defined in the rules promulgated under the Securities Act, of Zions or County Bank may trade their shares freely without restriction.

     Any subsequent transfer of shares by any person who is an affiliate of County Bank at the time of submission of the merger agreement to the County Bank stockholders for their vote will, under existing law, require either:

     o the further registration under the Securities Act of the shares of Zions common stock to be transferred;

     o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

     o    the availability of another exemption from registration of the shares.

     An affiliate of County Bank is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with County Bank. We expect these restrictions to apply to the directors and executive officers of County Bank and the holders of 10% or more of the County Bank common stock. The same restrictions apply to certain relatives or the spouses of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. Zions will give stop transfer instructions to the transfer agent with respect to those shares of Zions common stock held by persons subject to these restrictions, and Zions will place a legend on the certificates for their shares accordingly.

     SEC guidelines regarding qualifying for the "pooling of interests" method of accounting limit sales of shares of Zions and County Bank by affiliates of either company in a business combination. SEC guidelines also indicate that the pooling of interests method of accounting generally will not be challenged on the basis of sales by affiliates of Zions and County Bank if such affiliates do not dispose of any of the shares of the corporation they own, or shares of a corporation they receive in connection with a merger, during the period beginning thirty days before completion of the merger and ending when Zions has published financial results covering at least thirty days of post-merger operations of Zions.

     County Bank has agreed in the merger agreement to use commercially reasonable efforts to cause each person who is an affiliate of County Bank for purposes of Rule 145 under the Securities Act and for purposes of qualifying the merger for pooling of interests accounting treatment to deliver to Zions a written agreement intended to ensure compliance with the Securities Act and to preserve Zions' ability to treat the merger as a pooling of interests.

Allocation of Costs and Expenses

     The merger agreement provides that each party to the merger agreement will be responsible for paying its own costs and expenses, including the fees and expenses of its own counsel, financial advisors, accountants and tax advisors, incurred in connection with the merger agreement. However, the merger agreement expressly allocates certain specified expenses as follows:

     o County Bank will pay the cost of printing and delivering the proxy statement/prospectus to its stockholders;

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

     o Zions will pay the cost of registering under the federal and state securities laws the shares of Zions common stock that Zions will issue to the County Bank stockholders upon completion of the merger;

     o    County Bank will pay the cost of procuring the required tax opinion;
          and

     o Zions will pay the cost of procuring letters from KPMG and McGladrey & Pullen regarding pooling of interests accounting treatment.

                                  THE COMPANIES

Zions Bancorporation

     Zions Bancorporation, a Utah corporation, is a registered bank holding company headquartered in Salt Lake City, Utah. Zions is the parent holding company of Zions First National Bank, California Bank and Trust, National Bank of Arizona, Vectra Bank Colorado, N.A., Nevada State Bank, and The Commerce Bank of Washington, N.A. The principal asset of Zions is all of the outstanding shares of common stock of its subsidiary banks, and its principal source of revenue is dividends it receives from its subsidiary banks. Through its subsidiaries, Zions operated 362 branches as of December 31, 1999 in the states of Arizona, California, Colorado, Idaho, Nevada, New Mexico, Utah, and Washington.

     The banking business is extremely competitive, and Zions's banking subsidiaries encounter intense competition from other financial institutions located within their respective market area. In addition, Zions' banking subsidiaries compete not only with other commercial banks but also with other financial institutions such as thrifts, credit unions, money market and mutual funds, insurance companies, brokerage firms, and a variety of other companies offering financial services. Some of these financial services providers that are located outside their respective market areas.

     Zions's principal executive offices are located at One South Main, Suite 1380, Salt Lake City, Utah 84111, and its telephone number is (801) 524-4787.

County Bank

Business. County Bank is an Arizona state chartered banking corporation. County Bank was formed on January 12, 1983 under the name Desert Sun Bank under the laws of the State of Arizona. On August 30, 1993, Desert Sun Bank merged with Western Bankshares, Inc. and the bank's name was changed to County Bank. As of May 31, 2000, County Bank had 193 shareholders of record owning 1,538,991 shares of County Bank's common stock. As a state-chartered federally insured bank, County Bank is subject to regulation, supervision, and regular examination by the Arizona State Banking Department and by the Federal Deposit Insurance Corporation.

     Primary Market Area. County Bank conducts its banking business through its main office in Prescott, Arizona and six other branches located in Prescott, Prescott Valley, Yuma, Parker, Cottonwood and Page. County Bank provides a full range of commercial banking services to the general public (excluding trust services), with an emphasis on business loans to small and medium sized businesses as well as executives and professionals. As of March 31, 2000, County Bank had total consolidated assets of $245 million.

Services Provided.

     Commercial Loans (including Commercial Real Estate). County Bank's primary lending focus is loans to existing businesses, and County Bank makes few, if any, business start-up loans. Business start-up loans will only be considered if they are adequately secured by collateral that could be liquidated with reasonable promptness. County Bank also makes commercial real estate loans to businesses. Commercial real estate loans are underwritten based on cash flows, independent appraisals, operating histories, and financial strength of the borrower.

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

     Consumer Loans. County Bank's secondary focus is on providing a wide range of consumer loans, such as auto loans, boat loans, lines of credit, and home equity loans. These loans are priced at or above prevailing market prices.

     Residential Mortgage Loans (including Construction Lending). County Bank also makes single family residential mortgage loans. County Bank offers conventional, FHA, and VA mortgages with 15- to 30-year maturities. County Bank also offers both fixed and adjustable rate mortgages. The majority of the mortgages are not retained in County Bank's portfolio. County Bank also makes interim construction loans for residences provided the owner has a firm commitment for the take-out loan.

     Marketing. County Bank utilizes marketing strategies that rely on a high level of personal interaction with potential customers. Potential customers are identified by research, including review of the membership of the local chambers of commerce, review of local business publications (including lists of companies in particular fields), and membership in local business and social organizations. County Bank personnel also make calls on professional advisors to businesses, such as attorneys and accountants, in order to promote the availability of County Bank's services. In addition, County Bank has engaged in some advertising in order to establish County Bank in the business community as a lender to that community.

     Asset Management. Consistent with the requirements of prudent banking necessary to maintain liquidity, management of County Bank has invested the largest portion of County Bank's assets in loans. The balance of County Bank's funds available for investment are invested primarily in securities of the United States government and its agencies, municipalities, and in other short-term money-market instruments, including the sale of federal funds to other banks.

Competition. The financial services business in Yavapai County and in the other markets serviced by County Bank are considered to be extremely competitive. In Arizona generally, and in County Bank's primary service area, major banks have many offices and operate over a wide geographic area. County Bank competes against these institutions. By virtue of their significantly greater capital, resources, recognition, and experience, such institutions have substantially greater lending limits and investment flexibility than County Bank. They also perform certain functions for their customers, including trust and investment services, that County Bank is not equipped to offer directly.

     In its primary service areas, County Bank also competes against major banks and other independent banks, all of which generally use many of the same competitive tools County Bank employs. The current major competitors in County Bank's primary service areas include the following banks: Bank One, Bank of America, Wells Fargo, Stockmen's Bank, and National Bank of Arizona. Moreover, one or more new independent commercial banks may enter the Prescott and/or Yuma market and compete with County Bank and provide additional competition to County Bank.

     In addition to the above-referenced banks, County Bank faces competition from savings and loan associations and credit unions. With respect to certain of its services, including but not limited to loans and to securing funds available for deposits, County Bank faces competition from other financial market participants, such as insurance companies, consumer and commercial finance or loan companies, industrial loan associations, real estate investment trusts, pension funds, mortgage companies, credit card organizations, money market funds, and mutual funds. The national equity and debt securities markets also compete for the available funds.

     In order to compete, County Bank has relied principally upon local advertising and promotional activity; personal contact by its officers, directors, employees, and stockholders; and specialized services. County Bank's promotional activities emphasize the advantages of dealing with banks locally headquartered and a managed institution attuned to the particular needs and desires of the local business community. For customers whose loan demands exceed County Bank's lending limit, County Bank has generally arranged for such loans on a participation basis with other banks or financial institutions. County Bank also assists customers requiring services not offered by County Bank to obtain these services through other banks or financial institutions.

     County Bank's principal executive offices are located at 102 West Gurley Street, Prescott, Arizona 86301. Its telephone number is (520) 771-8100.

                           REGULATION AND SUPERVISION

     The following discussion sets forth the material elements of the regulatory framework applicable to bank holding companies, national banks and state-chartered banks which are not members of the Federal Reserve System, and provides certain specific information relevant to Zions, National Bank of Arizona and County Bank. This regulatory framework is primarily intended for the protection of depositors and the deposit insurance funds that insure bank deposits, and not for the protection of security holders. To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions. A change in the statutes, regulations, or regulatory policies applicable to Zions, National Bank of Arizona and County Bank may have a material effect on the business of these entities.

     Various governmental requirements, including Sections 23A and 23B of the Federal Reserve Act, limit borrowings by National Bank of Arizona from Zions and also limit various other transactions between National Bank of Arizona and Zions. For example, Section 23A of the Federal Reserve Act limits to no more than 10 percent of its total capital the aggregate outstanding amount of any insured bank's loans to and other "covered transactions" with any particular non-bank affiliate and limits to no more than 20 percent of its total capital the aggregate outstanding amount of any insured bank's covered transactions with all of its non-bank affiliates. At March 31, 2000, approximately $3.8 million was available for loans to Zions from National Bank of Arizona. Section 23A of the Federal Reserve Act also generally requires that an insured bank's loans to its non-bank affiliates be secured, and Section 23B of the Federal Reserve Act generally requires that an insured bank's transactions with its non-bank affiliates be on arm's-length terms. Also, National Bank of Arizona and any subsidiary are prohibited from engaging in certain "tie-in" arrangements in connection with extensions of credit or provision of property or services.

     As a national bank, National Bank of Arizona is subject to primary supervision, regulation, and examination by the OCC and secondary regulation by the FDIC and the Federal Reserve Board. As a commercial bank organized under the laws of the State of Arizona which is not a member of the Federal Reserve System, County Bank is subject to supervision, regulation, and examination by the Arizona State Banking Department and the FDIC. National Bank of Arizona is subject to extensive federal statutes and regulations, and County Bank, by extensive state and federal statutes and regulations, that significantly affect their respective business and activities. National Bank of Arizona and County Bank must file reports with their regulators concerning their activities and financial condition and obtain regulatory approval to enter into certain transactions. National Bank of Arizona is also subject to periodic examinations by the OCC, and County Bank, to periodic examinations by the Arizona State Banking Department and the FDIC, to ascertain compliance with various regulatory requirements. Other applicable statutes and regulations relate to insurance of deposits, allowable investments, loans, acceptance of deposits, trust activities, mergers, consolidations, payment of dividends, capital requirements, reserves against deposits, establishment of branches and certain other facilities, limitations on loans to one borrower and loans to affiliated persons, and other aspects of the business of banks. Recent federal legislation has instructed federal agencies to adopt standards or guidelines governing banks' internal controls, information systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation and benefits, asset quality, earnings and stock valuation, and other matters. Legislation adopted in 1994 gives the federal banking agencies greater flexibility in implementing standards on asset quality, earnings, and stock valuation. Regulatory authorities have broad flexibility to initiate proceedings designed to prohibit banks from engaging in unlawful activities and in unsafe and unsound banking practices.

     National Bank of Arizona and County Bank are also affected by various other governmental requirements and regulations, general economic conditions, and the fiscal and monetary policies of the federal government and the Federal Reserve Board. The monetary policies of the Federal Reserve Board influence to a significant extent the overall growth of loans, investments, deposits, interest rates charged on loans, and interest rates paid on deposits. The nature and impact of future changes in monetary policies are often not predictable.

Support of Subsidiary Banks

     Under current Federal Reserve Board policy, a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks by standing ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial adversity and by maintaining the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. The support expected by the Federal Reserve Board may be required at times when the bank holding company may not have the resources or inclination to provide it.

     Section 55 of the National Bank Act permits the OCC to order the pro-rata assessment of stockholders of a national bank whose capital has become impaired. Zions is the sole stockholder of National Bank of Arizona. If a stockholder fails, within three months, to pay that assessment, the OCC can order the sale of the stockholder's stock to cover the deficiency. (The banking statutes of Arizona do not confer similar authority upon the Arizona State Banking Department to assess the stockholders of County Bank for any capital deficiency experienced by the Bank or to order the sale of their stock to cover the deficiency.) In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank would be assumed by the bankruptcy trustee and entitled to priority of payment.

     If a default occurred with respect to a bank, any capital loans to the bank from its parent holding company would be subordinate in right of payment to payment of the bank's depositors and certain of its other obligations.

Liability of Commonly Controlled Banks

     Any depository institution insured by the FDIC can be held liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with:

     o the default of a commonly controlled FDIC-insured depository institution; or

     o any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default.

     "Default" generally is defined as the appointment of a conservator or receiver, and "in danger of default" generally is defined as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Depositor Preference Statute

     In the "liquidation or other resolution" of an institution by any receiver, federal legislation provides that deposits and certain claims for administrative expenses and employee compensation against an insured bank are afforded a priority over other general unsecured claims against that bank, including federal funds and letters of credit.

Capital Requirements

     Zions is subject to risk-based capital requirements and guidelines imposed by the Federal Reserve Board, which are substantially similar to the capital requirements and guidelines imposed by the OCC on national banks and by the FDIC on state-chartered banks which are not members of the Federal Reserve System.

For this purpose, a bank's or bank holding company's assets and certain specified off-balance sheet commitments are assigned to four risk categories, each weighted differently based on the level of credit risk that is ascribed to those assets or commitments. In addition, risk-weighted assets are adjusted for low-level recourse and market-risk equivalent assets. A bank's or bank holding company's capital, in turn, includes the following tiers:

     o core ("Tier 1") capital, which includes common equity, non-cumulative perpetual preferred stock, a limited amount of cumulative perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, less goodwill, certain identifiable intangible assets, and certain other assets; and

     o supplementary ("Tier 2") capital, which includes, among other items, perpetual preferred stock not meeting the Tier 1 definition, mandatory convertible securities, subordinated debt and allowances for loan and lease losses, subject to certain limitations, less certain required deductions.

     Zions, like other bank holding companies, is required to maintain Tier 1 and "Total Capital" (the sum of Tier 1 and Tier 2 capital, less certain deductions) equal to at least 4 percent and 8 percent of their total risk-weighted assets (including certain off-balance-sheet items, such as unused lending commitments and standby letters of credit), respectively. At March 31, 2000, Zions met both requirements, with Tier 1 and total capital equal to 8.04 percent and 10.63 percent of total risk-weighted assets.

     The Federal Reserve Board, the OCC and the FDIC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market-risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

     The Federal Reserve Board also requires bank holding companies to maintain a minimum "Leverage Ratio" (Tier 1 capital to adjusted total assets) of 3 percent if the bank holding company has the highest regulatory rating and meets certain other requirements, or of 3 percent plus an additional cushion of at least 1 to 2 percentage points if the bank holding company does not meet these requirements. At March 31, 2000, Zions's leverage ratio was 5.73 percent.

     The Federal Reserve Board may set capital requirements higher than the minimums noted above for holding companies whose circumstances warrant it. For example, bank holding companies experiencing or anticipating significant growth may be expected to maintain strong capital positions substantially above the minimum supervisory levels without significant reliance on intangible assets. Furthermore, the Federal Reserve Board has indicated that it will consider a "Tangible Tier 1 Leverage Ratio" (deducting all intangibles) and other indicia of capital strength in evaluating proposals for expansion or new activities or when a bank holding company faces unusual or abnormal risks. The Federal Reserve Board has not advised Zions of any specific minimum leverage ratio applicable to it.

     National Bank of Arizona and County Bank are subject to similar risk-based capital and leverage requirements adopted respectively by the OCC and the FDIC. Both National Bank of Arizona and County Bank were in compliance with the applicable minimum capital requirements as of March 31, 2000. Neither National Bank of Arizona nor County Bank has been advised by its respective primary federal banking regulator of any specific minimum leverage ratio applicable to it.

     Failure to meet capital requirements could subject a bank to a variety of enforcement remedies, including the termination of deposit insurance by the FDIC, and to certain restrictions on its business. The Federal Deposit Insurance Corporation Improvements Act of 1991 ("FDICIA"), among other things, identifies five capital categories for insured banks -- well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized -- and requires federal bank regulatory agencies to implement systems for "prompt corrective action" for insured banks that do not meet minimum capital requirements based on these categories. The FDICIA imposes progressively more restrictive constraints on operations, management, and capital distributions, depending on the category in which an institution is classified. Unless a bank is well capitalized, it is subject to restrictions on its ability to offer brokered deposits, on "pass-through" insurance coverage for certain of its accounts, and on certain other aspects of its operations. FDICIA generally prohibits a bank from paying any dividend or making any capital distribution or paying any management fee to its holding company if the bank would thereafter be undercapitalized. An undercapitalized bank is subject to regulatory monitoring and may be required to divest itself of or liquidate subsidiaries. Holding companies of such institutions may be required to divest themselves of such institutions or divest themselves of or liquidate other affiliates. An undercapitalized bank must develop a capital restoration plan, and its parent bank holding company must guarantee the bank's compliance with the plan up to the lesser of 5 percent of the bank's assets at the time it became undercapitalized or the amount needed to comply with the plan. Critically undercapitalized institutions are prohibited from making payments of principal and interest on subordinated debt and are generally subject to the mandatory appointment of a conservator or receiver.

     Rules adopted by the OCC under FDICIA provide that a national bank is deemed to be well capitalized if the bank has a total risk-based capital ratio of 10 percent or greater, a Tier 1 risk-based capital ratio of 6 percent or greater, and a leverage ratio of 5 percent or greater and the institution is not subject to a written agreement, order, capital directive, or prompt corrective action directive to meet and maintain a specific level of any capital measure. The FDIC has adopted comparable measures for state-chartered banks which are not members of the Federal Reserve System. As of March 31, 2000, National Bank of Arizona and County Bank were both well-capitalized, based on the prompt corrective action ratios and guidelines described above. It should be noted, however, that a bank's capital category is determined solely for the purpose of applying prompt corrective action regulations of its primary federal banking regulator, and that the capital category may not constitute an accurate representation of the bank's overall financial condition or prospects.

Brokered Deposits

     Under FDIC regulations, no FDIC-insured bank can accept brokered deposits unless it

     o    is well capitalized; or

     o    is adequately capitalized and receives a waiver from the FDIC.

In addition, these regulations prohibit any bank that is not well capitalized from paying an interest rate on brokered deposits in excess of three-quarters of one percentage point over certain prevailing market rates as determined by the regulations.

Dividend Restrictions

     Zions is a legal entity separate and distinct from National Bank of Arizona. Similarly, County Bank is a legal entity separate and distinct from its stockholders. In general, under the law of its state of incorporation, Zions cannot pay a cash dividend if such payment would render it insolvent. The revenues of Zions consist primarily of dividends paid by National Bank of Arizona and by its other bank and nonbank affiliates. Various federal and state statutory provisions limit the amount of dividends National Bank of Arizona and its other bank affiliates can pay to Zions and County Bank can pay to its stockholders without regulatory approval. Dividend payments by national banks are limited to the lesser of:

     o    the level of undivided profits; and

     o absent regulatory approval, an amount not in excess of net income for the current year combined with retained net income for the preceding two years.

     Arizona law establishes two limitations on the payment of dividends by banks organized under it:

     o    a dividend may not be paid if it would render a bank insolvent; and

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

     o a dividend payable other than in a bank's own stock may not be paid out of capital surplus without the approval of the Arizona Superintendent of Banks.

     At March 31, 2000, approximately $7.7 million of the total stockholders' equity of National Bank of Arizona was available for payment of dividends to Zions without approval by the OCC.

     In addition, federal bank regulatory authorities have authority to prohibit National Bank of Arizona and County Bank from engaging in an unsafe or unsound practice in conducting their business. Depending upon the financial condition of the bank in question, the payment of dividends could be deemed to constitute an unsafe or unsound practice. The ability of National Bank of Arizona and its other bank affiliates and County Bank to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Deposit Insurance Assessments

     The deposits of National Bank of Arizona and County Bank are insured up to regulatory limits by the FDIC and, accordingly, are subject to deposit insurance assessments to maintain the Bank Insurance Fund (the "BIF") administered by the FDIC. The FDIC has adopted regulations establishing a permanent risk-related deposit insurance assessment system. Under this system, the FDIC places each insured bank in one of nine risk categories based on the bank's capitalization and supervisory evaluations provided to the FDIC by the institution's primary federal regulator. Each insured bank's insurance assessment rate is then determined by the risk category in which it is classified by the FDIC.

     Effective January 1, 1997 the annual insurance premiums on bank deposits insured by the BIF vary between $0.00 per $100 of deposits for banks classified in the highest capital and supervisory evaluation categories to $0.27 per $100 of deposits for banks classified in the lowest capital and supervisory evaluation categories. BIF assessment rates are subject to semi-annual adjustment by the FDIC within a range of up to five basis points without public comment. The FDIC also possesses authority to impose special assessments from time to time.

     The Deposit Insurance Funds Act provides for assessments to be imposed on insured depository institutions with respect to deposits insured by the BIF (in addition to assessments currently imposed on depository institutions with respect to BIF-insured deposits) to pay for the cost of Financing Corporation ("FICO") funding. The FDIC established the FICO assessment rates effective for the second quarter 2000 at approximately $0.021 per $100 annually for BIF-assessable deposits. The FICO assessments are adjusted quarterly to reflect changes in the assessment bases of the FDIC insurance funds and do not vary depending upon a depository institution's capitalization or supervisory evaluations. In 1999, National Bank of Arizona and County Bank paid FICO assessments of $142,123 and $22,514, respectively.

Interstate Banking and Branching

     Under the Riegle-Neal Interstate Banking and Branching Efficiency Act ("Riegle-Neal"), subject to certain concentration limits and other requirements:

     o bank holding companies such as Zions are permitted to acquire banks and bank holding companies located in any state;

     o any bank that is a subsidiary of a bank holding company is permitted to receive deposits, renew time deposits, close loans, service loans, and receive loan payments as an agent for any other depository institution subsidiary of that bank holding company; and

     o banks such as National Bank of Arizona and County Bank are permitted to acquire branch offices outside their home states by merging with out-of-state banks, purchasing branches in other states, and establishing de novo branch offices in other states.

The ability of banks to acquire branch offices through purchase or opening of other branches is contingent, however, on the host state having adopted legislation "opting in" to those provisions of Riegle-Neal. In addition, the ability of a bank to merge with a bank located in another state is contingent on the host state not having adopted legislation "opting out" of that provision of Riegle-Neal.

Control Acquisitions

     The Change in Bank Control Act prohibits a person or group of persons from acquiring "control" of a bank holding company, unless the Federal Reserve Board has been notified and has not objected to the transaction. Under a rebuttable presumption established by the Federal Reserve Board, the acquisition of 10 percent or more of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act, such as Zions, would, under the circumstances set forth in the presumption, constitute acquisition of control of the bank holding company.

     In addition, a company is required to obtain the approval of the Federal Reserve Board under the BHC Act before acquiring 25 percent (5 percent in the case of an acquiror that is a bank holding company) or more of any class of outstanding common stock of a bank or bank holding company, such as Zions, or otherwise obtaining control or a "controlling influence" over that bank or bank holding company. However, regulations of the Federal Reserve Board generally exempt from such approval requirement a merger, such as that proposed here, of an operating bank that is a subsidiary of a bank holding company with another bank if the transaction requires the prior approval of a federal bank regulatory agency under the federal Bank Merger Act and does not involve the acquisition of shares of a bank.

Financial Modernization

     On November 12, 1999, the President signed into law the Gramm-Leach-Bliley Act (the "Act") which, effective March 11, 2000, permits qualifying bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature or complementary thereto, as determined by the Federal Reserve Board. A bank holding company may elect to become a financial holding company if each of its subsidiary banks (a) is well capitalized under the prompt corrective action provisions of FDICIA, (b) is well managed, and (c) has at least a satisfactory rating under the Community Reinvestment Act. The Act identifies several activities as "financial in nature," including, among others, insurance underwriting and agency, investment advisory services, and underwriting, dealing in or making a market in securities. Under the Act, subject to limitations on investment, a national bank may, through a financial subsidiary of the bank, engage in activities that are financial in nature, or incidental thereto, excluding, among others, insurance underwriting, insurance company portfolio investment, and if the bank is well capitalized, well managed and has at least a satisfactory CRA rating, real estate development and real estate investment. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of a non-banking subsidiary or subsidiaries. A bank holding company which does not elect to become a financial holding company may continue to engage in activities approved for bank holding companies by the Federal Reserve Board prior to enactment of the Act.

     The Act does not significantly alter the regulatory regimes under which Zions, National Bank of Arizona and County Bank currently operate, as we describe above. While certain business combinations not previously permissible have been permissible since March 11, 2000, we cannot predict at this time resulting changes in the competitive environment or the financial condition of Zions, National Bank of Arizona or County Bank. Using the financial holding company structure, insurance companies and securities firms may acquire bank holding companies, such as Zions, and may compete more directly with banks or bank holding companies. Zions has not, at this time, made any decisions with respect to whether it will elect to become a financial holding company under the Act.

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

Future Legislation

     Various legislation, including proposals to substantially change the financial institution regulatory system and to expand or contract the powers of banking institutions and bank holding companies, is from time to time introduced in the Congress. This legislation may change banking statutes and the operating environment of the combined bank and its affiliates in substantial and unpredictable ways. If enacted, such legislation could increase or decrease the cost of doing business, limit or expand permissible activities or affect the competitive balance among banks, savings associations, credit unions, and other financial institutions. Neither Zions, National Bank of Arizona nor County Bank can accurately predict whether any of this potential legislation will ultimately be enacted, and, if enacted, the ultimate effect that it, or implementing regulations, would have upon the financial condition or results of operations of the combined bank or any of its affiliates.


                    MATERIAL FEDERAL INCOME TAX CONSEQUENCES

     We requested Gallagher & Kennedy, P.A., counsel to County Bank, to deliver an opinion as to the anticipated material federal income tax consequences of the merger. In rendering its opinion, Gallagher & Kennedy, P.A. assumed, among other things, that the merger and related transactions will take place as described in the merger agreement. Consummation of the merger is conditioned upon the receipt of an opinion that the merger will qualify as a reorganization under ss. 368(a)(1) of the Internal Revenue Code of 1986, as amended.

     In that case, in the opinion of Gallagher & Kennedy, P.A., the following would be the material federal income tax consequences of the merger:

     o the merger will be treated for federal income tax purposes as a reorganization within the meaning of Sections 368(a)(1)(A) and
          (a)(2)(D) of the Internal Revenue Code;

     o Zions, National Bank of Arizona, and County Bank will be parties to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code;

     o no gain or loss will be recognized by Zions, National Bank of Arizona, or County Bank by virtue of being parties to the reorganization;

     o no gain or loss will be recognized by the stockholders of County Bank upon their receipt of Zions common stock in exchange for their County Bank common stock, except that the cash proceeds received for fractional interests in Zions common stock will be treated as having been received as a distribution in full payment in exchange for the fractional share interests redeemed, as provided in Section 302(a) of the Internal Revenue Code;

     o the tax basis of the shares of Zions common stock (including fractional interests) received by the County Bank stockholders will be the same as the tax basis of their County Bank common stock exchanged for the Zions stock; and

     o the holding period of the Zions common stock in the hands of former County Bank stockholders will include the holding period of their County Bank common stock exchanged for the Zions stock, provided the County Bank common stock is held as a capital asset at the effective date of the merger.

     We include the above discussion for general information only. The discussion does not address the state, local or foreign tax aspects of the merger. The discussion is based on currently existing provisions of the Internal Revenue Code, existing and proposed treasury regulations and current administrative rulings and court decisions. All of the foregoing are subject to change and any such change could affect the continuing validity of this discussion. Each County Bank stockholder should consult his or her own tax advisor with respect to the specific tax consequences of the merger to him, her, or it including the application and effect of state, local and foreign tax laws.

                    PRICE RANGE OF COMMON STOCK AND DIVIDENDS

     Zions common stock trades on the Nasdaq National Market under the symbol "ZION." Following the merger, the shares of Zions common stock will continue to trade on the Nasdaq National Market under that symbol.

     County Bank common stock is owned by 193 holders of record. No established trading market for County Bank common stock exists, and over the years little trading in County Bank common stock has occurred. Reliable information concerning the prices at which County Bank common stock has traded in private, negotiated transactions is not publicly available or generally known to County Bank. On occasion, County Bank has become aware of the trading price of its stock in private transactions. Information concerning those trading prices has been omitted based on County Bank's belief that such prices are not necessarily representative of a fair market price for County Bank common stock during any particular period. Since January 7, 2000, the date of execution and public announcement of the merger agreement, there has been only one trade in County Bank's common stock (excluding share reissuances by County Bank at the request of stockholders).

     The following table sets forth for the periods indicated (1) the range of high and low sales prices of the Zions common stock, and (2) the amount of cash dividends declared per share by Zions.


                                           Zions
                                           -----
                                Sales Prices
                               -------------
                               High      Low    Dividends
                               ----      ---    ---------
1998
     First Quarter ........   $55.69   $39.56       $0.12
     Second Quarter .......    54.00    48.06        0.14
     Third Quarter ........    57.25    38.38        0.14
     Fourth Quarter .......    62.38    39.13        0.14

1999
     First Quarter ........   $68.31   $57.00       $0.14
     Second Quarter .......    75.88    54.09        0.29
     Third Quarter ........    64.41    49.00        0.29
     Fourth Quarter .......    67.56    53.19        0.00

2000
     First Quarter ........   $59.75   $36.44       $0.29
     Second Quarter
      (through ___, 2000)


     County Bank has paid annual cash dividends of $.07, $.07, and $.08 per share with respect to the years ended December 31, 1997, 1998, and 1999, respectively.

     The timing and amount of future dividends will depend upon earnings, cash requirements, the financial condition of Zions and its subsidiaries (and, prior to completion of the merger, of County Bank insofar as County Bank dividends are concerned), applicable government regulations, and other factors deemed relevant by the Zions Board (and by the County Bank Board prior to completion of the merger). As described under "Regulation and Supervision -- Dividend Restrictions," various federal and state laws limit the ability of affiliated banks to pay dividends to Zions and County Bank. The merger agreement restricts the cash dividends payable on County Bank common stock pending completion of the merger. See "The Merger -- Conduct of Business Pending Completion the Merger."

     On January 7, 2000, the last full trading day prior to the public announcement of the proposed merger, the highest sales price of Zions common stock was $54.25 per share, the lowest sales price of Zions common stock was $53.31 per share and the last reported sales price of Zions common stock was $53.63 per share. On _____, 2000, the most recent practicable date prior to the printing of this proxy statement/prospectus, the last reported sales price of Zions common stock was $ per share. We urge stockholders to obtain current market quotations prior to making any decisions with respect to the merger.

     As of _____, 2000, there were ___ holders of record of Zions common stock and 193 holders of record of County Bank common stock.


                       DESCRIPTION OF ZIONS CAPITAL STOCK

Authorized Capital Stock

     The following statements are brief summaries of the material provisions of Zions' preferred stock and common stock and are qualified in their entirety by the provisions of Zions' articles of incorporation.

Preferred Stock. The certificate of incorporation authorizes the issuance of 3,000,000 shares of preferred stock with no par value per share. There are no shares of Zions preferred stock outstanding. The Zions Board is authorized by the articles of incorporation to provide, without further stockholder action, for the issuance of one or more series of preferred stock. The Zions Board has the power to fix various terms with respect to each series, including voting powers, designations, preferences and relative, participating, optional and or other special rights, qualifications, limitations, restrictions and redemption, conversion or exchangeability provisions. Holders of preferred stock have no preemptive rights.

     Common Stock. Zions is authorized to issue 200,000,000 shares of common stock with no par value per share. There are approximately _____ shares of common stock of Zions outstanding. The holders of common stock of Zions are entitled to voting rights for the election of directors and for other purposes, subject to voting rights which may in the future be granted to subsequently created series of preferred stock. Shares of Zions common stock do not have cumulative voting rights. Holders of Zions common stock are entitled to receive dividends when and if declared by the Zions Board out of any funds legally available therefor, and are entitled upon liquidation, after claims of creditors and preferences of any series of preferred stock hereafter authorized, to receive pro rata the net assets of Zions. Holders of Zions common stock have no preemptive or conversion rights.

Stockholder Rights Plan. As of September 27, 1996, Zions adopted a Stockholder Rights Agreement (the "Rights Plan"). In connection with that plan, the Zions Board (1) declared a dividend of one right for each share of common stock held of record as of the close of business on October 11, 1996 and (2) authorized the issuance of one right to attach to each share of common stock issued after October 11, 1996, and prior to the occurrence of certain events described in the Rights Plan. The rights are attached to all common stock certificates that were outstanding on October 25, 1996, or have been issued since that date, and no separate rights certificates have been or will be distributed until the occurrence of certain events described in the Rights Plan. Until such separation, no right may be exercised or traded separately from the common stock certificate to which it is attached. Following separation, the rights may, depending upon the occurrence of certain events described in the Rights Plan, entitle the holders thereof to either purchase or receive additional shares of common stock. The rights will expire at the close of business on October 11, 2006, unless earlier redeemed by Zions in accordance with the terms of the Rights Plan.

     The stockholder rights will cause substantial dilution to a person or group that attempts to acquire Zions on terms not approved by the Zions Board, except by means of an offer conditioned on a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by the Zions Board, as the rights may be redeemed by Zions prior to the time that a person or group has acquired beneficial ownership of 10% or more of the shares of Zions common stock.

     The Rights Plan is designed to protect the interests of Zions' stockholders in the event of an unsolicited attempt to acquire Zions, including a gradual accumulation of shares in the open market. Zions believes the plan provides protection against a partial or two-tier tender offer that does not treat all stockholders equally and against other coercive takeover tactics which could impair the Zions Board's ability to represent Zions' stockholders fully. Management believes that the rights should also deter any attempt by a controlling stockholder to take advantage of Zions through self-dealing transactions. The Rights Plan is not intended to prevent a takeover of Zions. Issuing the rights has no dilutive effect, does not affect reported earnings per share and does not change the way in which Zions' shares are traded. However, the exercise of rights by some but not all of Zions' stockholders would have a dilutive effect on non-exercising stockholders. Moreover, some may argue that the Rights Plan has the potential for "entrenching" current management by allowing current voting stockholders to increase their voting shares, thus making a tender offer more difficult and costly.

Registrar and Transfer Agent

     Zions' registrar and transfer agent is Zions First National Bank.


                       COMPARISON OF STOCKHOLDERS' RIGHTS

     Upon completion of the merger, the stockholders of County Bank will become stockholders of Zions. Zions is incorporated under the laws of the State of Utah and, accordingly, the rights of Zions stockholders are governed by the Zions Articles of Incorporation, the Zions bylaws and the laws of the State of Utah, including the Utah Business Corporation Act ("UBCA"). County Bank is incorporated under the laws of the State of Arizona, and accordingly, the rights of County Bank stockholders are governed by the County Bank Articles of Incorporation, the County Bank bylaws and the laws of the State of Arizona, including the Arizona Business Corporation Act. As stockholders of Zions following the merger, the rights of former County Bank stockholders will be governed by Utah law, including the UBCA, the Zions Articles of Incorporation and the Zions bylaws. The following chart summarizes the material differences between the rights of holders of County Bank common stock as a stockholder of County Bank prior to the merger and as a stockholder of Zions following the merger. You can obtain copies of the governing corporate instruments of Zions and County Bank, without charge, by following the instructions listed under "Where You Can Find More Information."

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------
Authorized and               Authorized: 3,000,000 shares of common           Authorized: 200,000,000 shares of
Outstanding Capital          stock, par value of $5.00 per share.             common stock, no par value, and
Stock                                                                         3,000,000 shares of preferred stock, no
                                                                              par value

                             Outstanding: 1,538,991 shares of common          Outstanding:  [78,752,711] shares of
                             stock as of the date of this document.           common stock and no shares of preferred
                                                                              stock at the date of this document

Preemptive Rights            No shareholder of County Bank has been           Under Zions' Articles, preemptive rights
                             granted preemptive rights to acquire any         to acquire unissued shares, treasury
                             shares of County Bank.                           shares or any other securities of Zions is
                                                                              not permitted.

Quorum Requirements          Under County Bank's bylaws, the holders of a     The UBCA requires a majority of
                             majority of the issued and                       outstanding shares entitled to be cast on
                             outstanding shares of the capital stock          the matter for a quorum to exist.
                             entitled to vote constitutes a quorum.

                                       44

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------

Special Meeting of           Under County Bank's bylaws, the President, a     Under Zions' bylaws, the President or
Stockholders                 majority of the Board of Directors or the        Board of Directors may call a special
                             holders of at least 20% of all of the issued an  meeting of stockholders; the UBCA
                             outstanding shares entitled to vote of County    provides that holders of at least 10% of
                             Bank may call a special meeting of the           all votes entitled to be cast on the issue
                             stockholders.                                    proposed have the right to call a special
                                                                              meeting.

Stockholder Action by        County Bank's bylaws provide that its            The UBCA provides that stockholder
Written Consent              stockholders may take action by a written        action may be taken by written consent if
                             consent of the stockholders signed by all of the signed by the holders of outstanding
                             stockholders entitled to vote with respect to    shares having not less than the minimum
                             the subject matter of the vote.                  number of votes necessary to authorize
                                                                              the action at a stockholders' meeting.

Inspection of Voting List    Under Arizona law, the stockholders may          Zions' bylaws state that stockholders may
of Stockholders              inspect a list of stockholders at the time and   inspect a list of stockholders at the time
                             place of a meeting and at any time during the    and place of the meeting and during the
                             meeting or during any adjournment of the         whole time of the meeting.  The UBCA
                             meeting.  Arizona law also requires that the     requires the stockholders list to be
                             stockholders' list be made available for         available for inspection beginning on the
                             inspection by any stockholder at the             earlier of ten days before the meeting or
                             corporation's principal office or another place  two business days after notice of the
                             identified in the notice of the meeting,         meeting is given.
                             beginning 2 business days after the notice of
                             the meeting is given.

Classification of the        Under County Bank's bylaws, the Board of         Zions' Articles divide the Board of
Board of Directors           Directors is comprised of only one               Directors into three classes as nearly
                             class of directors.                              equal in size as possible.

Election of the Board of     Under Arizona law, directors are elected by a    Under Utah law, directors are elected by
Directors                    plurality of the votes cast.                     a plurality of the votes cast.

Cumulative Voting            Under Arizona law, the stockholders are          Under Zions' Articles, cumulative voting
                             entitled to cumulate their votes by multiplying  in the election of directors is not
                             the number of votes they are entitled to cast    permitted.
                             by the number of directors for whom they are
                             entitled to vote and casting the product for a
                             single candidate or distributing the product
                             among two or more candidates.

                                       45

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------

Number of Directors          The Articles of Incorporation of County Bank     Zions' bylaws provide that the board will
                             require that the number of directors on the      consist of between 3 and 15 directors as
                             Board of Directors must be no less than 6 and    determined by the Board of Directors.
                             no more than 20 as determined by the Board
                             of Directors.

Removal of Directors         Under County Bank's bylaws, the stockholders     Zions' Articles provide that the
                             may remove a director, with or without cause,    stockholders, by a vote of two-thirds of
                             by a majority vote of the issued and             the outstanding shares, may remove a
                             outstanding shares entitled to vote, but if less director. Removal may be for or without than all of the directors are to be removed, no  cause.
                             one director may be removed if the votes cast
                             against that director's removal would be
                             sufficient to elect that director if then
                             cumulatively voted at an election of the entire
                             Board.

Vacancies on the Board       The bylaws of County Bank provide that a         Zions' bylaws state that a vacancy can be
of Directors                 vacancy on the Board of Directors may be         filled by the remaining directors, and that
                             filled by the affirmative vote of a majority of  director can serve for the remaining term
                             the directors then in office, or by a sole       of the predecessor director; a director
                             remaining director, and that any director so     appointed by the Board to fill a vacancy
                             chosen may hold office until the next annual     created by reason of an increase in the
                             meeting of the stockholders, or until that       number of directors can serve only until
                             director's successor has been elected an         the next election of directors by the
                             qualified.  If there are no directors in office, stockholders.
                             then any officer or stockholder may call a
                             special meeting of stockholders to fill the
                             vacancies.

Liability of Directors       Under Arizona law, a director is not liable for  Under Zions' Articles, directors are not
                             any action taken as a director or failure to     personally liable to Zions or its
                             take any action if the director's duties were    stockholders for monetary damages for
                             performed (1) in good faith; (2) with the care   breaches of fiduciary duty as a director,
                             an ordinarily prudent person in a like position  except (1) for breach of the director's duty
                             would exercise under similar circumstances;      of loyalty, or (2) for acts and omissions
                             and (3) in a manner the director reasonably      not in good faith or which involve
                             believes to be in the best interests of the      intentional misconduct or a knowing
                             corporation.                                     violation of law, or for any transaction
                                                                              where the director received an improper
                                                                              personal benefit.

                                       46

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------

Indemnification of           Under County Bank's Articles, indemnification    Under the UBCA, a Zions director,
Directors, Officers,         of a director, officer, employee or agent, for   officer, employee or agent is entitled to
Employees or Agents          liabilites and expenses incurred by reason       indemnification to the full extent of Utah
                             of such person acting as a director, officer,    law if he or she acted in good faith and in
                             employee or agent, is mandatory in all           a manner he or she reasonably believed to
                             circumstances in which indemnification is        be in, or not opposed to, the best interest
                             permitted under Arizona law.  Under Arizona      of Zions and, with respect to any criminal
                             law, a director, officer, employee or agent      action or proceeding, had no reasonable
                             will be entitled to indemnification if his       cause to believe his or her conduct was
                             or her conduct was in good faith and he or       unlawful.
                             she reasonably believed that the conduct,
                             in his or her official capacity, was in the
                             best interests of the corporation, or in other
                             cases, at least not opposed to the best
                             interests of the corporation.

Restrictions upon Certain    The Bylaws of County Bank do not prohibit        Zions' Articles provide that certain
Business Transactions        County Bank from engaging in transactions        business transactions with a person who
                             with affiliates and interested directors so      owns, directly or indirectly, over 10% of
                             long as the transaction is fair or the material  outstanding stock must be approved by: a
                             facts of the interested  director's relation-    majority vote of the continuing directors
                             ship or interest in the transaction are          or a stockholder vote of at least 80% of
                             known to the Board of Directors and the          outstanding voting shares.  Such business
                             majroity of disinterested directors or the       transactions include mergers,
                             stockholders entitled to vote, as the case       consolidations, sales of all or more than
                             may be, authorize the transaction. The bylaws    20% of the corporation's assets, issuance
                             of County Bank do not impose any special         of securities of the corporation,
                             restrictions on merger, consolidation,           reclassifications that increase voting
                             liquidation or dissolution of County Bank.       power of the interested shareholder, or
                             all such transactions are permitted upon the     liquidations, spin-offs or dissolution of
                             affirmative vote of the majority of the          the corporation.  Zions is also subject to
                             stockholders entitled to vote.                   Utah's Control Shares Acquisitions Act,
                                                                              which limits the ability of persons
                                                                              acquiring more than 20% of Zions' voting
                                                                              stock to vote those shares absent approval
                                                                              of voting rights by the holders of a
                                                                              majority of all shares entitled to be cast,
                                                                              excluding all interested shares.

                                       47

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------

Amendments to Articles       Arizona law provides that a corporation's        Zions' Articles provide that the Articles
of Incorporation             board of directors may adopt certain types of    may be amended or repealed as permitted
                             amendments to the articles of incorporation      by Utah law.  The UBCA permits an
                             without stockholder action.  All other           amendment of the articles of
                             amendments require the affirmative vote of the   incorporation by approval by a majority
                             majority of stockholders entitled to vote.       of the board of directors and a majority of
                                                                              the outstanding common stock entitled to
                                                                              be cast.  Zions' Articles further provide
                                                                              that amendment to Articles IX (regarding
                                                                              the classified board),  X (regarding
                                                                              quorum requirements and management of
                                                                              Zions by the Board), and XVI (regarding
                                                                              amendment of Zions' Articles) requires
                                                                              approval by two-thirds of the outstanding
                                                                              shares; and amendment of Article XVII
                                                                              (regarding business transactions with
                                                                              related persons) requires approval by
                                                                              80% of the outstanding shares.

Amendments to Bylaws         County Bank's bylaws provide that the Board      The Board may amend, adopt or repeal
                             may make, alter or repeal the bylaws, and        bylaws by the affirmative vote of two-
                             adopt new bylaws, by an affirmative vote of a    thirds of the directors and a majority vote
                             majority of the entire Board, provided that      of the shares voting on the matter;
                             notice of making, altering or repealing the      however, the bylaws require a two-thirds
                             bylaws is included in the notice of that         vote of the outstanding shares entitled to
                             meeting of the Board.                            vote if the amendment or repeal would,
                                                                              among other things, restrict or limit the
                                                                              power or authority of the board or any
                                                                              officer of Zions; or would require the
                                                                              approval of the stockholders in order for
                                                                              the board or any officer to take any action;
                                                                              or would change the number of directors
                                                                              or quorum requirements.



                                       48

                             County Bank                                      Zions Bancorporation
                             -----------                                      --------------------

Appraisal/ Dissenters'       Under Arizona law, a stockholder is entitled to  Stockholders generally do not have
Rights                       dissent from and obtain payment of the fair      appraisal rights.
                             value of the stockholder's shares in the event
                             of (1) a consummation of a plan of merger to
                             which the corporation is a party if stockholder
                             approval is required for the merger and the
                             stockholder is entitled to vote on the merger or
                             the corporation is a subsidiary that is merged
                             with its parent; (2) a consummation of a plan
                             of share exchange to which the corporation is
                             a party as the corporation whose shares will be
                             acquired, if the stockholder is entitled to vote
                             on the plan; (3) a consummation of a sale or
                             exchange of all or substantially all of the
                             property of the corporation, including a sale in
                             dissolution, but not a sale pursuant to a court
                             order or a sale for cash pursuant to a plan by
                             which all or substantially all of the net
                             proceeds will be distributed to the
                             stockholders within one year of the date of the
                             sale; (4) an amendment of the articles that
                             materially and adversely affects the rights of a
                             dissenter's shares; or (5) any corporate action
                             taken pursuant to stockholder action if the
                             articles, bylaws or board resolution provides
                             that the stockholders are entitled to dissent.
                             Because County Bank is to merge with a
                             national bank in the current transaction, the
                             provisions of the National Bank Act apply to
                             the merger.  See "Rights of Dissenting
                             Stockholders," below.

     The following discussion summarizes in further detail the material differences between the rights of holders of County Bank common stock and holders of Zions common stock. This summary does not purport to be complete and we qualify the summary in its entirety by reference to the County Bank Articles of Incorporation, the County Bank bylaws, the Zions Articles of Incorporation and the Zions bylaws and the relevant provisions of Arizona and Utah law.

General

     Provisions of the Zions Articles of Incorporation and bylaws, such as those providing for a classified board of directors, the restrictions on who may call special meetings of the stockholders, the requirement of supermajority votes of the outstanding shares to amend certain provisions of Zions' Articles of Incorporation or the bylaws and the requirement of an 80% vote of the outstanding shares to amend provisions of the Articles of Incorporation governing business transactions with significant stockholders may have anti-takeover effects. The provisions of the Utah Control Shares Acquisitions Act also may have anti-takeover effects. These provisions may discourage attempts by others to acquire control of Zions without negotiation with the Zions Board. This would enhance the ability of the Zions Board to attempt to promote the interests of all of the Zions stockholders. However, to the extent that these provisions make Zions a less attractive takeover candidate, they may not always be in the best interests of Zions or its stockholders. None of these provisions is the result of any specific effort by a third party to accumulate securities of Zions or to obtain control by means of merger, tender offer, solicitation in opposition to management or otherwise.

Special Meetings of Stockholders

     The County Bank bylaws provide that the President, a majority of the Board of Directors, or the holders of at least 20% of all of the shares issued and outstanding and entitled to vote have the right to request a special meeting of the stockholders.

     The Zions bylaws provide that the President or the Zions Board may call a special meeting of stockholders. The UBCA provides that holders of at least 10% of all votes entitled to be cast on the issue proposed for consideration at the proposed special meeting of stockholders have the right to require the corporation to call a special meeting.

Inspection of Voting List of Stockholders

     Under Arizona law, the stockholders may inspect a list of stockholders at the time and place of a meeting and at any time during the meeting or during any adjournment of the meeting. Arizona law also requires that the shareholders' list be made available for inspection by any stockholder at the corporation's principal office or another place identified in the notice of the meeting, beginning two business days after the notice of the meeting is given.

     The Zions bylaws state provide that Zions stockholders may inspect a list of stockholders at the time and place of the meeting and during the whole time of the meeting. The UBCA provides that a Utah corporation must make the stockholders list available for inspection by any stockholder beginning on the earlier of ten days before the meeting for which the list was prepared or two business days after notice of the meeting is given.

Cumulative Voting

     Under Arizona law, County Bank's stockholders are entitled to cumulate their votes by multiplying the number of votes they are entitled to cast by the number of directors for whom they are entitled to vote and casting the product for a single candidate or distributing the product among two or more candidates. County Bank's Articles are silent with respect to cumulative voting.

     The Zions Articles of Incorporation do not permit stockholders to cumulate their votes in the election of directors.

Preemptive Rights

     Neither County Bank stockholders nor Zions stockholders have a preemptive right to acquire or subscribe to any or all additional issues of the corporation's stock.

Classification of the Board of Directors

     Under County Bank's Articles of Incorporation, the Board of Directors of County Bank has only one class of directors.

     Under the Zions Articles of Incorporation, the Zions Board consists of between three and fifteen directors, divided into three classes, as nearly equal in size as possible. The number of directors is determined by the Zions Board by resolution. Those sections of the Zions Articles of Incorporation providing for the classification of the Zions Board will have the effect of making it more difficult to change the overall composition of the Zions Board. At least two stockholders' meetings will be required for stockholders to effect a change in a majority of Zions Board. Zions believes that the longer time required to elect a majority of the Zions Board will help assure continuity and stability in the management of the business and affairs of Zions.

Election of the Board of Directors

     Under Arizona law, a director need not be a resident of Arizona or a stockholder of the corporation, and directors are elected by a plurality of the votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

     The Zions bylaws provide that directors of Zions need not be residents of Utah or stockholders of Zions. The UBCA provides that a nominee for director is elected by a plurality of the votes present in person or represented by proxy and entitled to vote in the election of directors at a stockholders meeting at which a quorum is present.

Removal of Directors

     Under County Bank's bylaws, a director may be removed, with or without cause, with or without notice, by the affirmative vote of the stockholders holding a majority of shares issued and outstanding and entitled to vote at a special meeting of stockholders called for that purpose. If less than all of the directors are to be removed, no one director may be removed if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board.

     Zions' Articles, together with applicable Utah law, provide that the stockholders may remove any director at any time, for or without cause, by the affirmative vote of the holders of two-thirds of the issued and outstanding shares of Zions common stock entitled to vote at an election of directors meeting of such stockholders and at which a quorum is present.

Additional Directors and Vacancies on the Board of Directors

     County Bank's bylaws provide that any vacancy, including a vacancy resulting from an increase in the number of directors, may be filled by an affirmative vote of a majority of the directors then in office, or by a sole remaining director, and any director so chosen may hold office until the next annual meeting of the stockholders, or until his or her successor has been elected and qualified. If there are no directors in office, then any officer or any stockholder may call a special meeting of stockholders at which the vacancies may be filled.

     The Zions bylaws provide that vacancies and newly-created directorships resulting from any increase in the authorized number of directors elected by the stockholders may be filled by a majority of the remaining directors even though less than a quorum. Any director elected to fill a vacancy will serve for the unexpired term of his or her predecessor in office. Any directorship filled by reason of an increase in the number of directors will serve only until the next election of directors by the stockholders.

Liability of Directors

     Under Arizona law, a director is not liable for any action taken as a director or any failure to take any action if the director's duties were performed:

     o    in good faith;

     o with the care an ordinarily prudent person in a like position would exercise under similar circumstances; and

     o in a manner the director reasonably believes to be in the best interests of the corporation.

     The Zions' Articles of Incorporation provide that no director shall be personally liable to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director except for liability in the following instances:

     o breach of the director's duty of loyalty to the corporation or its stockholders;

     o acts and omissions not in good faith or which involve intentional misconduct or a knowing violation of law; and

     o any transaction from which the director derived an improper personal benefit.

     This provision protects Zions and County Bank directors from personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as injunction or rescission, based upon a director's breach of his or her duty of care.

Indemnification of Directors, Officers, Employees and Agents

     Under County Bank's Articles, indemnification of a director, officer, employee or agent for liabilities and expenses incurred by reason of such person acting as a director, orricer, employee or agent is mandatory in all circumstances in which indemnification is permitted under Arizona law.

     Under Arizona law, a director, officer, employee or agent will be entitled to indemnification if-

     o    his or her conduct was in good faith; and

     o if the conduct was in his or her official capacity, he or she reasonably believed that the conduct was in the best interests of the corporation; or

     o for any other conduct, if the conduct was at least not opposed to the best interests of the corporation.

     Under Arizona law, a corporation must indemnify a director, who was the prevailing party, on the merits or otherwise, for reasonable expenses incurred in connection with a defense of a proceeding to which the director was a party because the director is or was a director of the corporation.

     Arizona law also provides that a corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance if all of the following conditions exist:

     o the director furnishes the corporation with a written affirmation of the director's good faith belief that the director has met the standard of conduct required of directors under Arizona law;

     o the director furnishes the corporation with a written undertaking executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct required of directors under Arizona law; and

     o a determination is made that the facts then known to those making the determination would not preclude indemnification under the above conditions.

     Under the UBCA, a Zions director, officer, employee or agent may be indemnified to the full extent of Utah law if

     o he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of Zions, and

     o with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful.

Moreover, the UBCA provides that a corporation shall indemnify a director, officer, employee or agent who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue or matter in the proceeding, to which he or she was a party because he or she is or was a party against reasonable expenses incurred by him or her in the proceeding.

     Under Utah law, Zions may advance reasonable expenses incurred by a person who is a party to a proceeding if:

     o the individual furnishes Zions a written affirmation of the individual's good faith belief that he or she has met the applicable standard of conduct;

     o the individual furnishes Zions a written undertaking to repay the advance if it is ultimately determined that the individual did not meet the standard of conduct; and

     o a determination is made that the facts then known to those making the determination would not preclude indemnification.

Under the UBCA, Zions is permitted to purchase and maintain liability insurance on behalf of its directors, officers, employees and agents against liability incurred by that person in that capacity or arising from his or her status as a Zions director, officer, employee or agent.

     The right to indemnification is not exclusive of any other right which any person may be entitled to under any statute, provision of Zions' and County Bank's articles of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office.

Restrictions upon Certain Business Transactions

     The bylaws of County Bank do not prohibit County Bank from engaging in transactions with affiliates and interested directors so long as the transaction is fair, or the material facts of the interested party's relationship or interest in the transaction are disclosed or are known to the Board of Directors or stockholders and the majority of disinterested directors or stockholders entitled to vote, as the case may be, authorize the transaction. The bylaws of County Bank do not impose any special restrictions on merger, consolidation, liquidation or dissolution of County Bank. All such transactions will be permitted upon the affirmative vote of the majority of stockholders entitled to vote.

     County Bank is not subject to the provisions of Arizona law governing issuing public corporations.

     The Zions Articles of Incorporation require certain business transactions with a person who owns directly, or with a person who beneficially owns directly or indirectly, over 10% of the outstanding stock of Zions to be approved by:

     o    a majority vote of the continuing directors, or

     o    a stockholder vote of at least 80% of outstanding voting shares.

Such business transactions include mergers, consolidations, sales of all or more than 20% of the corporation's assets, issuance of securities of the corporation, reclassifications that increase voting power of the interested shareholder, or liquidations, spin-offs or dissolution of the corporation. This section of the Zions Articles may not be repealed or amended unless the holders of not less than 80% of the outstanding shares approve the repeal or amendment.

     Zions is also subject to restrictions imposed by Title 61, Chapter 6 of the Utah Code regarding Control Shares Acquisitions, the purpose of which is to limit the hostile takeover of a subject Utah corporation. These restrictions limit the ability of persons acquiring more than 20% of Zions voting power to exercise that voting power.


     The Utah Control Shares Acquisitions Act (the "CSAA") provides that a person who makes a control share acquisition will not be permitted to vote those shares unless approved in accordance with the statute. "Control shares" means shares of an issuing public corporation, such as Zions, that would entitle the person to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power:

     o    1/5 or more but less than 1/3 of all voting power;

     o    1/3 or more but less than a majority of all voting power; or

     o    a majority or more of all voting power.

A control share acquisition does not include the acquisition of voting power pursuant to a revocable proxy if the revocable proxy is solicited by the issuing public corporation or its board of directors in connection with stockholders' meetings or actions of the issuing public corporation.

     The CSAA requires a person who makes or proposes to make a control share acquisition to deliver an "acquiring person" statement to the issuing public corporation. Together with that statement, the acquiring person may request a special meeting of stockholders of the issuing public corporation if the acquiring person undertakes to pay the expenses of the special meeting. After receiving the request, the issuing public corporation must call a special meeting of stockholders for the purpose of considering the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition. The CSAA provides that control shares acquired in a control share acquisition will have the same voting rights as were accorded the shares before the control share acquisition only to the extent granted by resolution approved by the stockholders of the issuing corporation by each voting group entitled to vote separately on the proposal by a majority of all votes entitled to be cast by that group, excluding all interested shares. The CSAA defines "interested shares" as shares in respect of which any of the following persons may exercise or direct the exercise of the corporation's voting power:

     o    an acquiring person with respect to a control share acquisition;

     o    any officer of the issuing public corporation; or

     o any employee of the issuing public corporation who is also a director of the corporation.

     Under certain circumstances, the CSAA makes it more difficult for an interested stockholder to effect a change in control of a corporation, although the stockholders may, by adopting an amendment to the corporation's charter or bylaws, elect not to be governed by this section, if the amendment is effective prior to the control share acquisition. Zions has not made this election.

Mergers, Share Exchanges or Asset Sales

     The County Bank Articles of Incorporation are silent regarding a plan or merger, consolidation, share exchange, sale of all or substantially all of County Bank's assets, and the like. Under Arizona law, a plan of merger or share exchange may be approved by an affirmative vote of a majority of the stockholders entitled to vote. Because County Bank is to merge with a national bank, National Bank of Arizona, the provisions of the National Bank Act apply. The National Bank Act requires the affirmative vote of two-thirds of the outstanding stock to approve the merger of a state bank and a national bank.

     Other than as discussed in the previous section, the Zions Articles of Incorporation are silent regarding a plan of merger, consolidation, share exchange, sale of all or substantially all of Zions' assets, and the like. The provisions of the UBCA govern these transactions. Utah law generally requires the approval by the directors and the affirmative vote of the holders of a majority of the outstanding stock entitled to vote on the proposal for the particular transaction to be effective, unless the articles of incorporation require a higher stockholder vote. In addition, Utah law provides that action by the stockholders of the surviving corporation in a merger is not necessary if each of the following conditions is satisfied:

     o the articles of incorporation of the surviving corporation will not differ from its articles of incorporation before the merger;

     o each shareholder of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations and relative rights immediately after the merger; and

     o the number of voting shares outstanding immediately after the merger, plus the number of voting shares issuable as a result of the merger, will not exceed by more than 20% the total number of voting shares of the surviving corporation outstanding immediately before the merger.

Additional Rights and Restrictions

     Assets Upon Dissolution. In the event of liquidation, holders of Zions common stock would be entitled to receive proportionately any assets legally available for distribution to stockholders of Zions with respect to shares held by them, subject to any prior rights of any Zions preferred stock then outstanding.

     Distributions. As a Utah corporation, Zions may make distributions to its stockholders unless, after giving effect to the distribution,

     o the corporation would not be able to pay its debts as they become due in the usual course of business; or

     o the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to the rights of those receiving the distribution.

     As a bank holding company, the ability of Zions to make distributions will be affected by the ability of its banking subsidiaries to pay dividends. The ability of these banking subsidiaries, as well as of Zions, to pay dividends in the future currently is, and could be further, influenced by bank regulatory requirements and capital guidelines. See "Regulation and Supervision -- Dividend Restrictions" for a more detailed description.

     Restrictions on Ownership. The Bank Holding Company Act requires any "bank holding company" (as defined in the Bank Holding Company Act) to obtain the approval of the Federal Reserve Board prior to acquiring 5% or more of Zions' outstanding common stock. Any person other than a bank holding company is required to obtain prior approval of the Federal Reserve Board to acquire 10% or more of Zions' outstanding common stock under the Change in Bank Control Act. Any company (as defined in the Bank Holding Company Act) that is a holder of 25% or more of Zions' outstanding common stock (or that controls the election of a majority of the directors or that otherwise exercises a "controlling influence" over Zions) is subject to regulation as a bank holding company under the Bank Holding Company Act. See "Regulation and Supervision -- Control Acquisitions" for further description of the effects of the Change in Bank Control Act and the Bank Holding Company Act.


                        RIGHTS OF DISSENTING STOCKHOLDERS

     County Bank stockholders will have dissenters' rights to dissent from the merger agreement and obtain the fair value of their County Bank shares in cash in accordance with the procedures established by the National Bank Act.

     Any County Bank stockholder who contemplates exercising a holder's right to dissent is urged to read carefully the provisions of ss. 215a(b) of the National Bank Act attached to this proxy statement/prospectus as Appendix C. The following is a summary of the steps to be taken if the right to dissent is to be exercised, and should be read in connection with the full text of the law found at Appendix C. A dissenting stockholder must take each step in the indicated order and in strict compliance with the provisions of the law in order to perfect dissenters' rights. The failure of a County Bank stockholder to comply with these procedural steps will result in the stockholder receiving Zions shares in exchange for County Bank shares based on the exchange ratio in the event that the merger is completed. See "The Merger - Merger Consideration."

     The procedures discussed below apply only if the merger is approved by the County Bank stockholders, approved by the Comptroller, and consummated as provided in the merger agreement.

     In accordance with the National Bank Act (see Appendix C), any stockholder of the County Bank who votes against the merger agreement and the plan of merger provided at the special meeting or who gives written notice at or prior to the special meeting to the presiding officer that he or she dissents from the plan of merger will be entitled to receive in cash the value of the shares held by him or her as of the effective date of the merger if he or she makes written request therefor to the surviving bank, National Bank of Arizona, at any time before thirty days after the effective date of the merger, accompanied by the surrender of his or her stock certificates. After making demand for payment, the dissenting stockholder will not be entitled to vote or exercise any other rights of a stockholder. Any such dissenting stockholder will be notified in writing of the effective date.

     FAILURE TO VOTE AGAINST THE MERGER AGREEMENT WILL CONSTITUTE A WAIVER OF A STOCKHOLDER'S APPRAISAL RIGHTS UNLESS HE OR SHE GIVES WRITTEN NOTICE PRIOR TO OR AT THE SPECIAL MEETING TO THE PRESIDING OFFICER AT THE SPECIAL MEETING THAT HE OR SHE DISSENTS FROM THE PLAN OF MERGER. HOWEVER, SIMPLY BECAUSE A STOCKHOLDER VOTES AGAINST THE MERGER AGREEMENT AT THE SPECIAL MEETING OR GIVES SUCH WRITTEN NOTICE PRIOR TO OR AT THE SPECIAL MEETING DOES NOT MEAN THAT HE OR SHE IS THEN ENTITLED TO RECEIVE THE VALUE OF HIS OR HER SHARES. SUCH A STOCKHOLDER MUST ALSO MAKE A WRITTEN REQUEST TO THE SURVIVING BANK FOR THE VALUE OF HIS OR HER SHARES AT ANY TIME BEFORE THIRTY DAYS AFTER THE EFFECTIVE DATE AND ACCOMPANY SUCH REQUEST WITH A SURRENDER OF HIS OR HER STOCK CERTIFICATES. MERE FAILURE TO VOTE OR MERELY VOTING AGAINST THE MERGER OR MERELY FILING A NOTICE OF DISSENT WILL NOT SATISFY THE REQUIREMENT FOR A WRITTEN DEMAND.

     Unless the above procedure is followed, the stockholder will be presumed to have acquiesced in the approval of the merger and waived his or her dissenters' rights. As noted above, failure to vote against the merger agreement and the merger will not waive a stockholder's dissenters' rights if the stockholder has filed a written notice prior to the special meeting and has not voted in favor of the merger agreement. If a stockholder abstains from voting on the merger agreement, this will not waive dissenters' rights so long as the appropriate written notice is properly and timely filed. Mere notice filed after the special meeting, absent compliance with the other specific requirements, will not be effective to preserve a stockholder's dissenters' rights. In the event a stockholder abstains from voting and does not timely file all required notices in order to perfect dissenters' rights, such stockholder will nonetheless be entitled to the same consideration as if he or she had voted in favor of the merger agreement and the merger.

     Any stockholder failing to make demand and surrender his or her stock certificates within the 30-day period will be bound by the terms of the merger agreement, including the requirement to exchange his or her shares of County Bank common stock for his or her pro rata share of the merger consideration.

     The value of the shares of any dissenting stockholder will be ascertained as of the effective date of the merger by an appraisal made by a committee of three persons, composed of (1) one selected by a majority vote of the dissenting stockholders, (2) one selected by the directors of the surviving bank, National Bank of Arizona, and (3) one selected by the two so chosen. The value agreed upon by any two of the three so selected will govern. If this agreed-upon value is not satisfactory to any dissenting stockholder who has requested payment as provided by 12 U.S.C. ss. 215a(b), such stockholder may within five days after being notified of such appraised value of his or her shares appeal to the Comptroller of the Currency, who will cause a reappraisal to be made which will be final and binding with respect to the value of the appellant's shares.

     If, within ninety days after the effective date, for any reason one or more of the three appraisers is not selected as provided by 12 U.S.C. ss. 215a(b), or the appraisers fail to determine the value of the shares as provided above, the Comptroller will upon written request of any interested party cause an appraisal to be made which will be final and binding on all parties. The expenses incurred by the Comptroller in making any such appraisal or reappraisal will be paid by National Bank of Arizona. National Bank of Arizona as the surviving bank will promptly pay the ascertained value of the shares to the dissenting stockholders.

     County Bank stockholders considering seeking appraisal by exercising their dissenters' rights should be aware that the fair value of their County Bank common stock determined under the National Bank Act could be more than, the same as, or less than their pro rata share of the merger consideration that they are entitled to receive under the merger agreement if they do not seek appraisal of their County Bank common stock.

     The foregoing discussion is not a complete statement of the procedures to be followed by County Bank stockholders desiring to exercise appraisal rights and, because exercise of such rights requires strict adherence to the relevant provisions of the National Bank Act, each stockholder desiring to exercise appraisal rights is advised individually to consult the law (as provided in Appendix C to this proxy statement/prospectus) and comply with the relevant provisions of the law.

     County Bank stockholders wishing to exercise their dissenters' rights should consult their own counsel to ensure that they fully and properly comply with the requirements of federal law.

                                  OTHER MATTERS

     As of the date of this proxy statement/prospectus, the County Bank Board knows of no matters that will be presented for consideration at the County Bank meeting other than as described in this proxy statement/prospectus. If any other matters shall properly come before the County Bank meeting and be voted upon, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies therein to vote the shares represented by such proxies as to any such matters. The persons named as proxies intend to vote or not to vote in accordance with the recommendation of the management of County Bank.

                                  LEGAL MATTERS

     The validity of the common stock to be issued in connection with the merger will be passed upon by Duane, Morris & Heckscher LLP, Washington, D.C. Gallagher & Kennedy, P.A., Phoenix, Arizona, counsel for County Bank, will pass on certain federal income tax consequences of the merger.

                                     EXPERTS

     The consolidated financial statements of Zions as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated herein by reference and upon the authority of said firm as experts in accounting and auditing.


                       WHERE YOU CAN FIND MORE INFORMATION

     Zions files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. In addition, you may read and copy Zions' SEC filings at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006-1500. Zions' Internet address is www.zionsbank.com.

     Zions has filed a registration statement on Form S-4 to register with the SEC the Zions common stock to be issued to the holders of County Bank common stock in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Zions in addition to being a proxy statement of County Bank for the County Bank special meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement.

     The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about Zions, Zions' finances and Zions' common stock.

Zions' SEC Filings

     o    Annual Report on Form 10-K for the year ended December 31, 1999;

     o    Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

     o Current Reports on Form 8-K, filed with the SEC on January 19, 2000, February 17, 2000 and March 23, 2000.

     We incorporate by reference additional documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the effective time of the merger.

     Zions has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Zions, and County Bank has supplied all such information relating to County Bank.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us or the SEC. You can obtain documents incorporated by reference from us without charge, excluding all exhibits unless we have specifically incorporated by reference an exhibit in this proxy statement/prospectus. Stockholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate party at the following address:

         Zions Bancorporation
         One South Main, Suite 1380
         Salt Lake City, Utah 84111
         Attention: Mr. Dale M. Gibbons, Executive Vice President
         Tel: (801) 524-4787

     If you would like to request documents from us, please do so by _____, 2000 to receive them prior to the County Bank special meeting.

     You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus to vote on the County Bank proposal. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated ______, 2000. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to stockholders nor the issuance of shares of Zions common stock in the merger shall create any implication to the contrary.


            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     Zions has used and incorporated by reference "forward-looking statements" in this proxy statement/prospectus, including one or more of the following:

     o projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

     o descriptions of plans or objectives of management for future operations, products or services;

     o    forecasts of future economic performance;

     o descriptions of assumptions underlying or relating to any of the foregoing.

     Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as "will permit," "will afford," "believes," "expects," "may," "should," "projected," "contemplates," or "anticipates." These statements are within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are subject to risks and uncertainties that could cause our actual results to differ materially. Zions has used these statements to describe our expectations and estimates in various sections of this proxy statement/prospectus.

     Factors that might cause such differences include, but are not limited to: the timing of closing the proposed merger being delayed; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally in areas in which Zions conducts its operations, being less favorable than expected; the cost and effort required to integrate aspects of the operations of the companies being more difficult than expected; expected cost savings from the proposed merger not being fully realized or realized within the expected time frame; and legislation or regulatory changes which adversely affect the ability of Zions to conduct its current and future operations. Zions disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements included in this proxy statement/prospectus to reflect future events or developments. Zions' actual results could differ materially from those set forth in the forward-looking statements because of many reasons, including the risk factors listed above. This list may not be exhaustive.

                                   COUNTY BANK

                 Proxy Solicited on Behalf of Board of Directors

     The undersigned hereby appoints M. P. Brutinel and Katherine Ruman, either of them, with full power of substitution, proxies, to vote all of the stock of County Bank, which the undersigned is entitled to vote at the Special Meeting of Stockholders of County Bank to be held at The Hassayampa Inn, 122 E. Gurley Street, Prescott, Arizona on _____, 2000 at 10:00 a.m. local time and at any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, IT WILL BE VOTED FOR THE FOLLOWING PROPOSAL.

1. To approve the Agreement and Plan of Merger, dated as of January 7, 2000, and amended as of June 15, 2000, by and among County Bank, National Bank of Arizona ("NBA") and Zions Bancorporation ("Zions"), which would result in the merger of County Bank into NBA, with NBA being the surviving banking association, and the issuance by formula of shares of Zions common stock in exchange for each share of County Bank common stock, and all of the matters contemplated by the merger agreement.

         [_] FOR                    [_] AGAINST                [_] ABSTAIN

2. The proxies are authorized to vote in their discretion upon such other business that may properly come before the County Bank special meeting.

X  Please mark your votes as in this example.

 Date: __________                   Signature(s)

                                    ---------------------------

                                    ---------------------------

                                    ---------------------------

                                    Please sign here exactly as name(s)
                                    appear(s) on the left. When signing as
                                    attorney, executor, administrator,
                                    trustee, guardian, or in any other
                                    fiduciary capacity, give full title. If
                                    more than one person acts as trustee,
                                    all should sign. All joint owners must sign.


I plan to attend the Special Meeting:

Please mark, sign and date, and mail in the enclosed postage paid envelope.

                                   APPENDIX A




================================================================================









                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                            NATIONAL BANK OF ARIZONA

                                   COUNTY BANK

                                       AND

                              ZIONS BANCORPORATION












================================================================================




                    January 7, 2000, as amended June 15, 2000

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

1. Combination................................................................1

   1.1      Merger of NBA and the Bank........................................1
   1.2      Effect of the Merger..............................................1
   1.3      Consideration for Merger..........................................3
   1.4      No Fractional Shares..............................................4
   1.5      Dividends; Interest...............................................4
   1.6      Designation of Exchange Agent.....................................4
   1.7      Notice of Exchange................................................5
   1.8      Acts to Carry Out This Merger Plan................................5
   1.9      Treatment of Stock Options........................................5
   1.10     Voting Agreements.................................................6
   1.11     Employee Benefits.................................................6

2. Effective Time.............................................................6

   2.1      Shareholder Approval..............................................6
   2.2      OCC Approval......................................................6
   2.3      Utah Commissioner Approval........................................6
   2.4      Arizona Superintendent Approval...................................6
   2.5      Other Regulatory Approvals........................................6
   2.6      Expiration of Stays...............................................6
   2.7      Mutual Agreement..................................................6

3. Conditions Precedent to Performance of Obligations of the Parties..........6

   3.1      Regulatory Approvals..............................................7
   3.2      Registration Statement............................................7
   3.3      Approval by Shareholders of the Bank..............................7
   3.4      Federal Income Taxation...........................................7
   3.5      Adverse Legislation...............................................7
   3.6      Absence of Litigation.............................................7

4. Conditions Precedent to Performance of the Obligations
            of Zions Bancorp and NBA..........................................7

   4.1      Representations and Warranties; Performance of Obligations........8
   4.2      Opinion of Bank Counsel...........................................8
   4.3      Opinion of Bank Litigation Counsel................................8
   4.4      No Adverse Developments...........................................8
   4.5      Consolidated Net Worth............................................9
   4.6      Loan Loss Reserve.................................................9
   4.7      CRA Rating........................................................9
   4.8      Accounting Treatment..............................................9
   4.9      Consolidated Audit................................................9
   4.10     Affiliates' Agreements............................................9

5. Conditions Precedent to Performance of Obligations of the Bank.............9

   5.1      Representations and Warranties; Performance of Obligations........9
   5.2      Opinion of Zions Bancorp Counsel.................................10
   5.3      No Adverse Developments..........................................10
   5.4      Status of Zions Bancorp Stock....................................10

6. Representations and Warranties of the Bank................................10

   6.1      Organization, Powers, and Qualification..........................10
   6.2      Execution and Performance of Agreement...........................10
   6.3      Absence of Violations............................................10
   6.4      Compliance with Agreements.......................................11
   6.5      Binding Obligations; Due Authorization...........................11
   6.6      Absence of Default...............................................11
   6.7      Compliance with BHC Act; Certain Bank
            Regulatory Matters...............................................12
   6.8      Subsidiaries.....................................................12
   6.9      Capital Structure................................................12
   6.10     Articles of Incorporation, Bylaws, and Minute Books..............13
   6.11     Books and Records................................................13
   6.12     Regulatory Approvals and Filings, Contracts, Commitments, etc....13
   6.13     Financial Statements.............................................14
   6.14     Call Reports.....................................................14
   6.15     Absence of Undisclosed Liabilities...............................14
   6.16     Absence of Certain Developments..................................15
   6.17     Reserve for Possible Credit Losses...............................15
   6.18     Tax Matters......................................................15
   6.19     Consolidated Net Worth...........................................16
   6.20     Examinations.....................................................16
   6.21     Reports..........................................................16
   6.22     FIRA Compliance and Other Transactions with Affiliates...........17
   6.23     SEC Registered Securities........................................17
   6.24     Legal Proceedings................................................17
   6.25     Absence of Governmental Proceedings..............................17
   6.26     Federal Deposit Insurance........................................17
   6.27     Other Insurance..................................................17
   6.28     Labor Matters....................................................17
   6.29     Employee Benefit Plans...........................................18
   6.30     Compensation.....................................................19
   6.31     Fiduciary Activities.............................................19
   6.32     Environmental Liability..........................................19
   6.33     Intangible Property..............................................20
   6.34     Real and Personal Property.......................................20
   6.35     Loans, Leases, and Discounts.....................................20
   6.36     Material Contracts...............................................21
   6.37     Employment and Severance Arrangements............................21
   6.38     Material Contract Defaults.......................................21
   6.39     Capital Expenditures.............................................21
   6.40     Repurchase Agreements............................................21
   6.41     Internal Controls: Year 2000 Problem.............................21
   6.42     Dividends........................................................22
   6.43     Brokers and Advisers.............................................22
   6.44     Interest Rate Risk Management Instruments........................22

   6.45     Accounting Treatment.............................................22
   6.46     COBRA Matters....................................................22
   6.47     Disclosure.......................................................22
   6.48     Regulatory and Other Approvals...................................22

7. Covenants of the Bank.....................................................23

   7.1      Rights of Access.................................................23
   7.2      Officers' Certificate............................................23
   7.3      Monthly and Quarterly Financial Statements; Minutes of Meetings
                     and Other Materials.....................................23
   7.4      Extraordinary Transactions.......................................24
   7.5      Preservation of Business.........................................24
   7.6      Comfort Letter...................................................25
   7.7      Affiliates' Agreement............................................25
   7.8      Pooling Treatment................................................25
   7.9      Shareholders' Meeting............................................26
   7.10     Dividend Coordination............................................26
   7.11     Updated Schedules................................................26
   7.12     Subsequent Events................................................26
   7.13     Inconsistent Activities..........................................26

8. Representations and Warranties of Zions Bancorp and NBA...................27

   8.1      Organization, Powers, and Qualification..........................27
   8.2      Execution and Performance of Agreement...........................27
   8.3      Binding Obligations; Due Authorization...........................27
   8.4      Absence of Default...............................................27
   8.5      Brokers and Advisers.............................................28
   8.6      Books and Records................................................28
   8.7      Financial Statements.............................................29
   8.8      Absence of Certain Developments..................................29
   8.9      Disclosure.......................................................29

9. Closing...................................................................29

   9.1      Place and Time of Closing........................................29
   9.2      Events to Take Place at Closing..................................29

10.Termination, Damages for Breach, Waiver, and Amendment....................29

   10.1     Termination by Reason of Lapse of Time...........................29
   10.2     Grounds for Termination..........................................29
   10.3     Effect of Termination............................................30
   10.4     Waiver of Terms or Conditions....................................31
   10.5     Amendment........................................................31

11.General Provisions........................................................31

   11.1     Allocation of Costs and Expenses.................................31
   11.2     Mutual Cooperation...............................................31

   11.3     Form of Public Disclosures.......................................32
   11.4     Confidentiality..................................................32
   11.5     Claims of Brokers................................................32
   11.6     Information for Applications and Registration Statement..........32
   11.7     Standard of Materiality and of Material Adverse Effects..........33
   11.8     Covenants of Zions Bancorp.......................................34
   11.9     Adjustments for Certain Events...................................34
   11.10    Stock Repurchases................................................35
   11.11    Counterparts.....................................................35
   11.12    Entire Agreement.................................................35
   11.13    Survival of Representations, Warranties, and Covenants...........35
   11.14    Section Headings.................................................35
   11.15    Notices..........................................................35
   11.16    Choice of Law and Venue..........................................36
   11.17    Knowledge of a Party.............................................36
   11.18    Binding Agreement................................................37

EXHIBIT I     -   VOTING AGREEMENT

EXHIBIT II    -   OPINION OF GALLAGHER & KENNEDY, P.A.

EXHIBIT III   -   OPINION OF LITIGATION COUNSEL

EXHIBIT IV    -   OFFICERS' CERTIFICATE CONCERNING POOLING

EXHIBIT V     -   AFFILIATES AGREEMENTS

EXHIBIT VI    -   OPINION OF DUANE, MORRIS & HECKSCHER LLP

                          AGREEMENT AND PLAN OF MERGER
                                   as amended


     THIS AGREEMENT AND PLAN OF MERGER made as of the seventh day of January, 2000, as amended as of the fifteenth day of June, 2000, among NATIONAL BANK OF ARIZONA ("NBA"), a national banking association having its principal office in Tucson, Arizona, COUNTY BANK (the "Bank"), an Arizona banking corporation having its principal office in Prescott, Arizona, and ZIONS BANCORPORATION ("Zions Bancorp"), a Utah corporation having its principal office in Salt Lake City, Utah

                                WITNESSETH THAT:

     WHEREAS, NBA and the Bank desire to affiliate with each other through the merger of the Bank with and into NBA, with NBA to be the surviving corporation (the "Merger");

     WHEREAS, Zions Bancorp is a bank holding company and the sole shareholder of NBA;

     WHEREAS, the respective boards of directors of NBA, the Bank, and Zions Bancorp have determined that it would be in the best interests of NBA or the Bank, as the case may be, its shareholders and customers, for NBA and the Bank to merge with each other;

     WHEREAS, the respective Boards of Directors of NBA and the Bank have agreed to cause the Merger pursuant to the provisions of section 215a of the National Bank Act and section 6-212 of the Arizona Revised Statutes;

     WHEREAS, the board of directors of Zions Bancorp has agreed that Zions Bancorp should become a party to this Agreement and Plan of Merger;

     WHEREAS, the parties intend that the Merger qualify as a tax-free reorganization under section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, the parties desire to make certain representations, warranties, and agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

     NOW, THEREFORE, in consideration of these premises and the mutual agreements hereinafter set forth, the parties agree as follows:

1.   Combination.
     ------------

     1.1. Merger of NBA and the Bank. Subject to the provisions of this Agreement, on the date and at the time (the "Effective Time") to be specified by NBA to the Office of the Comptroller of the Currency (the "OCC"), the Bank will be merged with and into NBA.

     1.2. Effect of the Merger. At the Effective Time:

         (a) NBA and the Bank (the "Constituent Banks") shall be a single entity, which shall be a national banking association and shall be NBA. NBA is hereby designated as the surviving entity in the Merger and is hereinafter sometimes called the "Surviving Bank."

         (b) The separate existence of the Bank shall cease, its corporate existence shall be merged into and continued in the Surviving Bank, and the Surviving Bank shall be deemed to be the same corporation as each of the Constituent Banks.

         (c) The Surviving Bank shall have all the rights, privileges, immunities, and powers and shall assume and be subject to all the duties and liabilities of a organized under the National Bank Act.

         (d) The Surviving Bank shall thereupon and thereafter possess all of the rights, interests, privileges, immunities, and franchises, of a public as well as of a private nature, of each of the Constituent Banks; and all property, real, personal and mixed, and all choses in action and debts due on whatever account, including subscrip tions for shares and all other choses in action, and all and every other interest of and belonging to or due to each of the Constituent Banks shall be taken and deemed to be transferred to and vested in the Surviving Bank without further action, act, deed, or other transfer; and the title to any real estate, or any interest therein, vested in either of the Constituent Banks shall not revert or be in any way impaired by reason of the Merger. The Surviving Bank, upon the Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, designations, and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, assignee, receiver, and committee of estates of lunatics, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by either of the Constituent Banks at the Effective Time, subject to removal by a court of competent jurisdiction in the same manner and to the same extent as was such Constituent Bank prior to the Effective Time.

         (e) The Surviving Bank shall thenceforth be responsible and liable for all the liabilities and obligations of each of the Constituent Banks; and any claim existing or action or proceeding pending by or against either of the Constituent Banks may be prosecuted to judgment as if the Merger had not taken place, or the Surviving Bank may be proceeded against or substituted in its place. The Surviving Bank expressly assumes and agrees to perform all of the Bank's liabilities and obligations. Neither the rights of creditors nor any liens upon the property of either of the Constituent Banks shall be impaired by the Merger.

         (f) The Articles of Association of NBA as they exist immediately prior to the Effective Time shall be the Articles of Association of the Surviving Bank until later amended pursuant to federal law.

         (g) The By-Laws of NBA as they exist immediately prior to the Effective Time shall be the By-Laws of NBA until later amended pursuant to federal law.

         (h) The authorized shares of capital stock of NBA as of the Effective Time shall be 200,000 shares of Common Stock, $30.00 par value (the "NBA Common Stock").

         (i) Subject to the terms, conditions, and limitations set forth herein, at the Effective Time and until surren dered for exchange and payment, each outstanding stock certificate which, prior to the Effective Time, represented shares of the common stock, $5.00 par value, of the Bank (the "Bank Common Stock"), other than any shares of Bank Common Stock held by NBA (other than in a fiduciary, representative, or custodial capacity), which shall be canceled without any payment therefor, except for any dividends declared prior to the Effective Time but not yet paid as of the Effective Time, shall, by virtue of this Agreement and without any action on the part of the holder or holders thereof, cease to represent an issued and existing share and shall be converted into a right to receive from Zions Bancorp, and shall for all purposes represent the right to receive, upon surrender of the certificate formerly representing such shares, a certificate representing the number of shares of the common stock of Zions Bancorp, no par value (the "Zions Bancorp Stock") specified in section
1.3 of this Agreement; provided that, with respect to any matters relating to stock certificates representing Bank Common Stock, NBA and Zions Bancorp may rely conclusively upon the record of stockholders maintained by the Bank containing the names and addresses of the holders of record of Bank Common Stock at the Effective Time.

     1.3. Consideration for Merger.

         (a) The number of shares of Zions Bancorp Stock, into the right to receive which each share of Bank Common Stock shall be converted pursuant to section 1.2(i) of this Agreement (the "Exchange Ratio"), shall be calculated by dividing the Consideration Number by the sum of the number of shares of Bank Common Stock that shall be issued and outstanding at the Effective Time and the Option Equivalent Number.

         (b)  As used in this Agreement:

              (i) the term "Average Closing Price" means the average of the last reported sale price or, if no such reported sale takes place, the mean of the closing bid and asked prices of Zions Bancorp Stock in the over-the- counter market as such prices are reported the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Bank shall agree, as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the fifteen trading days ending on the third trading day before the Effective Time;

              (ii) the term "Consideration Number" means the sum of
(A) 1,200,000 times the greater of 1 or the Zions Floor Factor and (B) the number obtained by dividing $2,494,980 by the Average Closing Price;

              (iii) the term "Option Equivalent Number" means the number reached by summing the following values as calculated for each option to purchase one share of Bank Common Stock which is outstanding and unexercised at the Effective
Time: (A) the difference between the Value-Per-Share Factor and the exercise price of that option (or, if a greater number, zero) divided by (B) the Value-Per-Share Factor; and

              (iv) the term "Value-Per-Share Factor" means a number of dollars and cents calculated by means of the following equation --

              "Value-Per-Share Factor" =   V + (O x P)
                                           -----------
                                              O + S

-- where:
                  (A) V equals the product of the Consideration Number and the Average Closing Price;

                  (B) O equals the number of shares of Bank Common Stock that are subject to a stock option (whether vested or unvested) to be purchased, which option is outstanding and unexercised at the Effective Time;

                  (C) P equals the per-share average of the exercise prices of all stock options (whether vested or unvested) to purchase shares of Bank Common Stock, which options are outstanding and unexercised at the Effective Time; and

                  (D) S equals the number of shares of Bank Common Stock that shall be issued and outstanding at the Effective Time.

              (v) the term "Zions Floor Factor" means the lower of

                  (A) a fraction whose numerator is $42.375 and whose denominator is the average of the last reported sale price of Zions Bancorp Stock or, if no such reported sale takes place, the mean of the closing bid and asked prices of Zions Bancorp Stock in the over-the-counter market as such prices are reported the automated quotation system of the National Association of Securities Dealers, Inc., or in the absence thereof by such other source upon which Zions Bancorp and the Bank shall agree, as of the 4:00 p.m. (New York time) "benchmark" close of trading for each of the five trading days before the Effective Time (the "Effective Closing Price") or

                  (B) a fraction whose numerator is the KBW Bank Index as reported by Keefe, Bruyette & Woods, Inc. as of the close of trading on the trading day before the Effective Time divided by 6,309 and whose denominator is the Effective Closing Price divided by $42.375.

         (c) Notwithstanding anything to the contrary herein, no share of Zions Bancorp Stock shall be issued in respect of any shares of Bank Common Stock the holders of which shall object to the Merger in writing and demand payment of the value of their shares pursuant to section 6-212 of the Arizona Revised Statutes and section 215a(b) of title 12, United States Code, and as a result payment therefor is made, such holders to have only the rights provided by section 6-212 of the Arizona Revised Statutes and section 215a of title 12, United States Code.

     1.4. No Fractional Shares. Zions Bancorp will not issue fractional shares of its stock. In lieu of fractional shares of Zions Bancorp Stock, if any, each shareholder of the Bank who is entitled to a fractional share of Zions Bancorp Stock shall receive an amount of cash equal to the product of such fraction times the Average Closing Price. Such fractional share interest shall not include the right to vote or to receive dividends or any interest thereon.

     1.5. Dividends; Interest. No shareholder of the Bank will be entitled to receive dividends on his, her or its Zions Bancorp Stock until he, she or it exchanges his, her or its certificates representing Bank Common Stock for Zions Bancorp Stock. Any dividends declared on Zions Bancorp Stock to holders of record at or after the Effective Time shall, with respect to stock to be delivered pursuant to this Agreement to shareholders of the Bank who have not exchanged their certificates representing Bank Common Stock for Zions Bancorp Stock, be paid to the Exchange Agent (as designated in section 1.6 of this Agreement) and, upon receipt from a former shareholder of the Bank of certificates representing shares of Bank Common Stock, the Exchange Agent shall forward to such former shareholder of the Bank (i) certificates representing his, her or its shares of Zions Bancorp Stock, (ii) dividends declared thereon subsequent to the Effective Time (without interest) and (iii) the cash value of any fractional shares determined in accordance with section 1.4 hereof.

     1.6. Designation of Exchange Agent.

         (a) The parties to this Agreement hereby designate Zions First National Bank, a national banking association with its head office located in Salt Lake City, Utah ("Zions Bank"), as Exchange Agent to effect the exchanges contemplated hereby.

         (b) Zions Bancorp will, promptly after the Effective Time, issue and deliver to Zions Bank the share certificates representing shares of Zions Bancorp Stock (each a "New Certificate") and the cash to be paid to holders of Bank Common Stock in accordance with this Agreement.

         (c) If any New Certificate is to be issued in a name other than that in which the certificate formerly representing Bank Common Stock (an "Old Certificate") and surrendered for exchange was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and the person requesting such exchange shall pay to Zions Bank any transfer or other taxes required by reason of the issuance of the New Certificate in any name other than that of the registered holder of the Old Certificate surrendered, or establish to the satisfaction of Zions Bank that such tax has been paid or is not payable.

         (d) If Old Certificates are not surrendered and exchanged for New Certificates prior to two years after the Effective Time (or, in any particular case, prior to the date before the second anniversary of the Effective Time on which the whole shares of Bank Common Stock, the dividends and other distributions, if any, and cash in lieu of fractional shares described below would otherwise escheat to or become the property of any governmental unit or any agency thereof), (i) the number of whole shares of Zions Bancorp Stock into and for which the shares of Bank Common Stock theretofore represented by such Old Certificates shall have been converted, (ii) the amount of dividends and other distributions, if any, which theretofore have become payable to holders of record at or after the Effective Time with respect to such number of whole shares of Zions Bancorp Stock, (iii) the amount of dividends and other distributions, if any, declared by the Bank payable to holders of record of shares of Bank Common Stock at a time prior to the Effective Time but payable subsequent to the Effective Time, (iv) the amount of dividends and other distributions, if any, which subsequently become payable with respect to such number of whole shares of Zions Bancorp Stock, and (v) the amount of cash in lieu of fractional shares which would have been payable with respect to the shares of Bank Common Stock theretofore represented by such Old Certificates, shall become the property of Zions Bancorp (and, to the extent not in its possession, shall be paid over to it), free and clear of all claims or interest of any other person previously entitled thereto.

     1.7. Notice of Exchange. Promptly after the Effective Time, Zions Bank shall mail to each holder of one or more certificates formerly representing Bank Common Stock a notice specifying the Effective Time and notifying such holder to surrender his, her or its certificate or certificates to Zions Bank for exchange. Such notice shall be mailed to holders by regular mail at their addresses on the records of the Bank.

     1.8. Acts to Carry Out This Merger Plan.

         (a) The Bank and its proper officers and directors shall do all such acts and things as may be necessary or proper to vest, perfect, or confirm in NBA title to such property or rights as are specified in sections 1.2(c) and 1.2(d) of this Agreement and otherwise to carry out the purposes of this Agreement.

         (b) If, at any time after the Effective Time, NBA shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in NBA its right, title, or interest in or under any of the rights, properties, or assets of the Bank acquired or to be acquired by NBA as a result of, or in connection with, the Merger, or (ii) otherwise carry out the purposes of this Agreement, the Bank and its proper officers and directors shall be deemed to have granted to NBA an irrevocable power of attorney to execute and deliver all such proper deeds, assignments, and assurances in law and to do all acts necessary or proper to vest, perfect, or confirm title to and possession of such rights, properties, or assets in NBA and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of NBA are fully authorized in the name of the Bank or otherwise to take any and all such action.

     1.9. Treatment of Stock Options. At the Effective Time, each stock option to purchase Bank Common Stock not exercised prior to the Effective Time (each, a "Converted Option"), whether vested or unvested, shall automatically be converted into an option (a "Replacement Option") to acquire, on the same terms and conditions as were applicable under the terms of such Converted Option and any option plan under which such Converted Option was issued (or as near thereto as is practicable), a number of shares of Zions Bancorp Stock equal to (rounded down to the nearest whole number of shares) (a) the number of shares of Bank Common Stock subject to such Converted Option as of the Effective Time multiplied by (b) the Exchange Ratio, at an exercise price per share (rounded down to the nearest whole cent) equal to (x) the aggregate exercise price under such Converted Option for all of the shares of Bank Common Stock subject to such Converted Option at the Effective Time divided by (y) the number of shares of Zions Bancorp Stock subject to such Replacement Option. Notwithstanding the foregoing, each Converted Option which is intended to be an "incentive stock option" (as defined in section 422 of the Code) shall be adjusted in accordance with the requirements of section 424 of the Code. At or prior to the Effective Time, the Bank shall take all action, if any, necessary with respect to any Converted Options or stock plans under which Converted Options have been issued to permit the replacement of the Converted Options with Replacement Options as contemplated by this section 1.9. At the Effective Time, Zions Bancorp shall assume such stock plans; provided, that such assumption shall only be in respect of the Replacement Options and that Zions Bancorp shall have no obligation with respect to any awards under such plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed plans.

     1.10. Voting Agreements. Simultaneously herewith, each shareholder of the Bank who is listed on Schedule 1.10 attached hereto shall each enter into an agreement with Zions Bancorp, substantially in form and substance as that set forth as Exhibit I attached hereto, in which he or she agrees to vote all shares of Bank Common Stock which may be voted, or whose vote may be directed, by him or her, in favor of the transactions contemplated by this Agreement at the meeting of shareholders at which such transactions shall be considered.

     1.11. Employee Benefits. If any employee of the Bank becomes a participant in any employment benefit plan, practice, or policy of Zions Bancorp, such employee shall be given credit under such plan, practice, or policy for all service prior to the Effective Time with the Bank for purposes of eligibility and vesting, but not for benefit accrual purposes, for which such service is taken into account or recognized, provided that there be no duplication of such benefits as are provided under any employee benefit plans, practices, or policies of the Bank that continue in effect following the Effective Time.

2.   Effective Time.
     ---------------

     The Effective Time shall be the date and time specified by NBA to the OCC which shall be the latest of:

     2.1. Shareholder Approval. The day upon which the shareholders of the Bank approve, ratify, and confirm the Merger; or

     2.2. OCC Approval. The first to occur of (a) the date thirty days following the date of the order of the OCC approving the Merger, or (b) if, pursuant to section 321(b) of the Riegle Community Development and Regulatory Improvement Act of 1994, the OCC shall have prescribed a shorter period of time with the concurrence of the Attorney General of the United States, the date on which such shorter period of time shall elapse; or

     2.3. Utah Commissioner Approval. If such an order shall be required by law, the date ten days following the date of the order of the Commissioner of Financial Institutions of the State of Utah (the "Commissioner") approving the transactions contemplated by this Agreement; or

     2.4. Arizona Superintendent Approval. If such an order shall be required by law, the date ten days following the date of the order of the Arizona Superintendent of Banks (the "Superintendent") approving the transactions contemplated by this Agreement; or

     2.5. Other Regulatory Approvals. The date upon which any other material order, approval, or consent of a federal or state regulator of financial institutions or financial institution holding companies authorizing consummation of the transactions contemplated by this Agreement is obtained or any waiting period mandated by such order, approval, or consent has run; or

     2.6. Expiration of Stays. Ten days after any stay of the approvals of any of the OCC, the Commissioner, or the Superintendent of the transactions contemplated by this Agreement or any injunction against closing of said transactions is lifted, discharged, or dismissed; or

     2.7. Mutual Agreement. Such other date as shall be mutually agreed to by Zions Bancorp and the Bank.

3.   Conditions Precedent to Performance of Obligations of the Parties.
     -----------------------------------------------------------------

     The obligations of Zions Bancorp, NBA and the Bank to consummate the Merger and the issuance of stock incident thereto shall be subject to the conditions that at or before the Effective Time:

     3.1. Regulatory Approvals. Orders, consents, and approvals required to consummate the Merger shall have been entered by the requisite governmental authorities, and all statutory waiting periods in respect thereof shall have expired.

     3.2. Registration Statement.

         (a) Effectiveness. The registration statement to be filed by Zions Bancorp with the Securities and Exchange Commission (the "SEC") pursuant to the Securities Act of 1933 (the "Securities Act") in connection with the registration of the shares of Zions Bancorp Stock to be used as consideration in connection with the Merger (the "Registration Statement") shall have become effective under the Securities Act, and Zions Bancorp shall have received all required state securities laws or "blue sky" permits and other required authorizations or confirmations of the availability of exemptions from registration requirements necessary to issue Zions Bancorp Stock in the Merger.

         (b) Absence of Stop-Order. Neither the Registration Statement nor any such required permit, authorization, or confirmation shall be subject to a stop-order or threatened stop-order by the SEC or any state securities authority.

     3.3. Approval by Shareholders of the Bank. The shareholders of the Bank shall have authorized, ratified, and confirmed the Merger by not less than the requisite percentage of the outstanding voting stock of each class of the Bank, in accordance with the applicable laws of the State of Arizona and the National Bank Act.

     3.4. Federal Income Taxation. Zions Bancorp and the Bank shall have received a written opinion of Gallagher & Kennedy, P.A., or of Duane, Morris & Heckscher LLP, or of another firm mutually agreeable to Zions Bancorp and the Bank, applying existing law, that the Merger shall qualify as a reorganization under section 368(a)(1) of the Code and the regulations and rulings promulgated thereunder. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Zions Bancorp, NBA, the Bank, and others.

     3.5. Adverse Legislation. Subsequent to the date of this Agreement no legislation shall have been enacted and no regulation or other governmental requirement shall have been adopted or imposed that renders or will render consummation of the Merger impossible or illegal.

     3.6. Absence of Litigation. No action, suit, or proceeding shall have been instituted or shall have been threatened before any court or other governmental body or by any public authority to restrain, enjoin, or prohibit the Merger, or which would reasonably be expected to restrict materially the operation of the business of the Bank or the exercise of any rights with respect thereto or to subject any of the parties hereto or any of their subsidiaries, directors, or officers to any liability, fine, forfeiture, divestiture, or penalty on the ground that the transactions contemplated hereby, the parties hereto, or their subsidiaries, directors, or officers have breached or will breach any applicable law or regulation or have otherwise acted improperly in connection with the transactions contemplated hereby and with respect to which the parties hereto have been advised by counsel that, in the opinion of such counsel, such action, suit, or proceeding raises substantial questions of law or fact which could reasonably be decided materially adversely to any party hereto or its subsidiaries, directors, or officers.

4.   Conditions Precedent to Performance of the Obligations of Zions Bancorp and
     ---------------------------------------------------------------------------
NBA.
---

     The obligations of Zions Bancorp and NBA to consummate the Merger and the issuance of stock incident thereto are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by Zions Bancorp in writing unless not so permitted by law:

     4.1. Representations and Warranties; Performance of Obligations. All representations and warranties of the Bank contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of the Bank contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by the Bank at or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, the president and chief executive officer and the chief financial officer of the Bank shall deliver to Zions Bancorp a certificate to that effect. The delivery of such officers' certificates shall in no way diminish the warranties, representations, covenants, and obligations of the Bank made in this Agreement.

     4.2. Opinion of Bank Counsel. Zions Bancorp shall have received a favorable opinion from Gallagher & Kennedy, P.A., dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit II attached hereto.

     4.3. Opinion of Bank Litigation Counsel. Zions Bancorp shall have received a favorable opinion from legal counsel handling litigation matters for the Bank, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit III attached hereto.

     4.4.  No Adverse Developments.

          (a) During the period from September 30, 1999 to the Effective Time,
(i) there shall not have been any material adverse effect as defined in section 11.7(d) (a "Material Adverse Effect") with respect to the Bank; and (ii) none of the events described in clauses (a) through (f) of section 6.16 of this Agreement shall have occurred, and each of the practices and conditions described in clauses (x) through (z) of that section shall have been maintained.

          (b) As of the Effective Time, the capital structure of the Bank shall be as stated in section 6.9.

          (c) As of the Effective Time, other than liabilities incurred in the ordinary course of business subsequent to September 30, 1999, there shall be no liabilities of the Bank which are material to the Bank on a consolidated basis which were not reflected on the consolidated statement of condition of the Bank as of September 30, 1999 or in the related notes to the consolidated statement of condition of the Bank as of September 30, 1999.

         (d) No adverse action shall have been instituted or threatened against the Bank by any governmental authority, or referred by a governmental authority to another governmental authority, for the enforcement or assessment of penalties for the violation of any laws or regulations relating to equal credit opportunity, fair housing, or fair lending.

         (e) Zions Bancorp shall have received a certificate dated the date of the Effective Time, signed by the president and chief executive officer and the chief financial officer of the Bank, certifying to the matters set forth in paragraphs (a), (b), (c), and (d) of this section 4.4. The delivery of such officers' certificate shall in no way diminish the warranties and representations of the Bank made in this Agreement.

     4.5. Consolidated Net Worth. At and as of the Effective Time, the consolidated net worth of the Bank as determined in accordance with generally accepted accounting principles shall not be less than the sum of (a) $19,954,000, (b) the proceeds to the Bank of the sale of any treasury stock since September 30, 1999, and (c) the aggregate contributions to capital caused by the payments accompanying the exercise of any stock options on or after September 30, 1999.

     4.6. Loan Loss Reserve. At and as of the Effective Time, the aggregate reserve for loan losses of the Bank as determined in accordance with generally accepted accounting principles shall not be less than $1,791,000.

     4.7. CRA Rating. The CRA rating of the Bank shall be no lower than "satisfactory."

     4.8. Accounting Treatment.

         (a) Zions Bancorp shall have received a certificate dated the date of the Effective Time, signed by the president and chief executive officer and the chief financial officer of the Bank, in form and substance satisfactory to Zions Bancorp, certifying to the matters set forth in Exhibit IV attached hereto.

         (b) Unless repurchases by Zions Bancorp of shares of its common stock shall have made the receipt of such letters impracticable,

              (i) Zions Bancorp shall have received letters from KPMG LLP ("KPMG"), its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Bank, and the date of the Effective Time, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment; and

              (ii) the Bank shall have received letters from Toback Certified Public Accountants ("Toback CPAs"), its independent auditing firm, dated the date of or shortly prior to each of the mailing date of the proxy materials to the shareholders of the Bank, and the date of the Effective Time, stating its opinion that the reorganization contemplated by this Agreement shall qualify for pooling-of-interest accounting treatment.

     4.9. Consolidated Audit. The audit of the consolidated accounts of the Bank by Toback CPAs as of December 31, 1999 and for the year then ended shall have been completed, and no material adjustments to the financial accounts of the Bank have been recorded as a result thereof.

     4.10. Affiliates' Agreements. Zions Bancorp shall have received a written agreement substantially in form and substance as that set forth as Exhibit V attached hereto (an "Affiliates Agreement"):

         (a) on or before the date of this Agreement, from each person who, on the date of this Agreement, is an "affiliate" of the Bank (as that term is used in section 7.7 of this Agreement), and

         (b) not later than ten days after any other person becomes an "affiliate" of the Bank (as that term is used in section 7.7 of this Agreement), from such person.

5.   Conditions Precedent to Performance of Obligations of the Bank.
     --------------------------------------------------------------

     The obligations of the Bank hereunder are subject to the satisfaction, at or prior to the Effective Time, of all the following conditions, compliance with which or the occurrence of which may be waived in whole or in part by the Bank in writing unless not so permitted by law:

     5.1. Representations and Warranties; Performance of Obligations. All representations and warranties of Zions Bancorp and NBA contained in this Agreement shall be true and correct in all material respects as of the Effective Time with the same effect as if such representations and warranties had been made or given at and as of such date, except that representations and warranties of Zions Bancorp and NBA contained in this Agreement which specifically relate to an earlier date shall be true and correct in all material respects as of such earlier date. All covenants and obligations to be performed or met by Zions Bancorp or NBA at or prior to the Effective Time shall have been so performed or met. On the date of the Effective Time, either the president or an executive vice president of Zions Bancorp and either the president or an executive vice president of NBA shall deliver to the Bank a certificate to that effect. The delivery of such officer's certificate shall in no way diminish the warranties, representa tions, covenants, and obligations of Zions Bancorp and NBA made in this Agreement.

     5.2. Opinion of Zions Bancorp Counsel. The Bank shall have received a favorable opinion from Duane, Morris & Heckscher LLP, dated the date of the Effective Time, substantially in form and substance as that set forth as Exhibit VI attached hereto.

     5.3. No Adverse Developments. During the period from September 30, 1999 to the Effective Time, there shall not have been any Material Adverse Effect with respect to Zions Bancorp, and the Bank shall have received a certificate dated the date of the Effective Time signed by either the president of Zions Bancorp or an executive vice president of Zions Bancorp to the foregoing effect. The delivery of such officer's certificate shall in no way diminish the warranties and representations of Zions Bancorp made in this Agreement.

     5.4. Status of Zions Bancorp Stock. The shares of Zions Bancorp Stock to be issued to the shareholders of the Bank upon consummation of the Merger shall have been authorized for inclusion on the Nasdaq National Market (or another national securities exchange) subject to official notice of issuance.

6.   Representations and Warranties of the Bank.
     -------------------------------------------

     The Bank represents and warrants to Zions Bancorp and NBA as follows:

     6.1. Organization, Powers, and Qualification. The Bank is a corporation which is duly organized, validly existing, and in good standing under the laws of the State of Arizona and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. The Bank owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on the Bank. The Bank is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on the Bank.

     6.2. Execution and Performance of Agreement. The Bank has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms.

     6.3. Absence of Violations. Except as set forth on Schedule 6.3 hereof:

         (a) the Bank is not (i) in violation of its articles of incorporation or bylaws, (ii) in violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any federal, state, local, or other governmental agency or body, or (iii) in violation of or in default with respect to any order, writ, injunction, or decree of any court, or any order, license, regulation, or demand of any governmental agency, except, in the case of (ii) or (iii), for such violations or defaults which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Bank; and the Bank has not received any claim or notice of violation with respect thereto;

         (b) neither the Bank nor any member of its management is a party to any assistance agreement, supervisory agreement, memorandum of understanding, consent order, cease and desist order or condition of any regulatory order or decree with or by the Federal Deposit Insurance Corporation (the "FDIC"), the Arizona State Banking Department (the "Department"), any other banking or securities authority of the United States or the State of Arizona, or any other regulatory agency that relates to the conduct of the business of the Bank or its assets; and except as previously disclosed to Zions Bancorp in writing, no such agreement, memorandum, order, condition, or decree is pending or threatened;

         (c) the Bank has established policies and procedures to provide reasonable assurance of compliance in a safe and sound manner with the federal banking, credit, housing, consumer protection, and civil rights laws and the regulations adopted under each of those laws; and the policies and practices of the Bank with respect to all such laws and regulations reasonably limit noncompliance and detect and report noncompliance to its management; and

         (d) the Bank has established a CRA policy which provides for (i) goals and objectives consistent with CRA; (ii) a methodology for self-assessment by the board of directors of the Bank; (iii) ongoing CRA training of all personnel of the Bank, including the members of its board of directors; and (iv) procedures whereby all significant CRA-related activity is documented; and the Bank has officially designated a CRA officer who reports directly to the board of directors and is responsible for the CRA program of the Bank.

     6.4. Compliance with Agreements. The Bank is not in violation of any term of any security agreement, mortgage, indenture, or any other contract, agreement, instrument, lease, or certificate, except for such violations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Bank.

     6.5. Binding Obligations; Due Authorization. Subject to the approval of its shareholders, this Agreement constitutes the valid, legal, and binding obligation of the Bank, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar laws, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of the Bank.

     6.6. Absence of Default.

         (a) None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated thereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of the Bank. Such execution, consummation, and fulfillment will not (i) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or, except as set forth on Schedule 6.6 hereof, give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any property or assets of the Bank pursuant to any agreement or instrument under which the Bank is obligated or by which any of its properties or assets may be bound, including without limitation any lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of the Bank in respect of which it is an obligor, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Bank; (ii) if the Merger is approved by the OCC, the Commissioner, and the Superintendent, violate any law, statute, rule, or regulation of any government or agency to which the Bank is subject and which is material to its operations; or (iii) violate any judgment, order, writ, injunc tion, decree, or ruling to which the Bank or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by, notices to, or filings with the OCC, the Commissioner, the Superintendent, the SEC, state securities commissions, and the Secretary of State of the State of Arizona.

         (b) Except for approval of this Agreement by the affirmative vote of not less than the requisite percentage of the outstanding voting stock of each class of the Bank, in accordance with the applicable laws of the State of Arizona, no other corporate proceedings on the part of the Bank are necessary to approve or authorize this Agreement, the Merger, or the other transactions contemplated by this Agreement or the carrying out of the transactions contemplated hereby.

         (c) The Bank has made no election to be subject to any of the provisions of chapter 23, title 10 of the Arizona Revised Statutes. The board of directors of the Bank has taken all necessary action so that any applicable provisions of the takeover laws of any other state and any comparable provisions of the articles of incorporation of the Bank do not and will not apply to this Agreement, the Merger, or the transactions contemplated hereby.

         (d) The Bank has not adopted any shareholder rights plan, "poison pill" or similar plan, or any other plan which could result in the grant of any rights to any person, or which could enable or require any rights to be exercised, distributed or triggered, in the event of the execution, delivery, or announcement of this Agreement, or in the event of the consummation of the Merger or any of the transactions contemplated by this Agreement.

     6.7.  Compliance with BHC Act; Certain Bank Regulatory Matters.

         (a) No corporation or other entity is registered or is required to be registered as a bank holding company under the Bank Holding Company Act of 1956, as amended (the "BHC Act") by virtue of its control over the Bank or over any company that directly or indirectly has control over the Bank.

         (b) The capital ratios of the Bank comply fully with all terms of all currently outstanding supervisory and regulatory requirements and with the conditions of all regulatory orders and decrees.

     6.8.  Subsidiaries.

         (a) The Bank does not have any direct or indirect subsidiaries and does not directly or indirectly own, control, or hold with the power to vote any shares of the capital stock of any company (except shares held by the Bank for the account of others in a fiduciary or custodial capacity in the ordinary course of its business and shares of any Federal Reserve Bank or any Federal Home Loan Bank.

         (b) The Bank does not have any direct or indirect equity or ownership interest which represents 5 percent or more of the aggregate equity or ownership interest of any entity (including, without limitation, corporations, partnerships, and joint ventures).

     6.9.  Capital Structure.

         (a) The authorized capital stock of the Bank consists of 3,000,000 shares of Bank Common Stock, of which, as of the date of this Agreement, 1,526,991 shares have been duly issued and are validly outstanding, fully paid, and nonassessable, and held by approximately 234 shareholders of record. The aforementioned shares of Bank Common Stock are the only voting securities of the Bank authorized, issued, or outstanding as of such date; and except as set forth on Schedule 6.9 hereof, there are no outstanding subscriptions, options, warrants, convertible securities, calls, commitments, or agreements calling for or requiring the issuance, transfer, sale, or other disposition of any shares of the capital stock of the Bank, or calling for or requiring the issuance of any securities or rights convertible into or exchangeable for shares of capital stock of the Bank. No shares of Bank Common Stock are held by the Bank as treasury shares. None of the Bank Common Stock is subject to any restrictions upon the transfer thereof under the terms of the articles of incorporation or bylaws of the Bank.

         (b) Schedule 6.9 hereof lists all options to purchase Bank securities currently outstanding and, for each such option, the date of issuance, date of exercisability, exercise price, type of security for which exercisable, and date of expiration. Schedule 6.9 hereof further lists all shares of Bank Common Stock reserved for issuance pursuant to stock option plans, agreements, or arrangements but not yet issued and all options upon shares of Bank Common Stock designated or made available for grant but not yet granted.

         (c) None of the shares of Bank Common Stock has been issued in violation of the preemptive rights of any shareholder.

         (d) To the knowledge of the Bank, and except for this Agreement, there are no shareholder agreements, or other agreements, understandings, or commitments relating to the right of any holder or beneficial owner of more than 1 percent of the issued and outstanding shares of any class of the capital stock of the Bank to vote or to dispose of his, her, or its shares of capital stock of that entity.

         (e) The Bank has not granted any shareholders' rights to dissent from any merger.

     6.10. Articles of Incorporation, Bylaws, and Minute Books. The copies of the certificate or articles of incorporation and all amendments thereto and of the bylaws, as amended, of the Bank that have been provided to Zions Bancorp are true, correct, and complete copies thereof. The minute books of the Bank which have been made available to Zions Bancorp contain accurate minutes of all meetings and accurate consents in lieu of meetings of the board of directors (and any committee thereof) and of the shareholders of the Bank since its inception. These minute books accurately reflect all transactions referred to in such minutes and consents in lieu of meetings and disclose all material corporate actions of the shareholders and board of directors of the Bank and all committees thereof. Except as reflected in such minute books, there are no minutes of meetings or consents in lieu of meetings of the board of directors (or any committee thereof) or of shareholders of the Bank.

     6.11. Books and Records. The books and records of the Bank fairly reflect the transactions to which it is a party or by which its properties are subject or bound. Such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. The Bank follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements.

     6.12. Regulatory Approvals and Filings, Contracts, Commitments, etc. The Bank has made available to Zions Bancorp:

         (a) All regulatory approvals received since January 1, 1994, of the Bank relating to all bank and nonbank acquisitions or the establishment of de novo operations;

         (b) All employment contracts, election contracts, retention contracts, deferred compensation, non-competition, bonus, stock option, profit-sharing, pension, retirement, consultation after retirement, incentive, insurance arrangements or plans (including medical, disability, group life or other insurance plans), and any other remuneration or fringe benefit arrangements applicable to employees, officers, or directors of the Bank, accompanied by any agreements, including trust agreements, embodying such contracts, plans, or arrangements, and all employee manuals and memoranda relating to employment and benefit policies and practices of any nature whatsoever (whether or not distributed to employees or any of them), and any actuarial reports and audits relating to such plans;

         (c) All material contracts, agreements, leases, mortgages, and commitments to which the Bank is a party or may be bound; or, if any of the same be oral, true, accurate, and complete written summaries of all such oral con tracts, agreements, leases, mortgages, and commitments;

         (d) All contracts, agreements, leases, mortgages, and commitments, whether or not material, to which the Bank is a party or may be bound and which require the consent or approval of third parties to the execution and delivery of this Agreement or to the consummation or performance of any of the transactions contemplated thereby or, if any of the same be oral, true, accurate, and complete written summaries of all such oral contracts, agreements, leases, mortgages, and commitments;

         (e) All deeds, leases, contracts, agreements, mortgages, and commitments, whether or not material, to which the Bank is a party or may be bound and which relate to land, buildings, fixtures, or other real property upon or within which the Bank operates its businesses or is authorized to operate its businesses, or with respect to which the Bank has any application pending for authorization to operate its businesses;

         (f) Any pending application, including any documents or materials related thereto, which has been filed by the Bank with any federal or state regulatory agency with respect to the establishment of a new office or the acquisition or establishment of any additional banking or nonbanking subsidiary; and

         (g) All federal, state, and local tax returns, including any amended returns, filed by the Bank for the years 1994 through 1999, a copy of the most recent audit examination of the Bank by the Internal Revenue Service ("IRS"), and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, a copy of the most recent examination from each state or local tax agency if any, for the Bank, and a copy of all substantive correspondence or other documents with respect to any examination that has not yet been resolved, and all tax rulings, closing agreements, settlement agreements, or similar documents with respect to the Bank received from or entered into with the IRS or any other taxing authority since January 1, 1990 or that would have continuing effect after the Effective Time.

     6.13. Financial Statements. The Bank has furnished to Zions Bancorp its audited consolidated statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its unaudited consolidated statement of condition as of September 30, 1999 and its related unaudited consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto (collectively, the "Bank Financial Statements"). All of the Bank Financial Statements, including the related notes,
(a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and (b) are in accordance with the books and records of the Bank, and (c) fairly reflect the consolidated financial position of the Bank as of such dates, and the consolidated results of operations of the Bank for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the possible consolidated loan losses of the Bank as of such dates.

     6.14.  Call Reports.

         (a) The Bank has made available to Zions Bancorp its FFIEC Consolidated Reports of Condition and Income ("Call Reports") for the calendar quarter dated March 31, 1997 and each calendar quarter thereafter. All of such Call Reports, including the related schedules and memorandum items, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects or, to the extent different from generally accepted accounting principles, accounting principles mandated by the applicable instructions to such Call Reports.

         (b) No adjustments are required to be made to the equity capital account of the Bank as reported on any of the Call Reports referred to in subsection 6.14(a) hereof, in any material amount, in order to conform such equity capital account to equity capital as would be determined in accordance with generally accepted accounting principles as of such date.

     6.15. Absence of Undisclosed Liabilities. At September 30, 1999, the Bank had no obligation or liability of any nature (whether absolute, accrued, contingent, or otherwise, and whether due or to become due) which was material, or which when combined with all similar obligations or liabilities would have been material, to the Bank, except (a) as disclosed in the Bank Financial Statements, or (b) as set forth on Schedule 6.15 hereof, or (c) for unfunded loan commitments made by the Bank in the ordinary course of its business consistent with past practice. The amounts set up as current liabilities for taxes in the Bank Financial Statements are sufficient for the payment of all federal, state, local, and foreign income, payroll, withholding, excise, sales, use, personal property, use and occupancy, business and occupation, mercantile, real estate, gross receipts, license, employment, severance, stamp, premium, windfall profits, social security (or similar unemployment), disability, transfer, registration, value added, alternative, or add- on minimum, estimated, or capital stock and franchise tax and other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not ("Tax" or "Taxes") accrued in accordance with generally accepted accounting principles and unpaid at September 30, 1999. Since September 30, 1999, the Bank has not incurred or paid any obligation or liability that would be material (on a consolidated basis) to the Bank, except (x) for obligations incurred or paid in connection with transactions by it in the ordinary course of its business consistent with past practices, or (y) as set forth on Schedule 6.15 hereof, or
(z) as expressly contemplated herein.

     6.16. Absence of Certain Developments. Since September 30, 1999, except as set forth on Schedule 6.16 hereof, there has been (a) no Material Adverse Effect with respect to the Bank, (b) no material deterioration in the quality of the consolidated loan portfolio of the Bank, and no material increase in the consolidated level of nonperforming assets or nonaccrual loans at the Bank or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses; (c) no declaration, setting aside, or payment by the Bank of any regular dividend, special dividend, or other distribution with respect to any class of capital stock of the Bank; (d) no repurchase by the Bank of any of its capital stock; (e) no material loss, destruction, or damage to any material property of the Bank, which loss, destruction, or damage is not covered by insurance; and (f) no material acquisition or disposition of any asset, nor any material contract outside the ordinary course of business entered into by the Bank nor any substantial amendment or termination of any material contract outside the ordinary course of business to which the Bank is a party, nor any other transaction by the Bank involving an amount in excess of $25,000 other than for fair value in the ordinary course of its business. Since September 30, 1999, except as set forth on Schedule 6.16 hereof, (x) the Bank has conducted its business only in the ordinary course of such business and consistent with past practice; (y) the Bank, on a consolidated basis, has maintained the quality of its loan portfolio and that of each of its major components at approximately the same level as existed at September 30, 1999; and (z) the Bank, on a consoli dated basis, has administered its investment portfolio pursuant to essentially the same policies and procedures as existed during 1998 and the first nine months of 1999, and has taken no action to lengthen the average maturity of the investment portfolio, or of any significant category thereof, to any material extent.

     6.17. Reserve for Possible Credit Losses. The most recent of the Bank Financial Statements reflect a consolidated reserve for possible credit losses that is adequate in accordance with generally accepted accounting principles to absorb reasonably anticipated losses in the consolidated loan and lease portfolios of the Bank, in view of the size and character of such portfolios, current economic conditions, and other pertinent factors. Management reevaluates the adequacy of such reserve each month based on portfolio performance, current economic conditions, and other factors.

     6.18.  Tax Matters.

         (a) Except as set forth on Schedule 6.18 hereof, all Tax returns and reports required to be filed by or on behalf of the Bank have been timely filed with the appropriate governmental agencies in all jurisdictions in which such returns and reports are required to be filed, or requests for extensions have been timely filed, granted, and have not expired for periods ending on or before December 31, 1998, and all returns filed are complete and accurate and properly reflect its Taxes for the periods covered thereby. All Taxes shown or required to be shown on filed returns have been paid except for any not yet due and payable. As of the date hereof, there is no audit examination, deficiency, or refund litigation or tax claim or any notice of assessment or proposed assessment by the IRS or any other taxing authority, or any other matter in controversy with respect to any Taxes that might result in a determination adverse to the Bank, except as reserved against in the Bank Financial Statements. All Taxes due with respect to completed and settled examinations or concluded litigation have been properly accrued or paid.

         (b) The Bank has not executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

         (c) To the extent any Taxes are due from, but have not yet been paid by, the Bank for the period or periods beginning January 1, 1999 or thereafter through and including the date of the Effective Time, adequate provision on an estimated basis has been made for the payment of such taxes by establishment of appropriate tax liability accounts on the monthly financial statements of the Bank.

         (d) Except as set forth on Schedule 6.18 hereof, deferred Taxes of the Bank have been provided for in accordance with generally accepted accounting principles as in effect on the date of this Agreement.

         (e) The deductions of the Bank for bad debts taken and the reserve of the Bank for loan losses for federal income tax purposes at December 31, 1998, were not greater than the maximum amount permitted under the provisions of section 585 of the Code.

         (f) Other than liens arising under the laws of the State of Arizona with respect to Taxes assessed and not yet due and payable, there are no tax liens on any of the properties or assets of the Bank.

         (g) The Bank (i) has timely filed all information returns or reports required to be filed with respect to Taxes, including but not limited to those required by sections 6041, 6041A, 6042, 6045, 6049, 6050H, and 6050J of the
Code, (ii) has properly and timely provided to all persons, other than taxing authorities, all information reports or other documents (for example, Form 1099s, Form W-2s, and so forth) required to be provided to such persons under applicable law, and (iii) has exercised due diligence in obtaining certified taxpayer identification numbers as required under applicable law.

         (h) The taxable year end of the Bank for federal income tax purposes is, and since the inception of the Bank has continuously been, December 31.

         (i) The Bank has in all material respects satisfied all federal, state, local, and foreign withholding tax requirements including but not limited to income, social security, and employment tax withholding.

         (j) The Bank (i) is not, and has not been a member of a group filing a consolidated, combined, or unitary tax return, other than a group the common parent of which is or was the Bank, and (ii) has no liability for the Taxes of any person (other than the Bank) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

     6.19. Consolidated Net Worth. The consolidated net worth of the Bank on the date of this Agreement, as deter mined in accordance with generally accepted accounting principles, is not less than the sum of (a) $19,954,000, (b) the proceeds to the Bank of the sale of treasury stock since September 30, 1999, and
(c) the proceeds to the Bank of the exercise of stock options to purchase shares of Bank Common Stock since September 30, 1999.

     6.20. Examinations. To the extent consistent with law, the Bank has heretofore disclosed to Zions Bancorp relevant information contained in the most recent safety-and-soundness, compliance, Community Reinvestment Act, and other Reports of Examination with respect to the Bank issued by each of the Department and the FDIC. Such information so disclosed consists of all material information with respect to the financial, operational, and legal condition of the Bank.

     6.21. Reports. Since January 1, 1996, the Bank has effected all registrations and filed all reports and state ments, together with any amendments required to be made with respect thereto, which it was required to effect or file with (a) the FDIC, (b) the United States Department of the Treasury, (c) the Department, (d) the SEC, and (e) any other governmental or regulatory authority or agency having jurisdiction over its operations. Each of such registrations, reports, and documents, including the financial statements, exhibits, and schedules thereto, does not contain any statement which, at the time and in the light of the circumstances under which it was made, is false or misleading with respect to any material fact or which omits to state any material fact necessary in order to make the statements contained therein not false or misleading.

     6.22. FIRA Compliance and Other Transactions with Affiliates. Except as set forth on Schedule 6.22 hereof, (a) none of the officers, directors, or beneficial holders of 5 percent or more of the common stock of the Bank and no person "controlled" (as that term is defined in the Financial Institutions Regulatory and Interest Rate Control Act of 1978) by the Bank (collectively, "Insiders") has any ongoing material transaction with the Bank on the date of this Agreement; (b) no Insider has any ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, business arrangements or relationships of any kind with the Bank not in the ordinary course of business; and (c) all other extensions of credit by the Bank to any Insider have heretofore been disclosed in writing by the Bank to Zions Bancorp.

     6.23. SEC Registered Securities. No equity or debt securities of the Bank are registered or required to be registered under the Securities Act or the Exchange Act.

     6.24. Legal Proceedings. Except as disclosed in the Bank Financial Statements or as set forth on Schedule 6.24 hereof, there is no claim, action, suit, arbitration, investigation, or other proceeding pending against the Bank before any court, governmental agency, authority or commission, arbitrator, or "impartial mediator" or, to the knowledge of the Bank, threatened or contemplated against or affecting it or its property, assets, interests, or rights, or any basis therefor of which notice has been given, which, if adversely determined, would have a Material Adverse Effect on the Bank or which otherwise could prevent, hinder, or delay consummation of the transactions contemplated by this Agreement.

     6.25. Absence of Governmental Proceedings. Except as set forth on Schedule
6.25 hereof, the Bank is not a party defendant or respondent to any pending legal, equitable, or other proceeding commenced by any governmental agency and, to the knowledge of the Bank, no such proceeding is threatened.

     6.26.  Federal Deposit Insurance.

         (a) The deposits held by the Bank are insured within statutory limits by the Bank Insurance Fund of the FDIC (the "BIF") pursuant to the provisions of the Federal Deposit Insurance Act, as amended (12 U.S.C. ss. 1811 et seq.) (the "FDI Act"), and the Bank has paid all regular premiums and special assessments and filed all related reports and statements required of it under the FDI Act.

         (b) The Bank is a member of and pays insurance assessments to the BIF. None of the deposits of the Bank are insured by the Savings Association Insurance Fund of the FDIC (the "SAIF"), and the Bank pays no insurance assessments to the SAIF.

     6.27. Other Insurance. The Bank carries insurance with reputable insurers, including blanket bond coverage, in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its businesses. All such policies of insurance are in full force and effect, and no notice of cancellation has been received. All premiums to date have been paid in full. The Bank is not in default with respect to any such policy which is material to it.

     6.28.  Labor Matters.

         (a) The Bank is not a party to or bound by any collective bargaining contracts with respect to any employees of the Bank. Since its inception there has not been, nor to the knowledge of the Bank was there or is there threatened, any strike, slowdown, picketing, or work stoppage by any union or other group of employees against the Bank or any of its premises, or any other labor trouble or other occurrence, event, or condition of a similar character. The Bank is not aware of any attempts to organize a collective bargaining unit to represent any of its employee groups.

         (b) The Bank is, to its knowledge, in compliance in all material respects with all federal and state laws, regulations, and orders respecting employment and employment practices (including Title VII of the Civil Rights Act of 1964), terms and conditions of employment, and wages and hours; and the Bank is not engaged in any unfair labor practice. Except as set forth on Schedule
6.28 hereof, no dispute exists between the Bank and any of its employee groups regarding any employee organization, wages, hours, or conditions of employment which would materially interfere with the business or operations of the Bank.

     6.29.  Employee Benefit Plans.

         (a) Schedule 6.29 hereto contains a complete list of all pension, retirement, stock purchase, stock bonus, stock ownership, stock option, performance share, stock appreciation right, phantom stock, savings, and profit-sharing plans, all employment, deferred compensation, consulting, bonus, and collective bargaining agree ments, and group insurance contracts and other incentive, welfare, life insurance, death or survivor's benefit, health insurance, sickness, disability, medical, surgical, hospital, severance, layoff and vacation plans, contracts, and arrangements and employee benefit plans and agreements, whether or not subject to ERISA, whether formal or informal, whether written or oral, whether legally binding or not, under which any current or former employee of the Bank has any present right to future benefits or payments or under which the Bank has any present or future liability (together, the "Bank Plans").

         (b) As to each of the Bank Plans, the Bank has made available to Zions Bancorp until the Effective Time true, complete, current, and accurate copies of
(i) the executed document or documents governing the plan, including the related trust agreement, insurance policy, and summary plan description (or other description in the case of an unwritten plan); (ii) the most recent and prior two years' actuarial and financial report prepared with respect to the plan if it constitutes a "qualified plan" under section 401(a) of the Code; (iii) the Forms 5500 with all schedules for the last three years; (iv) all IRS rulings, determination letters, and any open requests for such rulings and letters that pertain to the plan; and (v) to the extent they pertain to the plan, attorneys' responses to auditors' requests for information for the last three years.

         (c) Except for funding obligations and liabilities to the Pension Benefit Guaranty Corporation ("PBGC") pursuant to section 4007 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), all of which have been fully paid, the Bank does not have any tax, penalty, or liability with respect to any Bank Plan under ERISA, the Code, or any other applicable law, regulation, or ruling. As to each Bank Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form 5500 since the date thereof, other than regular accruals and contributions.

         (d) Each Bank Plan intended to be a "qualified plan" under the Code complies in all material respects with ERISA and applicable provisions of the Code. The Bank has no material liability under any Bank Plan which is not reflected on the Bank Financial Statements (other than such normally unrecorded liabilities under the Plans for sick leave, holiday, education, bonus, vacation, incentive compensation, anniversary awards and the like, provided that such liabilities are not in any event material). Since January 1, 1995, there have not been any "prohibited transactions" with respect to any Bank Plan within the meaning of section 406 of ERISA or, where applicable, section 4975 of the Code, nor have there been any "reportable events" within section 4043 of ERISA nor any accumulated funding deficiency within section 302 of ERISA or section 402 of the Code. Neither the Bank nor any entity under common control under section 414(b),
(c), or (m) of the Code has or had any obligation to contribute to any multiemployer plan. As to each Bank Plan that is subject to Title IV of ERISA, the value of assets of such Bank Plan is at least equal to the present value of the vested and unvested accrued benefits in such Bank Plan on a termination and ongoing basis, based upon applicable PBGC regulations and the actuarial methods and assumptions used in the most recent actuarial report. The Bank has no obligation to provide retiree welfare benefits.

         (e) No action, claim, or demand of any kind has been brought or threatened by any potential claimant or representative of such a claimant under any plan, contract, or arrangement referred to in subsection (a) of this section 6.29, other than routine claims for benefits in the ordinary course, where the Bank may be either (i) liable directly on such action, claim, or demand; or (ii) obligated to indemnify any person, group of persons, or entity with respect to such action, claim, or demand which is not fully covered by insurance maintained with reputable, responsible financial insurers or by a self-insured plan.

     6.30. Compensation. Schedule 6.30 hereto contains a true and correct statement of the names, relationships with the Bank, present rates of compensation (whether in the form of salary, bonuses, commissions, or other supplemental compensation now or hereafter payable), and aggregate compensation for the fiscal year ended December 31, 1998 of each director, officer, or other employee of the Bank whose aggregate compensation for the fiscal year ended December 31, 1998 exceeded $60,000 or whose aggregate compensation at present exceeds the rate of $60,000 per annum. Except as set forth on Schedule 6.30 hereto, since December 31, 1998 the Bank has not changed the rate of compensation of any of its directors, officers, employees, agents, dealers, or distributors, nor has any Bank Plan or program been instituted or amended to increase benefits thereunder. There is no contract, agreement, plan, arrangement, or understanding covering any person that, individually or collectively, could give rise to the payment of any amount that would not be deductible by the Bank by reason of section 280G of the Code.

     6.31. Fiduciary Activities. The Bank is duly qualified and registered and in good standing in accordance with the laws of each jurisdiction in which it is required to so qualify or register as a result of or in connection with its fiduciary or custodial activities as conducted. The Bank is duly registered under and in compliance with all requirements of the federal Investment Advisers Act of 1940 as amended, or is exempt from registration thereunder and from compliance with the requirements thereof. Since January 1, 1995, the Bank has conducted, and currently is conducting, all fiduciary and custodial activities in all material respects in accordance with all applicable law.

     6.32.  Environmental Liability.

         (a) Except as set forth on Schedule 6.32 hereof, the Bank is not in violation of any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, the Federal Water Pollution Control Act, the Federal Clean Air Act, the Toxic Substances Control Act or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment ("Environmental Laws").

         (b) Except as set forth on Schedule 6.32 hereof, neither the Bank, nor, to the knowledge of the Bank, any borrower of the Bank has received notice that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B, nor has the Bank or, to the knowledge of the Bank, any borrower of the Bank received any notification that any hazardous waste, as defined by 42 U.S.C. ss. 6903(5), any hazardous substances, as defined by 42 U.S.C. ss. 9601(14), any "pollutant or contaminant," as defined by 42 U.S.C. ss. 9601(33), or any toxic substance, hazardous materials, oil, or other chemicals or substances regulated by any Environmental Laws ("Hazardous Substances") that it has disposed of in violation of an Environmental Law has been found at any site at which a federal or state agency is conducting a remedial investigation or other action pursuant to any Environmental Law.

         (c) No portion of any real property at any time owned or leased by the Bank (collectively, the "Bank Real Estate") has, since January 1, 1995, been used by the Bank for the handling, processing, storage or disposal of Hazardous Substances in a manner which violates any Environmental Laws and, to the knowledge of the Bank, no underground tank or other underground storage receptacle for Hazardous Substances is located on any of the Bank Real Estate. In the course of its activities, the Bank has not generated and is not generating any hazardous waste on any of the Bank Real Estate in a manner which violates any Environmental Laws. There has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping (collectively, a "Release") of Hazardous Substances in violation of an Environmental Law by the Bank on, upon, or into any of the Bank Real Estate. In addition, to the knowledge of the Bank, except as set forth on Schedule 6.32 hereof, there have been no such Releases on, upon, or into any real property in the vicinity of any of the Bank Real Estate that, through soil or groundwater contamination, may be located on any of such Bank Real Estate.

         (d) With respect to any real property at any time held as collateral for any outstanding loan by the Bank (collectively, the "Collateral Real Estate"), except as set forth on Schedule 6.32 hereof, the Bank has not since January 1, 1990 received notice from any borrower thereof or third party, and has no knowledge, that such borrower since January 1, 1990 has generated or is generating any hazardous waste on any of the Collateral Real Estate in a manner which violates any Environmental Laws or that there has been any Release of Hazardous Substances by such borrower on, upon, or into any of the Collateral Real Estate in violation of an Environmental Law, or that there has been any Release in violation of an Environmental Law on, upon, or into any real property in the vicinity of any of the Collateral Real Estate that, through soil or groundwater contamination, may be located on any of such Collateral Real Estate.

         (e) As used in this section 6.32, the term "Bank" includes the Bank and any partnership or joint venture in which it has an interest.

     6.33. Intangible Property. To its knowledge, the Bank owns or possesses the right, free of the claims of any third party, to use all material trademarks, service marks, trade names, copyrights, patents, and licenses currently used by it in the conduct of its business. To the knowledge of the Bank, no material product or service offered and no material trademark, service mark, or similar right used by the Bank infringes any rights of any other person, and the Bank has not received any written or oral notice of any claim of such infringement.

     6.34. Real and Personal Property. Except for property and assets disposed of in the ordinary course of business, the Bank possesses good and marketable title to and owns, free and clear of any mortgage, pledge, lien, charge, or other encumbrance or other third party interest of any nature whatsoever which would materially interfere with the business or operations of the Bank, its real and personal property and other assets (other than leased real or personal property), including without limitation those properties and assets reflected in the Bank Financial Statements as of September 30, 1999, or acquired by the Bank subsequent to the date thereof. The leases pursuant to which the Bank leases real or personal property as lessee are valid and effective in accordance with their respective terms; and there is not, under any such lease, any material existing default by the Bank or any event which, with the giving of notice or lapse of time or otherwise, would constitute a material default by the Bank. The real and personal property leased by the Bank as lessee is free from any adverse claim which would materially interfere with its business or operation taken as a whole. The material properties and equipment owned or leased as lessee by the Bank are in normal operating condition, free from any known defects, except such minor defects as do not materially interfere with the continued use thereof in the conduct of its normal operations.

     6.35.  Loans, Leases, and Discounts.

         (a) To the knowledge of the Bank, each loan, lease, and discount reflected as an asset of the Bank in the Bank Financial Statements as of September 30, 1999, or acquired since that date, is the legal, valid, and binding obligation of the obligor named therein, enforceable in accordance with its terms; and no loan, lease, or discount having an unpaid balance (principal and accrued interest) in excess of $25,000, and no outstanding letter of credit or commitment to extend credit having a notional amount in excess of $25,000, is subject to any asserted defense, offset, or counterclaim known to the Bank.

         (b) Except as set forth on Schedule 6.35 hereof, the Bank does not hold any loans or loan-participation interests purchased from, or participate in any loans originated by, any person.

     6.36. Material Contracts. Neither the Bank nor any of its assets, businesses, or operations is a party to, or is bound or affected by, or receives benefits under any material agreement, arrangement, or commitment not cancelable by it without penalty, other than (a) the agreements set forth on Schedule 6.36 hereof, and (b) agreements, arrange ments, or commitments entered into in the ordinary course of its business consistent with past practice, or, if there has been no past practice, consistent with prudent banking practices.

     6.37. Employment and Severance Arrangements. Schedule 6.37 hereof sets forth

         (a) all employment contracts granted by the Bank to any of its officers, directors, shareholders, consultants, or other management officials and any officer, director, shareholder, consultant, or management official of any affiliate providing for increased or accelerated compensation in the event of a change of control with respect to the Bank or any other event affecting the ownership, control, or management of the Bank; and

         (b) all employment and severance contracts, agreements, and arrangements between the Bank and any officer, director, consultant, or other management official of the Bank.

     6.38. Material Contract Defaults. All contracts, agreements, leases, mortgages, or commitments referred to in section 6.12(c) hereof are valid and in full force and effect on the date hereof. As of the date of this Agreement and as of the Effective Time, the Bank is not and will not be in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party or by which its assets, business, or operations may be bound or affected or under which it or its assets, business, or operations receive benefits; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a default.

     6.39. Capital Expenditures. Except as set forth on Schedule 6.39 hereof, the Bank has no outstanding commitments to make capital expenditures which in the aggregate exceed $25,000.

     6.40. Repurchase Agreements. With respect to all agreements pursuant to which the Bank has purchased securities subject to an agreement to resell, it has a valid, perfected first lien or security interest in the securities securing the agreement, and the value of the collateral securing each such agreement equals or exceeds the amount of the debt secured by such collateral under such agreement.

     6.41.  Internal Controls; Year 2000 Problem.

         (a) The Bank maintains internal controls to provide reasonable assurance to its board of directors and officers that its assets are safeguarded, its records and reports are prepared in compliance with all applicable legal and accounting requirements and with its internal policies and practices, and applicable federal, state, and local laws and regulations are complied with. These controls extend to the preparation of its financial statements to provide reasonable assurance that the statements are presented fairly in conformity with generally accepted accounting principles or, and to the extent different from generally accepted accounting principles, accounting principles mandated by the FDIC. The controls contain self-monitoring mechanisms, and appropriate actions are taken on significant deficiencies as they are identified.

         (b) The Bank has reviewed the areas within its business and operations which could be adversely affected by, and has developed a program to address on a timely basis the risk that certain computer applications used by it or by any of its major suppliers may be unable to recognize and perform properly date-sensitive functions involving dates prior to and after December 31, 1999 and prior to and after February 28, 2000 (the "Year 2000 Problem"). The Year 2000 Problem will not result, and is not reasonably expected to result, in any Material Adverse Effect on the Bank.

     6.42. Dividends. The Bank has not paid any dividend to its shareholders which caused its regulatory capital to be less than the amount then required by applicable law, or which exceeded any other limitation on the payment of dividends imposed by law, agreement, or regulatory policy.

     6.43. Brokers and Advisers. Except as set forth on Schedule 6.43 hereof,
(a) there are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of the Bank in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of the Bank, and (b) the Bank has not entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     6.44.  Interest Rate Risk Management Instruments.

         (a) Schedule 6.44 contains a true, correct, and complete list of all interest-rate swaps, caps, floors, and options agreements and other interest-rate risk management arrangements to which the Bank is a party or by which any of its properties or assets may be bound.

         (b) All interest-rate swaps, caps, floors, and option agreements and other interest rate risk management arrangements to which the Bank is a party or by which any of its properties or assets may be bound were entered into in the ordinary course of its business and, to its knowledge, in accordance with prudent banking practice and applicable rules, regulations, and regulatory policies and with counterparties believed to be financially responsible at the time and are legal, valid, and binding obligations enforceable in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization, or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect. The Bank has duly performed in all material respects of all of its obligations thereunder to the extent that such obligations to perform have accrued; and to the knowledge of the Bank, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

     6.45. Accounting Treatment. The Bank is not aware of any reason why the Merger will fail to qualify for "pooling of interests" accounting treatment.

     6.46. COBRA Matters. Schedule 6.46 sets forth the name, address, telephone number, social security number, and date of Qualifying Event (as defined in section 603 of ERISA) of each individual covered under a group health plan that is subject to section 601 of ERISA and sponsored by the Bank who have experienced a Qualifying Event since July 7, 1998.

     6.47. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by the Bank hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to the Bank which reasonably might have a Material Adverse Effect on the Bank which has not been disclosed in the Bank Financial Statements or a certificate or other document delivered to Zions Bancorp by the Bank. All copies of documents delivered to Zions Bancorp by the Bank under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

     6.48. Regulatory and Other Approvals.

         (a) As of the date hereof, except as set forth on Schedule 6.48 hereof, the Bank is not aware of any reason why all material consents and approvals shall not be procured from all regulatory agencies having jurisdiction over the transactions contemplated by this Agreement, as shall be necessary for (i) consummation of the transactions contemplated by this Agreement, and (ii) the continuation after the Effective Time of the business of the Bank as such business is carried on immediately prior to the Effective Time, free of any conditions or requirements which, in the reasonable opinion of the Bank, could have a Material Adverse Effect on the Bank.

         (b) As of the date hereof, the Bank is not aware of any reason why all material consents and approvals shall not be procured from all other persons and entities whose consent or approval shall be necessary for (i) consummation of the transactions contemplated by this Agreement, or (ii) the continuation after the Effective Time of the business of the Bank as such business is carried on immediately prior to the Effective Time.

         (c) As of the date hereof, except as set forth on Schedule 6.48 hereof, the Bank is not aware of any reason why (i) the certificate set forth as Exhibit IV attached hereto cannot be delivered at the Effective Time, or (ii) the Merger shall not be treated for accounting purposes as a "pooling of interests" in conformity with the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board and the related interpretations of the American Institute of Certified Public Accountants (APB No. 16), as amended by Statements of the Financial Accounting Standards Board.

7.   Covenants of the Bank.
     ----------------------

     The Bank hereby covenants and agrees as follows:

     7.1. Rights of Access. In addition and not in limitation of any other rights of access provided to Zions Bancorp and NBA herein, until the Effective Time the Bank will give to Zions Bancorp and NBA and to their representatives, including their certified public accountants, KPMG, full access during normal business hours (upon forty-eight hours' notice and to the extent permitted by law) to all of the property, documents, contracts, books, and records of the Bank, and such information with respect to their business affairs and properties as Zions Bancorp or NBA from time to time may reasonably request.

     7.2. Officers' Certificate. The Bank will furnish to KPMG the officers' certificate contemplated by section 4.8(a) hereof, and such other information as KPMG may reasonably request, to enable it to provide the letter contemplated in section 4.8(b) hereof.

     7.3. Monthly and Quarterly Financial Statements; Minutes of Meetings and Other Materials.

         (a) The Bank will continue to prepare all of the monthly and quarterly financial statements and financial reports to regulatory authorities for the months and quarterly periods ending between September 30, 1999 and the date of the Effective Time which it customarily prepared during the period between January 1, 1997 and September 30, 1999 and shall promptly provide Zions Bancorp with copies of all such financial statements and reports. All of such financial statements and reports, including the related notes, schedules, and memorandum items, will have been prepared in accordance with generally accepted accounting principles consistently applied in all material respects (except that Call Reports may be prepared in accordance with the official instructions applicable thereto at the time of filing).

         (b) The Bank shall promptly provide Zions Bancorp with (i) copies of all of its periodic reports to directors and to shareholders, whether or not such reports were prepared or distributed in connection with a meeting of the board of directors or a meeting of the shareholders, prepared or distributed between the date of this Agreement and the Effective Time, and (ii) complete copies of all minutes of meetings of its board of directors and shareholders which meetings take place between the date of this Agreement and the Effective Time, certified by the secretary or cashier or an assistant secretary or assistant cashier of the Bank, as the case may be.

     7.4. Extraordinary Transactions. Without the prior written consent of Zions Bancorp, the Bank will not, on or after the date of this Agreement: (a) subject to section 7.10, declare or pay any cash dividends or property dividends with respect to any class of its capital stock, with the exception of a customary annual cash dividend paid by the Bank to holders of its common stock in 2000 in an amount not exceeding $0.08 per share; (b) declare or distribute any stock dividend, authorize a stock split, or authorize, issue or make any distribution of its capital stock or any other securities (except for issuances of Bank Common Stock upon exercise of stock options outstanding on the date of this Agreement), or grant any options to acquire such additional securities; (c) either (i) merge into, consolidate with, or sell or otherwise dispose of its assets to any other corporation or person, or enter into any other transaction or agree to effect any other transaction not in the ordinary course of its business except as explicitly contemplated herein, or (ii) engage in any discussions concerning such a possible transaction except as explicitly contemplated herein; (d) convert the charter or form of entity of the Bank from that in existence on the date of this Agreement to any other charter or form of entity; (e) make any direct or indirect redemption, purchase, or other acquisition of any of its capital stock; (f) except in the ordinary course of its business or to accomplish the transactions contemplated by this Agreement, incur any liability or obligation, make any commitment or disbursement, acquire or dispose of any property or asset, make any contract or agreement, pay or become obligated to pay any legal, accounting, or miscellaneous other expense, or engage in any transaction; (g) other than in the ordinary course of business, subject any of its properties or assets to any lien, claim, charge, option, or encumbrance; (h) enter into or assume any one or more commitments to make capital expenditures, any of which individually exceeds $10,000 or which in the aggregate exceed $25,000; (i) except for increases in the ordinary course of business in accordance with past practices, which together with all other compensation rate increases do not exceed 4.5 percent per annum of the aggregate payroll as of September 30, 1999, increase the rate of compensation of any employee or enter into any agreement to increase the rate of compensation of any employee, it being agreed that the payment of customary year- end 1999 bonuses to employees in an aggregate amount that does not exceed $260,000 shall not be taken into account in determining compliance with this section 7.4(i); (j) except as otherwise required by law, create or modify any pension or profit sharing plan, bonus, deferred compensation, death benefit, or retirement plan, or the level of benefits under any such plan, nor increase or decrease any severance or termination pay benefit or any other fringe benefit; (j) enter into any employment or personal services contract with any person or firm, including without limitation any contract, agreement, or arrangement described in section 6.37(a) hereof, except directly to facilitate the transactions contemplated by this Agreement; (k) purchase any loans or loan-participation interests from, or participate in any loans originated by, any person; (l) acquire or establish any subsidiary; nor (m) take any action, or allow any action to be taken, that would render the delivery at the Effective Time of the officers' certificate described in section 4.8(a) of this Agreement impossible.

     7.5. Preservation of Business. The Bank will (a) carry on its business and manage its assets and properties diligently and substantially in the same manner as heretofore; (b) use commercially reasonable efforts to maintain the ratio of its loans to its deposits at approximately the same level as existed at September 30, 1999, as adjusted to allow for seasonal fluctuations of loans and deposits of a kind and amount experienced traditionally by it; (c) manage its investment portfolio in substantially the same manner and pursuant to substantially the same investment policies as in 1998 and the first nine months of 1999, and will take no action to change to any material extent the percentage which its investment portfolio bears to its total assets, or to lengthen to any material extent the average maturity of its investment portfolio, or of any significant category thereof; (d) use commercially reasonable efforts to continue in effect its present insurance coverage on all properties, assets, business, and personnel; (e) use commercially reasonable efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with customers and others having business dealings with it; (f) not do anything and not fail to do anything which will cause a breach of or default in any contract, agreement, commitment, or obligation to which it is a party or by which it may be bound; (g) use commercially reasonable efforts to conduct its affairs so that at the Effective Time none of its representations and warranties will be inaccurate, none of its covenants and agreements will be breached, and no condition in this Agreement will remain unfulfilled by reason of its actions or omissions; (h) not amend its articles of incorporation or bylaws; and (i) not grant or expand any shareholders' rights to dissent from any merger.

     7.6. Comfort Letter. At the time of the effectiveness of the Registration Statement, but prior to the mailing of the Proxy Statement, and on the date of the Effective Time, the Bank shall furnish Zions Bancorp with a letter from Toback CPAs, its independent auditors, in form and substance acceptable to Zions Bancorp, stating that (a) they are independent accountants with respect to the Bank within the meaning of the Securities Act and the published rules and regulations thereunder, (b) in their opinion the consolidated financial statements of the Bank included in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder, and (c) a reading of the latest available unaudited consolidated financial statements of the Bank and inquiries of certain officials of the Bank responsible for financial and accounting matters as to transactions and events since the date of the most recent consolidated statement of condition included in their most recent audit report with respect to the Bank did not cause them to believe that
(i) such latest available unaudited consolidated financial statements are not stated on a basis consistent with that followed in the Bank's audited consolidated financial statements; or (ii) except as disclosed in the letter, at a specified date not more than five business days prior to the date of such letter, there was any change in the Bank's capital stock or any change in consolidated long-term debt or any decrease in the consolidated net assets of the Bank or the consolidated allowance for loan and lease losses of the Bank as compared with the respective amounts shown in the most recent Bank audited consolidated financial statements. The letter shall also cover such other matters pertaining to the Bank's financial data and statistical information included in the Registration Statement as may reasonably be requested by Zions Bancorp.

     7.7.  Affiliates' Agreements.

         (a) The Bank will furnish to Zions Bancorp (i) a list of all persons known to the Bank who as of the date of execution of this Agreement and (ii) if different from the list required by section 7.7(a)(i), a list of all persons known to the Bank who at the date of the Bank's special meeting of shareholders to vote upon the transactions contemplated by this Agreement may be deemed to be "affiliates" of the Bank within the meaning of Rule 145 under the Securities Act and for purposes of qualifying the Merger for "pooling of interests" accounting treatment.

         (b) The Bank will use commercially reasonable efforts to cause each such "affiliate" of the Bank to deliver to Zions Bancorp on or before the date of this Agreement (or, in the case of any person who becomes an "affiliate" of the Bank after the date of this Agreement, not later than ten days after such person becomes an "affiliate" of the Bank) an Affiliates Agreement.

     7.8.  Pooling Treatment.

         (a) The Bank will take no action that would prevent or impede the Merger from qualifying for "pooling of interests" accounting treatment or KPMG from delivering the Pooling Letters.

         (b) To enable the Merger to qualify for "pooling of interests" accounting treatment and KPMG to deliver the Pooling Letters, the Bank will as promptly as practicable take such action (including entering into such amendments to stock option and other benefit plans and agreements) as is necessary to

              (i) reissue any shares of Bank Common Stock previously repurchased by the Bank and held as treasury shares;

              (ii) eliminate features of any Bank stock options that allow such stock options to be converted into cash; and

              (iii) remove any provisions of any Bank Stock Option Plan, or any agreements issued thereunder, that accelerate the vesting of stock options or restricted stock (or the lapse of restrictions thereon) in the event of a change in control.

         (c) The Bank shall deliver to KPMG such certificates or representations as KPMG may reasonably request to enable it to deliver the Pooling Letters.

     7.9. Shareholders' Meeting. The Bank shall hold a meeting of its shareholders in accordance with section 10- 1103 of the Arizona Revised Statutes and section 215a(a)(2) of title 12, United States Code, as promptly as possible after the effectiveness of the Registration Statement, after at least ten days' prior written notice thereof to the shareholders of the Bank, to consider and vote upon the adoption of this Agreement, the Merger, and the other transactions contemplated hereby. Subject to its fiduciary duty to shareholders, the board of directors of the Bank shall approve this Agreement, the Merger, and the other transactions contemplated hereby and recommend to its shareholders that each of the foregoing be adopted.

     7.10. Dividend Coordination. The board of directors of the Bank shall cause its regular annual dividend record date and payment date for Bank Common Stock to be the same as the regular first-quarter dividend record date and payment date for Zions Bancorp Common Stock, and the Bank shall not thereafter change its regular annual dividend payment dates and record dates.

     7.11. Updated Schedules. Not less than fifteen business days prior to the Effective Time and as of the Effective Time, the Bank will deliver to Zions Bancorp any updates to the schedules to its representations which may be required to disclose events or circumstances arising after the date hereof. Such schedules shall be updated only for the purpose of making the representations and warranties contained in this Agreement to which such part of such schedules relate true and correct in all material respects as of the date such schedule is updated, and the updated schedule shall not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects as of a date prior to the date of such updated schedule. For purposes of determining whether the condition set forth in section 4.1 to obligations of Zions Bancorp have been met, any such updated schedules delivered to Zions Bancorp shall be disregarded unless Zions Bancorp shall have agreed to accept any changes reflected in such updated schedules.

     7.12. Subsequent Events. Until the Effective Time, the Bank will immediately advise Zions Bancorp in a detailed written notice of any fact or occurrence or any pending or threatened occurrence of which it obtains knowledge and which (if existing and known at the date of the execution of this Agreement) would have been required to be set forth or disclosed by the Bank in or pursuant to this Agreement which (if existing and known at any time prior to or at the Effective Time) would make the performance by the Bank of a covenant contained in this Agreement impossible or make such performance materially more difficult than in the absence of such fact or occurrence, or which (if existing and known at the time of the Effective Time) would cause a condition to any party's obligations under this Agreement not to be fully satisfied.

     7.13.  Inconsistent Activities.

         (a) Subject to subsection (b) of this section 7.13, unless and until the Merger has been consummated or this Agreement has been terminated in accordance with its terms, the Bank will not (a) solicit or encourage, directly or indirectly, any inquiries or proposals (each an "Alternative Proposal") to acquire more than 1 percent of the Bank Common Stock or any significant portion of its assets (whether by tender offer, merger, purchase of assets, or other transactions of any type) (each an "Alternative Transaction"); (b) afford any third party which may be considering an Alternative Proposal or Alternative Transaction access to its properties, books or records except as required by law; (c) enter into any discussions or negotiations for, or enter into any agreement or understanding which provides for, any Alternative Transaction, or
(d) authorize or permit any of its directors, officers, employees or agents to do or permit any of the foregoing. If the Bank becomes aware of any Alternative Proposal or of any other matter that could adversely affect this Agreement or the Merger, the Bank shall immediately give notice thereof to Zions Bancorp.

         (b) Nothing contained in subsection (a) of this section 7.13 shall prohibit the board of directors of the Bank from furnishing information to or entering into discussions or negotiations with any person that makes an unsolicited bona fide Alternative Proposal if, and only to the extent that, (i) the board of directors of the Bank, based upon the advice of Gallagher & Kennedy, P.A., determines in good faith that such action is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law, (ii) prior to furnishing such information to, or entering into discussions or negotiations with, such person, the Bank provides written notice to Zions Bancorp to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person, and (iii) the Bank keeps Zions Bancorp informed of the status and all material information with respect to any such discussions or negotiations.

         (c) Nothing in subsection (b) of this section 7.13 shall (i) permit the Bank to terminate this Agreement (except as specifically provided in section
10.1 or 10.2 of this Agreement), (ii) permit the Bank to enter into any agreement with respect to an Alternative Transaction for as long as this Agreement remains in effect (it being agreed that for as long as this Agreement remains in effect, the Bank shall not enter into any agreement with any person that provides for, or in any way facilitates, an Alternative Transaction (other than a confidentiality agreement in customary form)), or (iii) affect any other obligation of the Bank under this Agreement.

8.   Representations and Warranties of Zions Bancorp and NBA.
     -------------------------------------------------------

     Zions Bancorp (with respect to itself and NBA), and NBA (solely with respect to itself) each represent and warrant to the Bank as follows:

     8.1. Organization, Powers, and Qualification. Each of Zions Bancorp and NBA is a corporation which is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own and operate its properties and assets, to lease properties used in its business, and to carry on its business as now conducted. Each of Zions Bancorp and NBA owns or possesses in the operation of its business all franchises, licenses, permits, branch certificates, consents, approvals, waivers, and other authorizations, governmental or otherwise, which are necessary for it to conduct its business as now conducted, except for those where the failure of such ownership or possession would not have a Material Adverse Effect on Zions Bancorp. Zions Bancorp is duly qualified and licensed to do business and is in good standing in every jurisdiction with respect to which the failure to be so qualified or licensed could result in a Material Adverse Effect on Zions Bancorp.

     8.2. Execution and Performance of Agreement. Each of Zions Bancorp and NBA has all requisite corporate power and authority to execute and deliver this Agreement and to perform its terms.

     8.3. Binding Obligations; Due Authorization. This Agreement constitutes the valid, legal, and binding obligations of each of Zions Bancorp and NBA, enforceable against each of them in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or similar law, or by general principles of equity. The execution, delivery, and performance of this Agreement and the transactions contemplated thereby have been duly and validly authorized by the board of directors of each of Zions Bancorp and NBA. No other corporate proceedings on the part of either of them are necessary to authorize this Agreement or the carrying out of the transactions contemplated hereby.

     8.4. Absence of Default. None of the execution or the delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will conflict with, or result in a breach of any of the terms, conditions, or provisions of, or constitute a default under the organizational documents or bylaws of Zions Bancorp or NBA. None of such execution, consummation, or fulfillment will (a) conflict with, or result in a breach of the terms, conditions, or provisions of, or constitute a violation, conflict, or default under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon, any of the property or assets of Zions Bancorp or NBA pursuant to any agreement or instrument under which it is obligated or by which any of its properties or assets may be bound, including without limitation any lease, contract, mortgage, promissory note, deed of trust, loan, credit arrangement, or other commitment or arrangement of it in respect of which it is an obligor, except for such conflicts, breaches, violations, defaults, rights of termination, cancellation, or acceleration, or results which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Zions Bancorp, or (b) if the Merger is approved by the OCC, the Commissioner, and the Superintendent, violate any law, statute, rule, or regulation of any government or agency to which Zions Bancorp or NBA is subject and which is material to its operations, or (c) violate any judgment, order, writ, injunction, decree, or ruling to which it or any of its properties or assets is subject or bound. None of the execution or delivery of this Agreement, the consummation of the transactions contemplated hereby, or the compliance with or fulfillment of the terms hereof will require any authorization, consent, approval, or exemption by any person which has not been obtained, or any notice or filing which has not been given or done, other than approval of or waiver of jurisdiction over the transactions contemplated by this Agreement by, notices to, or filings with the OCC, the Commissioner, the Superintendent, the SEC, state securities commissions, and the Secretary of State of the State of Arizona.

     8.5.  Brokers and Advisers.

         (a) There are no claims for brokerage commissions, finder's fees, or similar compensation arising out of or due to any act of Zions Bancorp or NBA in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by or on behalf of either of them.

         (b) Neither Zions Bancorp nor NBA has entered into any agreement or understanding with any party relating to financial advisory services provided or to be provided with respect to the transactions contemplated by this Agreement.

     8.6. Books and Records. Subject to Schedule 8.7 hereto, (a) the books and records of each of Zions Bancorp and NBA fairly reflect the transactions to which it is a party or by which its properties are subject or bound, and (b) such books and records have been properly kept and maintained and are in compliance in all material respects with all applicable accounting and legal requirements. Each of Zions Bancorp and NBA follows generally accepted accounting principles applied on a consistent basis in the preparation and maintenance of its books of account and financial statements.

     8.7. Financial Statements. Zions Bancorp has furnished to the Bank its audited consolidated statement of condition as of each of December 31, 1996, December 31, 1997, and December 31, 1998, and its related audited consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for each of the periods then ended, and the notes thereto, and its unaudited consolidated statement of condition as of September 30, 1999, and its related unaudited consolidated statement of income, consolidated statement of changes in financial position, and consolidated statement of changes in stockholders' equity for the period then ended, and the notes thereto, each as filed with the SEC (collectively, the "Zions Bancorp Financial Statements"). All of the Zions Bancorp Financial Statements, including the related notes, (a) except as indicated in the notes thereto, were prepared in accordance with generally accepted accounting principles consistently applied in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount), and (b) are in accordance with the books and records of Zions Bancorp, (c) subject to Schedule 8.7 hereto, fairly reflect the consolidated financial position of Zions Bancorp as of such dates, and the consolidated results of operations of Zions Bancorp for the periods ended on such dates, and do not fail to disclose any material extraordinary or out-of-period items, and (d) reflect, in accordance with generally accepted accounting principles consistently applied in all material respects, adequate provision for, or reserves against, the possible consolidated loan losses of Zions Bancorp as of such dates.

     8.8. Absence of Certain Developments. Since September 30, 1999, there has been (a) no Material Adverse Effect with respect to Zions Bancorp, and (b) no material deterioration in the quality of the consolidated loan portfolio of Zions Bancorp, and no material increase in the consolidated level of nonperforming assets or nonaccrual loans at Zions Bancorp or in the level of its consolidated provision for credit losses or its consolidated reserve for possible credit losses.

     8.9. Disclosure. No representation or warranty hereunder and no certificate, statement, or other document delivered by Zions Bancorp or NBA hereunder or in connection with this Agreement or any of the transactions contemplated thereunder contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein, in light of the circumstances under which they were made, not misleading. There is no fact known to Zions Bancorp or NBA which might have a Material Adverse Effect on Zions Bancorp which has not been disclosed in the Zions Bancorp Financial Statements or a certificate or other document delivered by Zions Bancorp to the Bank. All copies of documents delivered to the Bank by Zions Bancorp under this Agreement are true, correct, and complete copies thereof and include all amendments, supplements, and modifications thereto and all waivers thereunder.

9.   Closing.

     9.1. Place and Time of Closing. Closing shall take place at the offices of Zions Bancorp, One South Main, Suite 1380, Salt Lake City, Utah, or such other place as the parties choose, commencing at 10:00 a.m., local time, on the date of the Effective Time, provided that all conditions precedent to the obligations of the parties hereto to close have then been met or waived.

     9.2. Events To Take Place at Closing. At the Closing, the following actions will be taken:

         (a) Such certificates and other documents as are required by this Agreement to be executed and delivered at or prior to the Effective Time and have not been so executed and delivered, and such other certificates and documents as are mutually deemed by the parties to be otherwise desirable for the effectuation of the Closing, will be so executed and delivered; and then

         (b) the Merger and the issuance of shares incident thereto shall be effected; provided, however, that the administrative and ministerial aspects of the issuance of shares incident to the Merger will be settled as soon thereafter as shall be reasonable under the circumstances.


10.  Termination, Damages for Breach, Waiver, and Amendment.
     ------------------------------------------------------

     10.1. Termination by Reason of Lapse of Time. This Agreement may be terminated by any party on or after July 31, 2000, by instrument duly authorized and executed and delivered to the other parties, unless (a) the Effective Time shall have occurred on or before such date or (b) the failure of the Effective Time to have occurred on or before such date has been due to the failure of the party seeking to terminate this Agreement to perform or observe its covenants and agreements as set forth herein.

     10.2. Grounds for Termination. This Agreement may be terminated by written notice of termination at any time before the Effective Time (whether before or after action by shareholders of the Bank):

         (a)  by mutual consent of the parties hereto;

         (b) by Zions Bancorp, upon written notice to the Bank given at any time
(i) if any of the representations and warranties of the Bank contained in section 6 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by the Bank of any covenant or agreement of the Bank contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to the Bank and which material inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 4 hereof not being satisfied;

         (c) by the Bank, upon written notice to Zions Bancorp given at any time
(i) if any of the representations and warranties of Zions Bancorp or NBA contained in section 8 hereof was materially incorrect when made, or (ii) in the event of a material breach or material failure by Zions Bancorp or NBA of any covenant or agreement of Zions Bancorp or NBA contained in this Agreement which has not been, or cannot be, cured within thirty days after written notice of such breach or failure is given to Zions Bancorp or NBA, as the case may be, and which inaccuracy, breach, or failure, if continued to the Effective Time, would result in any condition set forth in section 5 hereof not being satisfied, or
(iii) if the board of directors of the Bank, based upon the advice of Gallagher & Kennedy, P.A., determines in good faith that such termination is required for the board of directors to comply with its fiduciary duties to stockholders imposed by law by reason of an Alternative Proposal being made; provided that the Bank shall notify Zions Bancorp promptly of its intention to terminate this Agreement or enter into a definitive agreement with respect to any Alternative Proposal, but in no event shall such notice be given less than 48 hours prior to the public announcement of the Bank's termination of this Agreement;

         (d) by either Zions Bancorp or the Bank upon written notice given to the other if the board of directors of either Zions Bancorp or the Bank shall have determined in its sole judgment made in good faith, after due consideration and consultation with counsel, that the Merger has become inadvisable or impracticable by reason of the institution of litigation by the federal government or the government of the State of Arizona or the State of Utah to restrain or invalidate the transactions contemplated by this Agreement;

         (e) by either Zions Bancorp or the Bank upon written notice given to the other if any of the approvals referred to in section 3.1 are denied and such denial has become final and nonappealable; or

         (f) by either Zions Bancorp or the Bank upon written notice given to the other if the shareholders of the Bank shall have voted on and failed to adopt this Agreement, at the meeting of such shareholders called for such purpose.

     10.3. Effect of Termination. In the event of the termination and abandonment hereof pursuant to the provisions of section 10.1 or section 10.2, this Agreement shall become void and have no force or effect, without any liability on the part of Zions Bancorp, NBA, the Bank, or their respective directors or officers or shareholders, in respect of this Agreement. Notwithstanding the foregoing, (a) the provisions of sections 10.3(a), 10.3(b), 11.1, 11.4, 11.6, and 11.13 shall survive such termination; and (b) if such termination is a result of any of the representations and warranties of a party being materially incorrect when made or a result of the material breach or material failure by a party of a covenant or agreement hereunder, such party whose representations and warranties were materially incorrect or who materially breached or failed to perform its covenant or agreement shall be liable in the amount of $1,000,000 to the other party or parties hereto that are not affiliated with it ; and (c) if

              (i) such termination is pursuant to section 10.2(c)(iii) of this Agreement, or if

              (ii) this Agreement is terminated for any reason specified in section 10.2(b)(ii) of this Agreement and a definitive agreement with respect to an Alternative Proposal is executed by the Bank within eighteen months after such termination,

then in either case, and in addition to any amount payable or paid under subsection (b) of this section 10.3, the Bank shall be liable to Zions Bancorp for liquidated damages (and not as a penalty) in the further amount of $2,000,000, which amount will be payable to Zions Bancorp in immediately available funds within two business days after such amount becomes due. The Bank acknowledges that the agreements contained in subsection (c) of this section
10.3 are an integral part of the transactions contemplated in this Agreement and that, without these agreements, Zions Bancorp and NBA would not enter into this Agreement.
                                      A-30

     10.4. Waiver of Terms or Conditions. Any of the terms or conditions of this Agreement, to the extent legally permitted, may be waived at any time prior to the Effective Time by the party which is, or whose shareholders are, entitled to the benefit thereof, by action taken by the board of directors of such party, or by its chairman, or by its president; provided that such waiver shall be in writing and shall be taken only if, in the judgment of the board of directors or officer taking such action, such waiver will not have a materially adverse effect on the benefits intended hereunder to it or to the shareholders of its or his corporation; and the other parties hereto may rely on the delivery of such a waiver as conclusive evidence of such judgment and the validity of the waiver.

     10.5. Amendment. Anything herein or elsewhere to the contrary notwithstanding, to the extent permitted by law, this Agreement and the exhibits hereto may be amended, supplemented, or interpreted at any time prior to the Effective Time by written instrument duly authorized and executed by each of the parties hereto; provided, however, that (except as specifically provided herein or as may be approved by such shareholders) this Agreement may not be amended after the action by shareholders of the Bank in any respect that would prejudice the economic interests of such Bank shareholders, or any of them.


11.  General Provisions.

     11.1. Allocation of Costs and Expenses. Except as provided in this section, each party hereto shall pay its own fees and expenses, including without limitation the fees and expenses of its own counsel and its own accountants and tax advisers, incurred in connection with this Agreement and the transactions contemplated thereby. For purposes of this section, (i) the cost of printing and delivering the proxy statement and other material to be transmitted to share holders of the Bank shall be deemed to be incurred on behalf of the Bank, (ii) the cost of registering under federal and state securities laws the stock of Zions Bancorp to be received by the shareholders of the Bank shall be deemed to be incurred on behalf of Zions Bancorp, (iii) the cost of procuring the tax opinion referred to in section 3.4 of this Agreement shall be deemed to be incurred on behalf of the Bank, and (iv) the cost of procuring the letters from KPMG and Toback CPAs referred to in sections 4.8(b)(i) and (ii) of this Agreement shall be deemed to be incurred on behalf of Zions Bancorp.

     11.2.  Mutual Cooperation.

         (a) Subject to the terms and conditions herein provided, each party shall use its best efforts, and shall cooperate fully with the other party, in expeditiously carrying out the provisions of this Agreement, in expeditiously making all filings, and in obtaining all necessary governmental approvals, and as soon as practicable shall execute and deliver, or cause to be executed and delivered, such governmental notifications and additional documents and instruments and do or cause to be done all additional things necessary, proper, or advisable under applicable law to consummate and make effective on the earliest practicable date the transactions contemplated hereby.

         (b) Zions Bancorp shall promptly prepare and file with the SEC the Registration Statement. Zions Bancorp and the Bank shall use all reasonable efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Each party will supply in a timely fashion such information concerning such party as shall be necessary or appropriate for inclusion in the Registration Statement.

         (c) Prior to the Effective Time, the parties shall cooperate, and shall make all reasonable efforts to cause their respective data processing service providers to cooperate, to complete all reasonable steps for an orderly transfer of all applicable data tapes and processing information, and to facilitate an electronic and systematic conversion of all applicable data regarding the Bank to Zions Bancorp's own system of electronic data processing by the next business day following the Effective Time. Each party shall bear its own costs associated with the transfer of tapes and information and the conversion of data. Prior to the Effective Time, the Bank will provide all test tapes and reports necessary to complete the transfer and will provide a test tape and deconversion reports within fifteen days of the date of this Agreement, a preliminary tape and set of deconversion reports six weeks prior to the Effective Time, and an updated preliminary tape and set of deconversion reports no more than two weeks prior to the Effective Time. The Bank shall also arrange the delivery to Zions Bancorp at the main office of Zions Bancorp (or at such other location as has been designated in writing by Zions Bancorp no later than five business days before the Effective Time) no later than 6:00 a.m. Mountain time on the day immediately following the Effective Time, two duplicate final data processing conversion file packages and deconversion reports in an industry standard format.

     11.3. Form of Public Disclosures. Zions Bancorp and the Bank shall mutually agree in advance upon the form and substance of all public disclosures concerning this Agreement and the transactions contemplated hereby.

     11.4. Confidentiality. Zions Bancorp, NBA, the Bank, and their respective subsidiaries shall use all information that each obtains from the other pursuant to this Agreement solely for the effectuation of the transactions contem plated by this Agreement or for other purposes consistent with the intent of this Agreement. Neither Zions Bancorp, NBA, the Bank, nor their respective subsidiaries shall use any of such information for any other purpose, including, without limitation, the competitive detriment of any other party. Zions Bancorp and NBA, on the one hand, and the Bank, on the other hand, shall maintain as strictly confidential all information each of them learns from the other and shall, at any time after termination of this Agreement in accordance with the terms thereof, upon the request of the other, return promptly to it all documentation provided by it or made available to third parties. Each of the parties may disclose such information to its respective affiliates, counsel, accountants, tax advisers, and consultants, provided that such parties are advised of the confidential nature of such information and agree to be bound by the terms of this section 11.4. The confidentiality agreement contained in this section 11.4 shall remain operative and in full force and effect, and shall survive the termination of this Agreement.

     11.5.  Claims of Brokers.

         (a) The Bank shall indemnify, defend, and hold Zions Bancorp and NBA harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to Zions Bancorp or NBA.

         (b) Each of Zions Bancorp and NBA shall indemnify, defend, and hold the Bank harmless for, from, and against any claim, suit, liability, fees, or expenses (including, without limitation, attorneys' fees and costs of court) arising out of any claim for brokerage commissions, finder's fees, or similar compensation arising out of or due to any of its acts in connection with any of the transactions contemplated by this Agreement or based upon any agreement or arrangement made by it or on its behalf with respect to the Bank.

     11.6.  Information for Applications and Registration Statement.

         (a) Each party represents and warrants that all information concerning it which is included in any statement and application (including the Registration Statement) made to any governmental agency in connection with the transactions contemplated by this Agreement shall not, with respect to such party, contain an untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading. The party so representing and warranting will indemnify, defend, and hold harmless the other, each of its directors and officers, each underwriter and each person, if any, who controls the other within the meaning of the Securities Act, for, from and against any and all losses, claims, suits, damages, expenses, or liabilities to which any of them may become subject under applicable laws (including, but not limited to, the Securities Act and the Exchange Act) and rules and regulations thereunder and will reimburse them for any legal or other expenses reasonably incurred by them in connection with investigating or defending any actions whether or not resulting in liability, insofar as such losses, claims, damages, expenses, liabilities, or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any such application or statement or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein not misleading, but only insofar as any such statement or omission was made in reliance upon and in conformity with information furnished in writing by the representing and warranting party expressly for use therein. Each party agrees at any time upon the request of the other to furnish to the other a written letter or statement confirming the accuracy of the information contained in any proxy statement, registration statement, report, or other application or statement, and confirming that the information contained in such document was furnished expressly for use therein or, if such is not the case, indicating the inaccuracies contained in such document or draft or indicating the information not furnished expressly for use therein. The indemnity agreement contained in this section 11.6(a) shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of any of the other parties, and shall survive the termination of this Agreement or the consummation of the transactions contemplated thereby.

         (b) In order to provide for just and equitable contribution in circumstances in which the indemnity agreement contained in section 11.6(a) of this Agreement is for any reason held by a court of competent jurisdiction to be unenforceable as to any or every party, then the parties in such circumstances shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amounts paid in settlement of, any action, suit or proceeding or any claims asserted) to which any party may be subject in such proportion as the court of law determines based on the relative fault of the parties.

     11.7.  Standard of Materiality and of Material Adverse Effect.

         (a) For purposes of sections 4, 6, and 7 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of the Bank as of September 30, 1999, as determined in accordance with generally accepted accounting principles.

         (b) For purposes of sections 5 and 8 of this Agreement, the terms "material" and "materially," when used with reference to items normally expressed in dollars, shall be deemed to refer to amounts individually and in the aggregate in excess of 3 percent of the shareholders' equity of Zions Bancorp as of September 30, 1999, as determined in accordance with generally accepted accounting principles.

         (c) For other purposes and, notwithstanding subsections (a) and (b) of this section 11.7, when used anywhere in this Agreement with explicit reference to any of the federal securities laws or to the Registration Statement, the terms "material" and "materially" shall be construed and understood in accordance with standards of materiality as judicially determined under the federal securities laws.

         (d) The term "Material Adverse Effect" wherever used in this Agreement shall mean, with respect to a person, a material adverse effect on the business, results of operations, financial condition or prospects of such person and its subsidiaries taken as a whole or a material adverse effect on such person's ability to consummate the transactions contemplated hereby on a timely basis; provided, that, in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect on the referenced person the cause of which is (i) any change in banking laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of the Bank taken with the prior written consent of Zions Bancorp, or of Zions Bancorp or any of its subsidiaries taken with the prior written consent of the Bank, (iv) with respect to either Zions Bancorp or NBA,
(A) all costs and expenses incurred by it and its subsidiaries and affiliates in connection with the business combination provided for in the Agreement and Plan of Merger dated as of June 6, 1999 (the "FSCO Agreement") by and between Zions

Bancorp and First Security Corporation, a Delaware corporation ("FSCO"), as the same may be from time to time amended, providing for the merger of Zions Bancorp with and into FSCO (the "FSCO Merger"), (B) actions or omissions of Zions Bancorp or FSCO taken with the prior written consent of the other in contemplation of the FSCO Merger; (C) any modifications or changes to valuation policies and practices of Zions Bancorp or FSCO in connection with the FSCO Merger and restructuring charges in connection with the FSCO Merger, and (D) matters described in Schedule 8.7 hereto; or (v) any changes in general economic conditions affecting banks or their holding companies.

     11.8.  Covenants of Zions Bancorp.

         (a) From the date hereof to the Effective Time, Zions Bancorp shall, contemporaneously with the filing with the SEC of any periodic or current report pursuant to section 13 of the Exchange Act, deliver a copy of such report to the Bank.

         (b) Following the Effective Time neither Zions Bancorp nor NBA will take any action to abrogate or diminish any right accorded under the articles of incorporation or by-laws of the Bank as they existed immediately prior to the Effective Time to any person who, at or prior to the Effective Time, was a director or officer of the Bank to indemnification from or against losses, expenses, claims, demands, damages, liabilities, judgments, fines, penalties, costs, expenses (including without limitation reasonable attorneys fees) and amounts paid in settlement pertaining to or incurred in connection with any threatened or actual action, suit, claim, or proceeding (whether civil, criminal, administrative, arbitration, or investigative) arising out of events, matters, actions, or omissions occurring at or prior to the Effective Time. To the extent not provided by the foregoing, following the Effective Time and to the extent permitted by law, all rights to such indemnification accorded under the articles of incorporation and by- laws of the Bank to any person who, at or prior to the Effective Time, was a director or officer of the Bank shall survive the Effective Time and, following the Merger, to the extent permitted by law, Zions Bancorp and NBA will honor such obligations in accordance with their terms with respect to events, acts, or omissions occurring prior to the Effective Time.

         (c) Until May 31, 2000 neither Zions Bancorp nor NBA will terminate the employment of any of the employees of the Bank listed on Schedule 6.9(b) hereof as holders of options to purchase Bank Common Stock that vest on May 21, 2000.

     11.9.  Adjustments for Certain Events.

         (a) Anything in this agreement to the contrary notwithstanding, all prices per share, share amounts, per- share amounts, and exchange ratios referred to in this Agreement shall be appropriately adjusted to account for stock dividends, split-ups, mergers, recapitalizations, combinations, conversions, exchanges of shares or the like, but not for normal and recurring cash dividends declared or paid in a manner consistent with the established practice of the payer.

         (b) Without limiting the foregoing, and anything in this agreement to the contrary notwithstanding, the parties to this Agreement acknowledge that Zions Bancorp is a party to the FSCO Agreement, providing for the FSCO Merger, with FSCO as the surviving corporation ("New FSCO"), whereby each outstanding share of Zions Bancorp Stock, other than certain excluded shares, will be converted into one share of common stock, par value $1.25 per share, of New FSCO. The parties intend this Agreement to survive the FSCO Merger (unless and until this Agreement is terminated in accordance with its terms) and, therefore, in the event that the Effective Date has not occurred prior to the FSCO Merger, the parties intend that New FSCO succeed to each and every right and assume each and every responsibility and liability of Zions Bancorp under this Agreement; provided, however, that the parties to this Agreement, including New FSCO, in good faith shall enter into such amendments to this Agreement and grant such waivers and consents hereunder as shall be necessary or appropriate to provide for the issuance of New FSCO common stock to holders of Bank Common Stock on the same terms as provided herein for the issuance of Zions Bancorp Stock to holders of Bank Common Stock (provided that if the terms of the issuance of New FSCO common stock cannot, for legal reasons, be the same as for the issuance of Zions Bancorp Stock, such terms shall be as similar as possible) and to replace superseded references to and descriptions of the jurisdiction of incorporation, capitalization, and articles of incorporation and by-laws of Zions Bancorp and similar references and descriptions with the corresponding references and descriptions appropriate to New FSCO and, if necessary, to further conform this Agreement to the requirements of Delaware law and to the amended and restated certificate of incorporation and amended and restated by-laws of New FSCO.

     11.10. Stock Repurchases. The Bank acknowledges that from time to time Zions Bancorp repurchases shares of its common stock in the open market in accordance with market conditions. Nothing in this Agreement shall be construed to abridge the right of Zions Bancorp to continue to do so in compliance with Exchange Act rules and regulations and pursuant to advice of independent securities counsel for Zions Bancorp.

     11.11. Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed to constitute an original, but such counterparts together shall be deemed to be one and the same instrument and to become effective when one or more counterparts have been signed by each of the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for the other counterpart.

     11.12. Entire Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to their commitments to one another and their undertakings vis-a-vis one another on the subject matter hereof. Any previous agreements or understandings among the parties regarding the subject matter hereof are merged into and superseded by this Agreement. Nothing in this Agreement express or implied is intended or shall be construed to confer upon or to give any person, other than Zions Bancorp, New FSCO, NBA, the Bank, and their respective shareholders, any rights or remedies under or by reason of this Agreement.

     11.13. Survival of Representations, Warranties, and Covenants. None of the representations, warranties, covenants, and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for sections 11.4, 11.6, 11.8(b), and those other covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

     11.14. Section Headings. The section and subsection headings herein have been inserted for convenience of reference only and shall in no way modify or restrict any of the terms or provisions hereof. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, government or political subdivision or agency or instrumentality thereof, association, unincorporated organization, or any other entity.

     11.15. Notices. All notices, consents, waivers, or other communications which are required or permitted hereunder shall be in writing and deemed to have been duly given if delivered personally or by messenger, transmitted by telex or telegram, by express courier, or sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the appropriate address of each party as follows:

If to Zions Bancorp or NBA:

           Zions Bancorporation
           One South Main, Suite 1380
           Salt Lake City, Utah  84111

           Attention:           Mr. Dale M. Gibbons
                                Executive Vice President,
                                Chief Financial Officer and Secretary

With a required copy to:

           Brian D. Alprin, Esq.
           Duane, Morris & Heckscher LLP
           1667 K Street, N.W., Suite 700
           Washington, D.C.  20006

If to the Bank:

           County Bank
           102 West Gurley Street
           Prescott, Arizona  86301

           Attention:           Mr. M.P. Brutinel
                                President and Chief Executive Officer

With a required copy to:

           John M. Welch, Esq.
           Gallagher & Kennedy, P.A.
           2600 North Central Avenue
           Phoenix, Arizona  85004-3020
           (prior to February 21, 2000)

           or

           John M. Welch, Esq.
           Gallagher & Kennedy, P.A.
           2575 E. Camelback Road, Suite 1100
           Phoenix, Arizona  85016
           (on and after February 21, 2000)


           All such notices shall be deemed to have been given on the date delivered, transmitted, or mailed in the manner provided above.

           11.16. Choice of Law and Venue. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Utah, without giving effect to the principles of conflict of law thereof. The parties hereby designate Salt Lake County, Utah to be the proper jurisdiction and venue for any suit or action arising out of this Agreement. Each of the parties consents to personal jurisdiction in such venue for such a proceeding and agrees that it may be served with process in any action with respect to this Agreement or the transactions contem plated thereby by certified or registered mail, return receipt requested, or to its registered agent for service of process in the state of Utah. Each of the parties irrevocably and unconditionally waives and agrees, to the fullest extent permitted by law, not to plead any objection that it may now or hereafter have to the laying of venue or the convenience of the forum of any action or claim with respect to this Agreement or the transactions contemplated thereby brought in the courts aforesaid.

           11.17. Knowledge of a Party. References in this Agreement to the knowledge of a party shall mean the actual knowledge possessed by the present executive officers of such party.

     11.18. Binding Agreement. This Agreement shall be binding upon the parties and their respective successors and assigns.


     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         ZIONS BANCORPORATION



                                         By: /s/DALE M. GIBBONS
                                             ------------------------------
                                                     Dale M. Gibbons
                                                 Executive Vice President,
                                           Chief Financial Officer and Secretary







                                         NATIONAL BANK OF ARIZONA



                                         By: /s/JOHN J. GISI
                                             --------------------------------
                                                      John J. Gisi
                                                 Chairman, President and
                                                 Chief Executive Officer


                                         COUNTY BANK



                                         By: /s/M.P. BRUTINEL
                                             -------------------------------
                                                      M.P. Brutinel
                                           President and Chief Executive Officer

---------------------------------------------------      )
State of Utah                                            )
                                                         )       ss.
County of Salt Lake                                      )
---------------------------------------------------      )

     On this 28th day of December, 1999, before me personally appeared Dale M. Gibbons, to me known to be the Executive Vice President, Chief Financial Officer and Secretary of Zions Bancorporation, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                         /s/JENNIFER R. JOLLEY
                                         ---------------------
                                              Notary Public


                                              NOTARY PUBLIC
                                            Jennifer R. Jolley
                                       One South Main, Suite 1380
                                       Salt Lake City, Utah 84111
                                          My Commission Expires
                                              June 15, 2001
                                              STATE OF UTAH

---------------------------------------------------      )
State of Arizona                                         )
                                                         )       ss.
County of Maricopa                                       )
---------------------------------------------------      )

     On this 23rd day of December, 1999, before me personally appeared John J. Gisi, to me known to be the Chairman, President and Chief Executive Officer of National Bank of Arizona, and acknowledged said instrument to be the free and voluntary act and deed of said association, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said association.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                         /s/JANE R. MCNEIL
                                         -----------------
                                           Notary Public


                                           OFFICIAL SEAL
                                           JANE R. MCNEIL
                                      Notary Public - Arizona
                                          MARICOPA COUNTY
                                   My Comm. Expires May 19, 2000

---------------------------------------------------      )
State of Arizona                                         )
                                                         )       ss.
County of Yavapai                                        )
---------------------------------------------------      )

     On this seventh day of January, 2000, before me personally appeared M.P. Brutinel, to me known to be the President and Chief Executive Officer of County Bank, and acknowledged said instrument to be the free and voluntary act and deed of said corporation, for the uses and purposes therein mentioned, and on oath stated that he was authorized to execute said instrument and that the seal affixed is the corporate seal of said corporation.

     In Witness Whereof I have hereunto set my hand and affixed my official seal the day and year first above written.





                                         /s/KATHERINE H. RUMAN
                                         ---------------------
                                             Notary Public


                                             OFFICIAL SEAL
                                           KATHERINE H. RUMAN
                                         NOTARY PUBLIC - ARIZONA
                                            YAVAPAI COUNTY
                                     My Comm. Expires Feb. 23, 2001

     The undersigned members of the Board of Directors of County Bank (the "Bank"), acknowledging that Zions Bancorporation ("Zions Bancorp") has relied upon the action heretofore taken by the board of directors in entering into the Agreement, and has required the same as a prerequisite to Zions Bancorp's execution of the Agreement, do individually and as a group agree, subject to their fiduciary duties to shareholders, to support the Agreement and to recommend its adoption by the other shareholders of the Bank.

     The undersigned do hereby, individually and as a group, until the Effective Time or termination of the Agreement, further agree to refrain from soliciting or, subject to their fiduciary duties to shareholders, negotiating or accepting any offer of merger, consolidation, or acquisition of any of the shares or all or substantially all of the assets of the Bank.



/s/M.P. BRUTINEL                              /s/BEN ANDRE
------------------------                      -------------------------
M.P. Brutinel                                 Ben Andre


/s/ROGER CONANT                               /s/STEVE PIERCE
------------------------                      -------------------------
Roger Conant                                  Steve Pierce


/s/R GERSON                                   /s/ARLENE ANN RASKIN
------------------------                      -------------------------
Richard Gerson                                Arlene Raskin


/s/BILL FAIN
------------------------                      -------------------------
Bill Fain                                     Gordon Ritter


/s/MICHAEL SHAFFER                            /s/JAMES VANDERVELD
------------------------                      -------------------------
Michael Shaffer                               Jim Vanderveld

                                  SCHEDULE 1.10


                                Beck Family Trust
                                RP Junction, Inc.
                        Prescott BAL Limited Partnership
                         Andre Family Irrevocable Trust
                             1996 Andre Family Trust
                        M.P. Brutinel IRA - A.G. Edwards
                            M.P. or Johanna Brutinel
                               Conant Family Trust
                         Fain Family Limited Partnership
                                Norman/Nancy Fain
                              Fain Revocable Trust
                        Norman/Nancy Fain Revocable Trust
                               Gerson Family Trust
                                  Steve Pierce
                                  Arlene Raskin
                              Arlene or Jeff Raskin
                               Raskin Family Trust
                                  Gordon Ritter
                              Shaffer Family Trust
                           Shaffer IRA - A.G. Edwards
                             Vanderveld Family Trust
                              Rothfuss Family Trust
                              Yavapai Indian Tribe
                            Shamberg Revocable Trust
                          Vista RTA Limited Partnership

                                    EXHIBIT I
                                    ---------

                                VOTING AGREEMENT
                                ----------------


                                 January 7, 2000


Zions Bancorporation
One South Main, Suite 1380
Salt Lake City, Utah  84111

Mesdames and Gentlemen:

     The undersigned understands that Zions Bancorporation ("Zions Bancorp") and its affiliate, National Bank of Arizona ("NBA") are about to enter into an Agreement and Plan of Merger (the "Agreement") with County Bank (the "Bank"). The Agreement provides for the merger of the Bank with and into Zions Bancorp (the "Merger") and the conversion of outstanding shares of Bank Common Stock into Zions Bancorp Common Stock and cash in lieu of fractional shares in accordance with the formula therein set forth.

     In order to induce Zions Bancorp to enter into the Agreement, and intending to be legally bound hereby, the undersigned, subject to the conditions hereinafter stated, represents, warrants, and agrees that at the Bank Shareholders' Meeting contemplated by section 3.3 of the Agreement (the "Meeting"), and any adjournment thereof, the undersigned will, in person or by proxy, vote or cause to be voted in favor of the Agreement and the Merger the shares of Bank Common Stock beneficially owned by the undersigned individually or, to the extent of the undersigned's proportionate voting interest, jointly with other persons, as well as, to the extent of the undersigned's proportionate voting interest, any other shares of Bank Common Stock over which the undersigned may hereafter acquire beneficial ownership in such capacities (collectively, the "Shares"). Subject to the final paragraph of this agreement, the undersigned further agrees that he or she will use his or her best efforts to cause any other shares of Bank Common Stock over which he or she has or shares voting power to be voted in favor of the Agreement and the Merger.

     The undersigned further represents, warrants, and agrees that beginning upon the authorization and execution of the Agreement by the Bank until the earlier of (i) the consummation of the Merger or (ii) the termination of the Agreement in accordance with its terms, the undersigned will not, directly or indirectly:

     (a) vote any of the Shares, or cause or permit any of the Shares to be voted, in favor of any other sale of control, merger, consolidation, plan of liquidation, sale of assets, reclassification, or other transaction involving the Bank which would have the effect of assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate thereof over the Bank or any substantial portion of its assets or assisting or facilitating the acquisition of control by any person other than Zions Bancorp or an affiliate or the Bank or a wholly-owned subsidiary of the Bank, of any subsidiary of the Bank or any substantial portion of its assets. As used herein, the term "control" means (1) the ability to direct the voting of 10 percent or more of the outstanding voting securities of a person having ordinary voting power in the election of directors or in the election of any other body having similar functions or (2) the ability to direct the management and policies of a person, whether through ownership of securities, through any contract, arrangement, or understanding or otherwise.

     (b) voluntarily sell or otherwise transfer any of the Shares, or cause or permit any of the Shares to be sold or otherwise transferred (i) pursuant to any tender offer, exchange offer, or similar proposal made by any person other than Zions Bancorp or an affiliate thereof, (ii) to any person seeking to obtain control (as the term "control" is defined in paragraph (a), above) of the Bank, any of its subsidiaries or any substantial portion of the assets of the Bank or any subsidiary thereof or to any other person (other than Zions Bancorp or an affiliate thereof) under circumstances where such sale or transfer may

Zions Bancorporation
January 7, 2000
Page 2

reasonably be expected to assist a person seeking to obtain such control, (iii) for the purpose of avoiding the obligations of the undersigned under this agreement, or (iv) to any transferee unless such transferee expressly agrees in writing to be bound by the terms of this agreement in all events.

     It is understood and agreed that this agreement relates solely to the capacity of the undersigned as a shareholder or other beneficial owner of the Shares and does not prohibit the undersigned, if a member of the Board of Directors of the Bank, from acting, in his or her capacity as a director, as the undersigned may determine to be appropriate in light of the obligations of the undersigned as a director. It is further understood and agreed that the term "Shares" shall not include any securities beneficially owned by the undersigned as a trustee or fiduciary for another (unless such other person is affiliated with the undersigned or is bound by an agreement with Zions Bancorp substantially similar to this agreement), and that this agreement is not in any way intended to affect the exercise by the undersigned of the undersigned's fiduciary responsibility in respect of any such securities.

                                         Very truly yours,



                                         ---------------------


Accepted and Agreed to:
ZIONS BANCORPORATION


By: _________________________

Title: ______________________

Zions Bancorporation
January 7, 2000
Page 3





Name of Shareholder:


                      Shares of Common Stock of County Bank
                               Beneficially Owned
                              As of January 7, 2000


  Name(s) of                                                    Number of
Record Owner(s)           Beneficial Ownership 1/                 Shares
---------------           -------------------- -                 -------













--------
         1 For purposes of this Agreement, shares are beneficially owned by the shareholder named above if held in any capacity other than a fiduciary capacity (other than a revocable living trust and other than a fiduciary capacity on behalf of a person who is affiliated with the share holder or is bound by an agreement with Zions Bancorp substantially similar to this agreement) and if the shareholder named above has the power (alone or, in the case of shares held jointly with his or her spouse, together with his or her spouse) to direct the voting of such shares.

                                   APPENDIX B

          FAIRNESS OPINIONS OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING


June 19, 2000



Board of Directors
County Bank
102 West Gurley Street
Prescott, Arizona 86301

Members of the Board:

     On June 2, 2000, Alex Sheshunoff & Co., L.P. ("Sheshunoff") issued its fairness opinion to the Board of Directors of County Bank relating to the fairness of the Exchange Ratio in the merger of County with and into Zions' Bancorporation ("Zions"). Sheshunoff concluded that as of the date of its fairness opinion letter, June 2, 2000, the Exchange ratio was fair to County's shareholders from a financial point of view. The fairness opinion also stated that should the value of Zions' stock decline prior to closing such that the value of Zions' shares to be received by County shareholders falls below the equivalent of $30 per County share, no assurance can be given that the Exchange Ratio will continue to be fair from a financial point of view to County's shareholders.

     On June 15, 2000, County and Zions executed an amendment ("Amendment") to the merger agreement. The Amendment modified the definition of the Consideration Number, a key component of determining the Exchange Ratio. All other terms, conditions and definitions in the merger agreement remain unchanged. The Amendment states that if the Average Price of Zions' stock during the five trading days before the Effective Time falls below $42.375 and if Zions' stock underperforms the KBW Bank Index since May 15, 2000, the number of Zions' shares issued to County shareholders will be increased. The potential number of additional shares to be issued will be the greater of a) the originally defined Consideration Number or b) the Zions Floor Factor times the originally defined Consideration Number. The Zions Floor Factor is defined in the Amendment as the lower of 1) $42.275 divided by the Average Price of Zions Stock during the five trading days prior to the Effective Date or 2) a fraction whose numerator is the closing price of the KBW Bank Index as of the trading day prior to the Effective Date divided by 6,309 (the actual KBW Bank Index as of May 15, 2000) and whose denominator is the Effective Closing Price divided by $42.375.

Board of Directors
County, Inc.
June 19, 2000
Page 2

     The Amendment offers some downside protection in the form of a price floor if Zions' stock falls below $42.375 and performs worse than an index of bank stocks (the KBW Bank Index). We reviewed the Amendment and its impact on the Exchange Ratio. As of the date of this letter, June 19, 2000, we believe that the Exchange Ratio as modified by the Amendment is fair from a financial point of view. Should the value of Zions stock decline prior to closing such that the value of Zions shares to be received by County shareholders falls below the equivalent of $30 per County share, no assurance can be given that the Exchange Ratio will continue to be fair from a financial point of view to County's shareholders.


                                         Very truly yours,




                                         ALEX SHESHUNOFF & CO.
                                         INVESTMENT BANKING

June 2, 2000


Board of Directors
County Bank
102 West Gurley Street
Prescott, Arizona 86301

Members of the Board:

     County Bank ("County") and Zions Bancorporation ("Zions") entered into an Agreement and Plan of Merger (the "Agreement"), that provides, among other things, for the exchange of all of the capital stock of County for the capital stock of Zions by means of a merger of County with and into Zions (the "Merger"). Pursuant to the Agreement at the Effective Time, each issued and outstanding share of the common stock of County, par value $5.00 per share, shall, by virtue of the Merger and without any action by the holder thereof, be converted into a number of shares of the common stock of Zions, no par value, determined by the Exchange Ratio. Pursuant to the Agreement, the Exchange Ratio shall be calculated by dividing the Consideration Number by the sum of the number of County Shares issued and outstanding and the Option Equivalent Number. The Agreement defines the Consideration Number as the sum of 1,200,000 and the number of shares obtained by dividing $2,494,980 by the Average Closing Price of Zions stock. Because a portion of the Exchange ratio depends upon the movement of Zions stock immediately prior to the closing of the Merger, the exact Exchange Ratio can not be determined until that time.

     You requested Alex Sheshunoff & Co. Investment Banking's ("Sheshunoff's") opinion, as to whether the Exchange Ratio is fair from a financial point of view to County Common Stockholders. In connection with our opinion, Sheshunoff has:
(i.) reviewed a draft copy of the Agreement; (ii.) reviewed certain publicly available financial statements and other information of County and Zions, respectively; (iii.) discussed with County's management the results of regulatory examinations of County; (iv.) reviewed certain internal financial statements and other financial and operating data concerning County; (v.) analyzed and discussed certain budget and financial projections of County prepared by its management; (vi.) discussed County's past and current operations, financial condition, and prospects with its executive management;
(vii) compared County and Zions from a financial point of view with certain other companies which Sheshunoff deemed to be relevant; (viii.) reviewed the financial terms, to the extent publicly available, of certain comparable merger transactions, (x.) reviewed reported market prices and historical trading activity of Zions' common stock and certain analysts' projections of Zions' potential 2000 and 2001 earnings per share; (xi.) compared the financial performance of Zions and the prices and trading activity of Zions' common stock with that of certain other comparable publicly traded companies and their securities; (xii.) reviewed certain security analysis reports of Zions' common stock prepared by various investment banking firms; and (xii.) performed such other analyses and examinations as Sheshunoff has deemed appropriate.

     Sheshunoff assumed and relied upon without independent verification the accuracy and completeness of the information supplied or otherwise made available to us by County and Zions. Sheshunoff did not make an independent evaluation of the assets or liabilities of County nor Zions, nor was Sheshunoff furnished with any such appraisals. Sheshunoff assumed that County's budgets and financial forecasts were reasonably prepared and reflect the best currently available estimates and judgments of County's management, as to its future financial performance. Sheshunoff assumed such forecasts and projections will be realized in the amounts and at the times contemplated thereby. Sheshunoff assumed that obtaining any necessary regulatory approvals and third party consents for the Merger will not have an adverse effect on County, Zions or the combined company.

     Sheshunoff is not an expert in the evaluation of loan portfolios for the purpose of assessing the adequacy of the allowance for losses, and assumed that such allowances, for each of the companies, are in the aggregate, adequate to cover such losses. Sheshunoff did not review any individual credit files nor made any independent evaluation, appraisal or physical inspection of the assets or individual properties of County or Zions. Sheshunoff was not furnished with any such evaluations or appraisals.

     Sheshunoff's opinion is necessarily based on economic, market and other conditions in effect on, and the information made available to it, as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. Sheshunoff assumed that there are no material changes in County's or Zions' assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements reviewed by it, and that off-balance sheet activities will not materially impact the future financial position or results of operation of County and Zions. Sheshunoff assumed the Merger will be completed as set forth in the Agreement and that no material changes will be made in the Agreement nor will restrictions be imposed by regulatory or other parties on the terms of the Agreement.

     Sheshunoff's opinion is limited to the fairness, from a financial point of view, to the holders of County's Common Stock of the Exchange Ratio. This opinion confirms and updates our oral opinion as of January 7, 2000. Sheshunoff does not address County's underlying business decision to undertake the Merger. This letter, and the opinion expressed herein, do not constitute a recommendation to any stockholder as to how any shareholder should vote in the shareholder's vote on the Merger or the Agreement. This letter is for the information of the Board of Directors of County and may not be used for any other purpose without Sheshunoff's prior written consent, except that this opinion may be included in its entirety in any filing made by County or Zions with the Securities and Exchange Commission with respect to the Merger.

     Based upon and subject to the foregoing, it is Sheshunoff's opinion that, as of the date hereof, the Exchange Ratio, based on the stock market valuation of Zions stock as of June 2, 2000, is fair from a financial point of view to County's shareholders. Should the value of Zions stock decline prior to closing such that the value of Zions shares to be received by County shareholders falls below the equivalent of $30 per County share, no assurance can be given that the Exchange Ratio will continue to be fair from a financial point of view to County's shareholders.


                                          Very truly yours,


                                          ALEX SHESHUNOFF & CO.
                                          INVESTMENT BANKING

                                   APPENDIX C

                 DISSENTERS' RIGHTS UNDER THE NATIONAL BANK ACT

12 USCA ss. 215a

(b)      Dissenting shareholders

         If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c)      Valuation of shares

         The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisals by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

         If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS


Item 20. Indemnification of Directors and Officers.

         Section 16-10a-901 et seq. of the Utah Business Corporation Act authorizes indemnification of directors and officers of a Utah corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit or proceeding.

         Article XVIII of Zions Bancorporation's Articles of Incorporation provides as follows:

         No director of the corporation shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, except for liability (1) for any breach of the director's duty of loyalty to the corporation or its shareholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; or (3) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this paragraph by the shareholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

Item 21.  Exhibits and Financial Statement Schedules.

         (a) Exhibits. An Exhibit Index, containing a list of all exhibits filed with this Registration Statement, is included beginning on page II-5.

         (b)  Financial Statement Schedules.  Not applicable.

         (c) Report, Opinion or Appraisal. The fairness opinions of Alex Sheshunoff & Co. Investment Banking are attached as Appendix B to the Proxy Statement/Prospectus included in this Registration Statement.


Item 22.  Undertakings.

         The undersigned registrant hereby undertakes as follows:

         (1) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (2) to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (3) that prior to any public reoffering of the securities registered hereunder through the use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         (4) that every prospectus (i) that is filed pursuant to paragraph (3) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933, as amended, and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) that insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the Effective Date of the registration statement through the date of responding to the request.

         (7) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (8) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

              (9) that, for the purpose of determining any liability under the Securities Act of 1933, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (10) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Salt Lake City, Utah, on the day of June, 2000.


                                      ZIONS BANCORPORATION

                                      By: /s/Harris H. Simmons
                                          -------------------------------
                                          Harris H. Simmons, President
                                          and Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harris H. Simmons, Roy W. Simmons, and Dale M. Gibbons, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them, or their or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                      Capacity                         Date
---------                      --------                         ----

/s/Harris H. Simmons    President, Chief Executive        June 20, 2000
--------------------    Officer and Director
Harris H. Simmons

/s/Dale M. Gibbons      Executive Vice President          June 20, 2000
--------------------    Chief Financial Officer
Dale M. Gibbons

/s/Nolan X. Bellon      Controller                        June 20, 2000
--------------------
Nolan X. Bellon

/s/Roy W. Simmons       Chairman and Director             June 20, 2000
--------------------
Roy W. Simmons

/s/Jerry C. Atkin       Director                          June 20, 2000
--------------------
Jerry C. Atkin

/s/Robert G. Sarver     Director                          June 20, 2000
--------------------
Robert G. Sarver

/s/Grant R. Caldwell    Director                          June 20, 2000
--------------------
Grant R. Caldwell

/s/L.E. Simmons         Director                          June 20, 2000
--------------------
L.E. Simmons

/s/R.D. Cash            Director                          June 20, 2000
--------------------
R.D. Cash

/s/Shelley Thomas       Director                          June 20, 2000
--------------------
Shelley Thomas

/s/Richard H. Madsen    Director                          June 20, 2000
--------------------
Richard H. Madsen

/s/I.J. Wagner          Director                          June 20, 2000
--------------------
I.J. Wagner

/s/Roger B. Porter      Director                          June 20, 2000
--------------------
Roger B. Porter

                                  EXHIBIT INDEX


                                                                  Page Number
                                                                  in Sequential
                                                                  Exhibit
Exhibit                                                           Numbering
  No.             Description and Method of Filing                System
------            --------------------------------                -------------

2.1 Agreement and Plan of Merger dated as of January 7, 2000, and amended as of June 15, 2000, among Zions Bancorporation, National Bank of Arizona, and County Bank (included in the proxy statement/prospectus as Appendix A)

3.1 Restated Articles of Incorporation of Zions Bancorporation dated November 8, 1993, incorporated by reference to Exhibit 3.1 of Form S-4 filed on November 22, 1993, SEC File No. 0-2610.

3.2 Articles of Amendment to the Restated Articles of Incorporation of Zions Bancorporation dated April 30, 1997, incorporated by reference to Exhibit
     3.1 of Form 10-Q for the quarter ended June 30, 1997, SEC File No. 0- 2610.

3.3 Articles of Amendment to the Restated Articles of Incorporation of Zions Bancorporation dated April 24, 1998, incorporated by reference to Exhibit 3 of Form 10-Q for the quarter ended June 30, 1998, SEC File No. 0- 2610.

3.4 Restated Bylaws of Zions Bancorporation, dated September 18, 1998, incorporated by reference to Exhibit 3 of Form 10-Q for the quarter ended September 30, 1998, SEC File No. 0-2610.

4 Shareholder Protection Rights Agreement, dated September 27, 1996, incorporated by reference to Exhibit 1 of Form 8-K filed October 12, 1996, SEC File No. 0-2610.

5 Opinion of Duane, Morris & Heckscher LLP regarding the legality of the shares of Common Stock being registered (filed herewith).

8    Opinion of Gallagher & Kennedy, PA regarding tax matters (filed herewith).

10 Voting Agreement dated January 7, 2000 between Zions Bancorporation and various stockholders of County Bank (incorporated by reference to Exhibit
     2.1 above).

23.1 Consent of KPMG LLP, independent auditors for Zions (to be filed by amendment).

23.4 Consent of Duane, Morris & Heckscher LLP (contained in their opinion filed as Exhibit 5).

23.5 Consent of Gallagher & Kennedy, PA (contained in their opinion filed as
     Exhibit 8)

23.6 Consent of Alex Sheshunoff & Co. Investment Banking (filed herewith)

24.1 Power of Attorney (set forth on Page II-6 of the Registration Statement).

99.1 Opinions of Alex Sheshunoff & Co. Investment Banking as to the fairness of the transaction to stockholders of County Bank (attached as Appendix B to the proxy statement/prospectus included in this Registration Statement).


     (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

     (c) The fairness opinions of Alex Sheshunoff & Co. Investment Banking are attached as Appendix B to the proxy statement/prospectus included in this Registration Statement.